As filed with the Securities and Exchange Commission on December 9, 1994

                                      Registration No. 33-_____
- ---------------------------------------------------------------

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                              FORM S-4
    Registration Statement Under the Securities Act of 1933

                     FOURTH FINANCIAL CORPORATION
     (Exact name of registrant as specified in its charter)

            KANSAS                 48-0761683
(State or other jurisdiction     (I.R.S. Employer Identi-
  of incorporation)                  fication Number)

                             6021
  (Primary Standard Industrial Classification Code Number)

                      100 North Broadway
                     Wichita, Kansas 67202
                          316/292-5339
     (Address, Including ZIP Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive
Offices)

                         WILLIAM J. RAINEY
                    Fourth Financial Corporation
                 Post Office Box 4, 100 North Broadway
                        Wichita, Kansas 67201
                            316/292-5339
    (Name, Address, Including ZIP Code, and Telephone Number,
            Including Area Code, of Agent for Service)

                             COPIES TO:
      BENJAMIN C. LANGEL                  ROBERT J. ROUTH
      Foulston & Siefkin                Knudsen,Berkheimer,
                                        Richardson & Endacott
700 Fourth Financial Center               1000 NBC Center
  Wichita, Kansas 67202               Lincoln, Nebraska 68508-1474

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE
======================================================================================

Title of each class  Amount to be   Proposed maximum  Proposed maximum    Amount of reg-
of securities to be  registered (1) offering price    aggregate offering  istration fee
registered                          per unit (2)      price (2)
___________________________________________________________________________________________
Common Stock,        317,730 shares   $12.55           $3,988,837           $1,376.00
$5 Par Value
============================================================================================

(1)  Maximum number of shares to be issued.
(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) based on the book value at November 30, 1994 of the common stock and preferred stock of Standard Bancorporation,
     Inc. being canceled in the transaction, less the estimated amount of cash to be paid by Registrant in lieu of issuing fractional shares.

                             ------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities
Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              FOURTH FINANCIAL CORPORATION
                                Cross Reference Sheet
                         Required by Item 501(b) of Regulation S-K




Item in                                         Location or Heading
Form S-4          Caption                       in Prospectus
- --------          -------                       -------------------
 1.         Forepart of Registration State-
            ment and Outside Front Cover Page
            of Prospectus  . . . . . . . . . .    Cover Page

 2.         Inside Front and Outside Back Cover
            Pages of Prospectus  . . . . . . .    Inside Front Cover Page

 3.         Risk Factors, Ratio of Earnings
            to Fixed Charges and Other Infor-
            mation   . . . . . . . . . . . . .    Summary

 4.         Terms of the Transaction   . . . .    The Agreement and
                                                  Proposed Merger

 5.         Pro Forma Financial Information. .    Pro Forma Financial
                                                  Statements

 6.         Material Contacts with the Company
            Being Acquired   . . . . . . . . .    The Agreement and
                                                  Proposed Merger --
                                                  Background and Reasons
                                                  for the SBI Merger;
                                                  Recommendation of the
                                                  SBI Board of Directors;
                                                  -- Interests of Certain
                                                  Persons in the SBI
                                                  Merger, -- Management
                                                  after the SBI Merger

 7.         Additional Information Required
            for Reoffering by Persons and
            Parties Deemed to be Underwriters.    Not Applicable

 8.         Interests of Named Experts and
            Counsel  . . . . . . . . . . . . .    Legal Matters

 9.         Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities  . . . . . . . . . . .    Not Applicable

10.         Information with Respect to S-3
            Registrants  . . . . . . . . . . .    Information Concerning
                                                  Fourth Financial;
                                                  Financial Statements and
                                                  Related Information
11.         Incorporation of Certain Information
            by Reference   . . . . . . . . . .    Information Incorporated
                                                  by Reference

12.         Information with Respect to S-2 or
            S-3 Registrants  . . . . . . . . .    Not Applicable

13.         Incorporation of Certain Information
            by Reference   . . . . . . . . . .    Not Applicable


14.         Information with Respect to
            Registrants Other Than S-3 or S-2
            Registrants  . . . . . . . . . . .    Not Applicable

15.         Information with Respect to S-3
            Companies  . . . . . . . . . . . .    Not Applicable

16.         Information with Respect to S-2
            or S-3 Companies   . . . . . . . .    Not Applicable

17.         Information with Respect to Companies
            Other than S-3 or S-2 Companies. .    Selected Financial Data;
                                                  The Special Meeting;
                                                  Information Concerning
                                                  SBI and the Bank; Price
                                                  Range of and Dividends
                                                  on Fourth Stock and SBI
                                                  Stock; Financial
                                                  Statements and Related
                                                  Information

18.         Information if Proxies, Consents
            or Authorizations are to be
            Solicited. . . . . . . . . . . . .    Cover Page; Summary; The
                                                  Special Meeting;
                                                  Information Incorporated
                                                  by Reference; The
                                                  Agreement and Proposed
                                                  Merger -- Interests of
                                                  Certain Persons in the
                                                  SBI Merger, -- Appraisal
                                                  Rights of Dissenting SBI
                                                  Stockholders, --
                                                  Expenses; Deadline for
                                                  Submission of Fourth
                                                  Financial Stockholders'
                                                  Proposals for the 1995
                                                  Annual Meeting of
                                                  Stockholders

19.         Information if Proxies, Consents
            or Authorizations are not to be
            Solicited or in an Exchange
            Offer  . . . . . . . . . . . . . .    Not Applicable




                       Standard Bancorporation, Inc.
                         10725 Independence Avenue
                       Independence, Missouri 64054


                                                          December __, 1994

Dear Stockholder:

   You are cordially invited to attend a special meeting of the stockholders of Standard Bancorporation, Inc. ("SBI") to be held at the offices of Standard Bank and Trust at 10725 Independence Avenue,
Independence, Missouri, on January __, 1995, at 10:00 a.m., Central
Standard Time.

   At the meeting, stockholders will be asked to approve and adopt an Agreement and Plan of Reorganization, dated as of September 2, 1994 (as amended December 7, 1994, the "Agreement"), among SBI, Fourth Financial Corporation ("Fourth Financial"), and all of the stockholders of SBI including Chris J. Murphy and a related Agreement and Articles of Merger between SBI and Fourth Financial (the "SBI Merger Agreement"). The Agreement and the SBI Merger Agreement provide for, among other things, the merger of SBI into Fourth Financial (the "SBI Merger"), the conversion of Standard Bank and Trust (the "Bank") into a national banking association to be called "BANK IV Missouri, National Association", and the conversion of each of the presently outstanding shares of capital stock of SBI into the right to receive shares of common stock, par value $5 per share, of Fourth Financial ("Fourth Stock") as follows:

                                                 Number of Shares of
                                              Fourth Stock to be Issued
   Class of SBI Capital Stock                    if Closing is
   --------------------------                -------------------------
                                               On or before      After
                                               2/15/95           2/15/95
                                               -------          --------
   Class A Voting Common Stock ............... 53.9974         54.4654
   Class B Non-voting Common Stock ........... 53.9971         54.4654
   Preferred Stock ...........................  3.4487          3.4786

   The Board of Directors of SBI has carefully reviewed and considered the terms and conditions of the Agreement and the SBI Merger Agreement. THE BOARD OF DIRECTORS OF SBI HAS CONCLUDED THAT THE PROPOSED TRANSACTIONS ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF SBI AND RECOMMENDS THAT SBI STOCKHOLDERS VOTE "FOR" THE AGREEMENT AND THE SBI MERGER AGREEMENT.

   The accompanying Notice of Special Meeting of Stockholders and Proxy Statement-Prospectus and the attached Form 10-K and Form 10-Q of Fourth Financial contain a detailed description of these transactions and other important information relating to Fourth Financial, SBI, the Bank, and the combined companies. If the SBI Merger becomes effective, stockholders will be instructed promptly as to the procedures to be followed in exchanging their stock certificates for certificates of Fourth Stock. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

   We urge you to review the enclosed materials carefully and to date, sign, and return to SBI the accompanying Proxy in the enclosed envelope as soon as possible so that your shares will be represented at the Special Meeting. Sending in your Proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so.

                                             Sincerely,



                                             Chairman of the Board



                      Standard Bancorporation, Inc.
                         10725 Independence Avenue
                      Independence, Missouri 64054

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       To be Held January  __, 1995

   NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Standard Bancorporation, Inc., a Nebraska corporation ("SBI"), will be held at the offices of Standard Bank and Trust, 10725 Independence Avenue, Independence, Missouri on January __, 1995, at 10:00 a.m., Central Standard Time, for the following purposes:

      1. To approve and adopt an Agreement and Plan of Reorganization, dated as of September 2, 1994 (as amended December 7, 1994, the "Agreement"), among SBI, Fourth Financial Corporation, a Kansas corporation ("Fourth Financial"), and all of the stockholders of SBI, including Chris J. Murphy, a related Agreement and Articles of Merger between SBI and Fourth Financial (the "SBI Merger Agreement"), and the transactions contemplated by the Agreement and the SBI Merger Agreement, all as more fully described below and in the attached Proxy Statement-Prospectus; and

      2. To transact any other business that may properly come before the Special Meeting.

   As more fully described in the Agreement and the attached Proxy Statement-Prospectus, the Agreement and the SBI Merger Agreement, copies of which are attached as Annex I to the attached Proxy Statement-Prospectus, provide for, among other things, (i) the merger of SBI into Fourth Financial (the "SBI Merger"), and (ii) the conversion of each of the then outstanding shares of each class of capital stock of SBI into the right to receive shares of common stock, par value $5 per share, of Fourth Financial ("Fourth Stock") as follows:

                                                 Number of Shares of
                                              Fourth Stock to be Issued
   Class of SBI Capital Stock                      if Closing is
   --------------------------                -------------------------
                                               On or before      After
                                               2/15/95           2/15/95
                                               -------           -------
   Class A Voting Common Stock................. 53.9974          54.4654
   Class B Non-voting Common Stock............. 53.9971          54.4654
   Preferred Stock ............................  3.4487           3.4786

All rights of holders of SBI Preferred Stock to receive accrued but unpaid dividends will be extinguished in the SBI Merger.

   In order to approve the Agreement and the SBI Merger Agreement, the affirmative vote of the holders of at least two-thirds of each class of SBI capital stock is required.

   Only stockholders of record at the close of business on December __, 1994, are entitled to notice of and to vote at the meeting and any adjournments thereof.

   TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so.

   All stockholders are cordially invited to attend the meeting.


            By Order of the Board of Directors.

Independence, Missouri                          _________________________
December __, 1994                               W. Grant Gregory
                                                Chairman of the Board

   PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.


                               PROSPECTUS
                            317,730 SHARES
                    FOURTH FINANCIAL CORPORATION
                     Common Stock, $5 Par Value
                        ____________________

                     Standard Bancorporation, Inc.
                           PROXY STATEMENT

   This Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Standard Bancorporation, Inc., a Nebraska corporation ("SBI"), in connection with a Special Meeting of Stockholders of SBI (the "Special Meeting") to be held at 10:00 a.m. on January __, 1995, at the offices of Standard Bank and Trust ("Standard" or the "Bank") at 10725 Independence Avenue, Independence, Missouri, and all adjournments or postponements thereof.

   At the Special Meeting, the stockholders of SBI will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, dated as of September 2, 1994, among Fourth Financial Corporation, a Kansas corporation ("Fourth Financial"), SBI, and all the stockholders of SBI, including Chris J. Murphy (as amended as of December 7, 1994, the "Agreement"). The stockholders of SBI will also vote on a related Agreement and Articles of Merger (the "SBI Merger Agreement") pursuant to which SBI would be merged into Fourth Financial (the "SBI Merger").

   A copy of the Agreement as amended, with Exhibits "A" and "D", is attached to this Proxy Statement-Prospectus as Annex I. A copy of the SBI Merger Agreement is attached to the Agreement as Exhibit "A".

   This Proxy Statement-Prospectus also pertains to the maximum of 317,730 shares of common stock, par value $5 per share, of Fourth Financial ("Fourth Stock"), expected to be issued in connection with the SBI Merger.

   Fourth Financial has filed a Registration Statement on Form S-4 (including all exhibits and amendments thereto, the "Registration Statement") with the Securities and Exchange Commission ("Commission") pursuant to the Securities Act of 1933, as amended, covering the shares of Fourth Stock to be issued in connection with the SBI Merger. This Proxy Statement-Prospectus constitutes both the Proxy Statement of SBI relating to the solicitation of proxies for use at the Special Meeting and the Fourth Financial Prospectus filed as part of the Registration Statement. All information contained herein with respect to Fourth Financial and its subsidiaries has been provided by Fourth Financial and all information herein with respect to SBI and the Bank has been provided by SBI. See "AVAILABLE INFORMATION".

   This Proxy Statement-Prospectus is first being sent to stockholders of SBI on or about December __, 1994.

   The last reported sale price of Fourth Stock as reported on the NASDAQ National Market System on December _, 1994, was $__ per share.



 THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
 UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS.
 ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement-Prospectus is December __, 1994.


   No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus in connection with the matters contained in this Proxy Statement-Prospectus, and, if given or made, such information should not be relied upon. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the Fourth Stock offered hereby. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to or from whom it is unlawful to make such offer, or solicitation of an offer, or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities offered pursuant to this Proxy Statement-Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Fourth Financial or SBI since the date of this Proxy Statement-Prospectus.


                            ------------------

AVAILABLE INFORMATION

   This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which Fourth Financial has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made. Fourth Financial is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements, and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports, proxy statements, and other information filed by Fourth Financial can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 except that copies of the exhibits may not be available at certain of the Regional Offices. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


   THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE) WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF WILLIAM J. RAINEY, SECRETARY, FOURTH FINANCIAL CORPORATION, P.O. BOX 4, 100 NORTH BROADWAY, WICHITA, KANSAS 67201 (TELEPHONE NUMBER 316-292-5339). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY __, 1995.



                                    SUMMARY


The following is a brief summary of certain information with respect to matters to be considered at the Special Meeting. This summary is necessarily incomplete and is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Proxy Statement-Prospectus and in the Annexes, the documents accompanying this Proxy Statement-Prospectus, and the documents referred to herein, to which reference is made for a complete statement of the matters discussed below.


                              The Companies

Fourth Financial

   Fourth Financial Corporation ("Fourth Financial"), a Kansas corporation, is the largest bank holding company headquartered in Kansas, based on both assets and deposits, and, at September 30 1994, had total consolidated assets of $7.5 billion, total deposits of $5.7 billion, and stockholders' equity of $597.4 million. Fourth Financial, headquartered in Wichita, Kansas, offers a broad range of bank and bank-related services through its subsidiaries, BANK IV Kansas, National Association ("BANK IV Kansas") and BANK IV Oklahoma, National Association ("BANK IV Oklahoma"). BANK IV Kansas is the largest bank in Kansas and BANK IV Oklahoma is the second-largest bank in Oklahoma. Fourth Financial's principal executive offices are located at 100 North Broadway, P.O. Box 4, Wichita, Kansas 67201; its telephone number is (316) 292-5339. See "Information Concerning Fourth Financial."

SBI

   Standard Bancorporation, Inc. ("SBI") is a bank holding company incorporated under the laws of the State of Nebraska. Its principal asset is its subsidiary, Standard Bank and Trust. At September 30, 1994, SBI had consolidated total assets of $80.7 million, total deposits of $73.0 million, and stockholders' equity of $3.9 million. SBI's principal executive offices are located at 10725 Independence Avenue, Independence, Missouri 64054. Its telephone number is (816) 836-0200. See "Information Concerning SBI and the Bank."

The Bank

   Standard Bank and Trust ("Standard" or the "Bank") is a banking corporation chartered under the laws of Missouri. The Bank's principal executive offices are located at 10725 Independence Avenue, Independence, Missouri 64054. The Bank operates two branches in Independence, Missouri. Its telephone number is (816) 836-0200. See "Information Concerning SBI and the Bank."


                        The Special Meeting


Times, Date, and Place

   The Special Meeting of Stockholders of SBI (the "Special Meeting") will be held on January __, 1995, at 10:00 a.m., Central Standard Time, at the offices of the Bank at 10725 Independence Avenue, Independence, Missouri. See "The Special Meeting".


Purpose of the Special Meeting

   The Special Meeting has been called to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, dated as of September 2, 1994 (as amended as of December 7, 1994, the "Agreement"), among SBI, Fourth Financial, and all of the stockholders of SBI, including Chris
J. Murphy and the related Agreement and Articles of Merger between SBI and Fourth Financial (the "SBI Merger Agreement"), which provide for the merger of SBI into Fourth Financial (the "SBI Merger") and the conversion of the Bank into a national banking association called "BANK IV Missouri, National Association".

Vote Required for the SBI Merger

   The affirmative vote of the holders of at least two thirds of each class of capital stock of SBI is required to approve the Agreement and the SBI Merger Agreement. As of December __, 1994, the issued and outstanding capital stock of SBI consisted of 2,340 shares of Class A Voting Common Stock, par value $1 per share ("Class A Common Stock"), 3,120 shares of Class B Non-voting Common Stock, par value $1 per share ("Class B Common Stock"), and 5,850 shares of 9% Cumulative Preferred Stock, par value $100 per share ("Preferred Stock"). The Class A Common Stock, Class B Common Stock, and Preferred Stock are sometimes referred to herein collectively as "SBI Stock". All of the stockholders of SBI and Chris J. Murphy (collectively the "Stockholders") have agreed to vote all of their shares of SBI Stock in favor of the Agreement and the SBI Merger Agreement. As of the date hereof, directors and executive officers of SBI and their affiliates beneficially owned all of the issued and outstanding capital stock of all classes of SBI. No executive officer or director of Fourth Financial or any of their affiliates beneficially owns any SBI Stock.

No Appraisal Rights

   The stockholders of SBI have no right under Nebraska law to dissent from the SBI Merger and have their shares of SBI Stock appraised and to receive cash payment for the fair value of such shares.


                          The SBI Merger

Terms of the SBI Merger

   The stockholders of SBI are being asked to approve and adopt the Agreement which provides for Fourth Financial to acquire 100% of the issued and outstanding capital stock of SBI in exchange for shares of Fourth Financial common stock, par value $5.00 per share ("Fourth Stock"), to be issued in the SBI Merger.

   Subject to the terms, conditions, and procedures set forth in the Agreement, each share of each class of SBI Stock will be converted into the right to receive shares of Fourth Stock as follows:

                                                 Number of Shares of
                                              Fourth Stock to be Issued
   Class of SBI Capital Stock                    if Closing is
   --------------------------               -------------------------
                                               On or before      After
                                               2/15/95           2/15/95
                                              --------         ---------
   Class A Common Stock ..................... 53.9974          54.4654
   Class B Common Stock ..................... 53.9971          54.4654
   Preferred Stock ..........................  3.4487           3.4786



Certain Federal Income Tax Consequences

   Knudsen, Berkheimer, Richardson & Endacott, special counsel to SBI, has delivered its opinion to SBI and the Stockholders to the effect that, assuming the SBI Merger occurs in accordance with the SBI Merger Agreement and conditioned on the accuracy of certain representations made by Fourth Financial and SBI, the SBI Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, no gain or loss will be recognized by SBI stockholders who exchange their shares of SBI Stock solely for shares of Fourth Stock in the SBI Merger. However, the receipt of cash in lieu of fractional shares may give rise to taxable gain or loss. Each SBI stockholder is urged to consult his own tax advisor to determine the specific tax consequences of the SBI Merger to him, including the applicability of various state, local, and foreign tax laws. See "The Agreement and Proposed Merger -- Certain Federal Income Tax Consequences."

Regulatory Approvals

   The approvals of the Comptroller of the Currency ("OCC") and the Board of Governors of the Federal Reserve System (the "Board") and the Missouri Division of Finance are required in order to effect the SBI Merger. Applications for such approvals have been filed. A 15-day statutory waiting period for antitrust review by the United States Department of Justice follows OCC approval. A community coalition based in Wichita, Kansas has filed a protest with the Board and the OCC claiming that the pending applications should be denied because the record of community service of BANK IV Kansas in its Wichita market is allegedly unsatisfactory. BANK IV Kansas and Fourth Financial have filed a response to the protest denying the coalition's assertions. Fourth Financial expects that the OCC, the Board, and the Missouri Division of Finance will approve the pending applications.

Recommendation of Board of Directors of SBI

   The Board of Directors of SBI has unanimously concluded that the SBI Merger is in the best interests of the SBI stockholders and recommends that SBI stockholders vote FOR approval of the Agreement and the SBI Merger Agreement. The directors and executive officers of SBI, who beneficially own all of the issued and outstanding SBI Stock of all classes, have all agreed to vote all of their shares of SBI Stock in favor of the Agreement and the SBI Merger Agreement. See "The Agreement and Proposed Merger--Background and Reasons for Merger; Recommendation of the SBI Board of Directors."


Accounting Treatment

   It is anticipated that the SBI Merger will be treated as a pooling of interests for accounting and financial reporting purposes.





                                          SELECTED FINANCIAL DATA

                                       Fourth Financial Corporation


                                          Nine Months Ended                     Year Ended
                                             September 30,                      December 31,
                                          ----------------------       --------------------------------
                                        1994     1993      1993      1992      1991      1990      1989
                                        ----     ----      ----      ----      ----      ----      ----

                                                              (In thousands, except per share data)

                                                  (1)       (1)       (1)       (1)       (1)       (1)
Interest income . . . . . . . . . . $ 352,158 $ 331,299 $ 443,913 $ 438,888 $ 492,036 $ 482,193 $ 414,080
Net interest income . . . . . . . .   206,457   196,459   264,411   241,357   213,755   183,123   164,309
Provision for credit losses . . . .       275     6,326     6,965    21,358    43,926    49,527    28,326
Net income. . . . . . . . . . . . .    61,065    56,663    77,292    65,200    33,163     9,204    21,393
Net income applicable to common
 and common-equivalent shares . . .    55,815    51,413    70,292    59,249    33,163     9,204    21,393
Period-end assets . . . . . . . . . 7,547,903 6,967,902 6,886,063 6,712,696 5,790,555 5,899,188 4,783,022
Period-end long-term debt . . . . .     5,099    21,136    20,283    36,072    53,348    23,887    32,737
Per common share data:
  Primary earnings per common share:
    Before extraordinary items and
     cumulative effect of change
     in accounting principle  . . .      2.07      1.56      2.27      2.19      1.27       .23       .98
    Extraordinary items and
     cumulative effect of a change
     in accounting principle. . . .        --       .40       .40       .10       .06       .17        --
    Applicable to common and
     common-equivalent shares . . .      2.07      1.96      2.67      2.29      1.33       .40       .98
  Fully diluted earnings per
   common share:
    Before extraordinary items and
     cumulative effect of change
     in accounting principle. . . .      2.01      1.52      2.20      2.13      1.24       .23       .98
    Extraordinary items and
     cumulative effect of a change
     in accounting principle. . . .        --       .35       .35       .08       .06       .17        --
    Net income. . . . . . . . . . .      2.01      1.87      2.55      2.21      1.30       .40       .98
  Common dividend (2) . . . . . . .       .78       .72       .98       .88       .88       .88       .82
  Book value at period-end. . . . .     18.51     17.82     18.73     16.65     15.29     14.68     15.31

(1)       Notes 2 and 3 of the Notes to the Fourth Financial 1993 and 1992 Consolidated Financial Statements
          describe the business combinations and deposit assumption transactions completed during 1993, 1992, and
          1991.  Note 2 of the Notes to the Fourth Financial Consolidated Financial Statements for the period ended September 30, 1994 describes the business combinations consummated during 1994 through September
          30, 1994.  Prior year financial statements have been restated to reflect poolings of interests consummated through September 30, 1994.  During 1990, Fourth Financial assumed core deposits totaling
          $937.1 million and purchased loans totaling $244.8 million.

(2)       Historical dividends declared without adjustment for poolings of interests.

Market value of Fourth Stock
on day preceding announcement
of proposed merger
(September 7, 1994) . . . . . .      $30.25 per share







                                     SELECTED FINANCIAL DATA (Cont'd.)

                                     Standard Bancorporation, Inc. (1)


                                         Nine Months Ended                   Year Ended
                                           September 30,                     December 31,
                                       ---------------------          --------------------
                                        1994          1993               1993          1992
                                        ----          ----               ----          ----
                                               (In thousands, except per share data)

Interest income . . . . . . . . . .  $  4,208       $  4,160          $  5,552      $  5,807
Net interest income . . . . . . . .     2,716          2,715             3,649         3,485
Provision for credit losses . . . .        65             72                72            75
Net income. . . . . . . . . . . . .       562            542               818           717
Net income applicable to
 common stock . . . . . . . . . . .       523            502               765           664
Period-end assets . . . . . . . . .    80,686         78,138            80,366        81,185
Period-end long-term debt . . . . .     3,077          3,077             3,077         3,357
Per common share data:
  Earnings per common share . . . .     95.73          92.00            140.16        121.59
  Common dividend . . . . . . . . .        --             --                --            --
  Book value at period-end. . . . .    609.76         486.48            537.04        387.24


  (1)   SBI's business began on December 15, 1991 and its wholly-owned subsidiary, Standard, formed when it acquired certain assets and assumed certain liabilities of a predecessor bank.

Market value of SBI common stock
on day preceding announcement of
proposed merger (September 7, 1994)

Historical. . . . . . . . . . . . .      No quoted market price
Equivalent. . . . . . . . . . . . .      $1,647.57






                                        COMPARATIVE PER SHARE DATA
                                   APPLICABLE TO SBI COMMON SHAREHOLDERS

                         Pro Forma Fourth Financial, Recent Acquisitions, and SBI



                                                    Nine Months Ended      Year Ended December 31,
                                                    -----------------      -----------------------
                                                   September 30, 1994       1993         1992
                                                   ------------------       ----------------------
Primary earnings before extraordinary
 items and change in accounting principle:
    Fourth Financial historical. .  . . . . . . . . .    $ 2.07            $ 2.27        $ 2.19
    Fourth Financial pro forma (1). . . . . . . . . .      2.08              2.35          2.20
    SBI historical. . . . . . . . . . . . . . . . . .     95.73            140.16        121.59
    SBI pro forma (2) . . . . . . . . . . . . . . . .    113.29            127.99        119.82

Fully diluted earnings before extraordinary
  items and change in accounting principle:
    Fourth Financial historical. .  . . . . . . . . .    $ 2.01            $ 2.20        $ 2.13
    Fourth Financial pro forma (1). . . . . . . . . .      2.02              2.28          2.14
    SBI historical. . . . . . . . . . . . . . . . . .     95.73            140.16        121.59
    SBI pro forma (2) . . . . . . . . . . . . . . . .    110.02            124.18        116.56

Common dividends:
    Fourth Financial historical  .  . . . . . . . . .    $  .78            $  .98        $  .88
    SBI historical. . . . . . . . . . . . . . . . . .        --                --            --
    Historical pro forma equivalent (3) . . . . . . .     42.48             53.38         47.93

Book value per share of common stock:
    Fourth Financial historical . . . . . . . . . . .    $18.51            $18.73
    Fourth Financial pro forma (1). . . . . . . . . .     18.44             18.65
    SBI historical. . . . . . . . . . . . . . . . . .    609.76            537.04
    SBI pro forma (2) . . . . . . . . . . . . . . . .  1,004.33          1,015.77

__________________

(1)          Pro forma data includes the combination of Fourth Financial, Equity Bank for Savings, F.A.
             ("Equity"), Emprise Bank, National Association ("Emprise"), and SBI.  See "Pro Forma Financial
             Statements."

(2)          Pro forma data multiplied by the 54.465 shares of Fourth Stock expected to be received for each share of SBI common stock.

(3)          Fourth Financial historical dividends multiplied by the 54.465 shares of Fourth Stock expected to be received for each share of SBI common stock.





                                        COMPARATIVE PER SHARE DATA
                                   APPLICABLE TO SBI COMMON SHAREHOLDERS

              Pro Forma Fourth Financial, Recent Acquisitions, SBI, and Pending Acquisitions



                                                    Nine Months Ended      Year Ended
                                                    -----------------      ----------
                                                   September 30, 1994   December 31, 1993
                                                   ------------------   -----------------
Primary earnings before extraordinary
 items and change in accounting principle:
    Fourth Financial historical. .  . . . . . . . . .    $ 2.07            $ 2.27
    Fourth Financial pro forma (1). . . . . . . . . .      2.11              2.35
    SBI historical. . . . . . . . . . . . . . . . . .     95.73            140.16
    SBI pro forma (2) . . . . . . . . . . . . . . . .    114.92            127.99

Fully diluted earnings before extraordinary
  items and change in accounting principle:
    Fourth Financial historical. .  . . . . . . . . .    $ 2.01            $ 2.20
    Fourth Financial pro forma (1). . . . . . . . . .      2.05              2.28
    SBI historical. . . . . . . . . . . . . . . . . .     95.73            140.16
    SBI pro forma (2) . . . . . . . . . . . . . . . .    111.65            124.18

Common dividends:
    Fourth Financial historical  .  . . . . . . . . .    $  .78            $  .98
    SBI historical. . . . . . . . . . . . . . . . . .        --                --
    Historical pro forma equivalent (3) . . . . . . .     42.48             53.38

Book value per share of common stock:
    Fourth Financial historical . . . . . . . . . . .    $18.51            $18.73
    Fourth Financial pro forma (1). . . . . . . . . .     18.58             18.91
    SBI historical. . . . . . . . . . . . . . . . . .    609.76            537.04
    SBI pro forma (2) . . . . . . . . . . . . . . . .  1,011.96          1,029.93

__________________

(1)          Pro forma data includes the combination of Fourth Financial, Equity, Emprise, SBI, and the pending acquisitions of Blackwell Security Banchares, Inc. ("BSB") and Oklahoma Savings, Inc. ("OSI").
             See "Financial Statements and Related Information."

(2)          Pro forma data multiplied by the 54.465 shares of Fourth Stock expected to be received for each share of SBI common stock.

(3)          Fourth Financial historical dividends multiplied by the 54.465 shares of Fourth Stock expected to be received for each share of SBI common stock.







                            THE SPECIAL MEETING


General

      This Proxy Statement-Prospectus is being furnished to holders of SBI Stock in connection with the solicitation of proxies by the SBI Board of Directors for use at the Special Meeting to be held on January __, 1995, and any adjournments or postponements thereof. At the Special
Meeting, the stockholders of SBI will be asked to consider and vote upon the approval and adoption of the Agreement and the SBI Merger Agreement and the transactions contemplated thereby, and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Voting and Revocation of Proxies

      Only SBI stockholders of record at the close of business on December __, 1994, will be entitled to notice of or to vote at the Special Meeting or any adjournments thereof. At the close of business on such date, there were 5,850 shares of Preferred Stock, 2,340 shares of Class A
Common Stock, and 3,120 shares of Class B Common Stock outstanding.

      As of December __, 1994, there were three record holders of Class A Common Stock, three record holders of Class B Common Stock, and three record holders of Preferred
Stock. The holders of SBI Stock are all entitled to one vote per share at the Special Meeting.

      The affirmative vote by the holders of at least two-thirds of each class of the issued and outstanding SBI
Stock is required to approve the Agreement and the SBI
Merger Agreement. Approval and adoption of the Agreement and the SBI Merger Agreement and the related transactions are being submitted as a single proposal at the Special
Meeting and may not be voted upon other than as a single proposal.
All of the Stockholders have agreed in the Agreement to vote all of their shares of SBI Stock in favor of the Agreement and the SBI Merger Agreement, so approval at the meeting is assured.

      Shares represented by properly executed proxies will, unless such proxies have been revoked, be voted at the Special Meeting in accordance with the instructions indicated on such proxies. In the absence of instructions to the contrary, such shares will be voted FOR approval and adoption of the Agreement and the related SBI Merger
Agreement, and in the discretion of the proxy holders as to any other matter which may properly come before the Special
Meeting. SBI does not anticipate that any other matters will come before the Special Meeting.

      A majority of the outstanding SBI Stock entitled to vote at the Special Meeting present in person or by proxy will constitute a quorum for the transaction of business at the Special Meeting.

      Failure to return a properly executed proxy or to vote in person at the Special Meeting, and abstentions will all have the practical effect of a vote against the Agreement and the SBI Merger Agreement.

      A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by giving written notice of revocation, giving a duly executed proxy bearing a later date to the Secretary of SBI, or revoking the proxy and voting in person at the Special
Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.



                     THE AGREEMENT AND PROPOSED MERGER


General

      The descriptions of the Agreement and the SBI Merger
Agreement contained in this Proxy Statement-Prospectus are qualified in their entirety by reference to such agreements, the full texts of which are contained in Annex
I to this Proxy Statement-Prospectus and are incorporated herein by reference.

      The Agreement and the SBI Merger Agreement have been approved by the Boards of Directors of Fourth Financial and SBI. Although approval of the Agreement and the SBI Merger
Agreement by the stockholders of SBI is required, Fourth
Financial does not need to obtain approval of its stockholders to consummate the Agreement and the SBI Merger
Agreement.

      The Agreement provides for the merger of SBI into Fourth Financial and the conversion of the Bank into a national bank called "BANK IV Missouri, National
Association." Upon consummation of the SBI Merger, SBI will cease to exist separately. The time and date on which the SBI Merger will be consummated is referred to herein and in the Agreement as the "Effective Time".

Background and Reasons for the SBI Merger; Recommendation of the SBI Board of Directors

      Senior management officials of Fourth Financial first began discussing the possible acquisition of SBI with the stockholders of SBI ("Stockholders") in February, 1994. A period of negotiations between SBI and Fourth Financial followed, and on July 28, 1994, Fourth Financial and the stockholders entered into a letter of intent. On September
2, 1994, the parties, including Chris J. Murphy, who has a contractual right to acquire Mr. Harper's SBI Stock, entered into the Agreement. The Agreement was amended as of December 7, 1994, to extend the deadline for closing from January 31, 1995 to February 28, 1995 and to provide for the issuance in the SBI Merger of an additional 2,730 shares of Fourth Stock if the Effective Time is after February 15, 1995.

             In deciding to enter into the Agreement, the Board of Directors of SBI, after considering various alternatives and the outlook for independent banks in Missouri, concluded that the Agreement was in the best interests of SBI and Standard and SBI's stockholders because it will permit stockholders to exchange on favorable terms their ownership interest in SBI for participation in the ownership of a substantially larger enterprise operating a multistate banking system.

      The Board of Directors also concluded that the stockholders of SBI would benefit additionally from the SBI
Merger in that they would obtain greater liquidity in their investment by obtaining shares of stock of a corporation whose securities are more widely held and are publicly traded.

      Among the factors considered by the Board of Directors of SBI in deciding to approve and recommend the terms of the Agreement were the respective earnings and dividend records, financial conditions, historical stock prices, managements, and assets and liabilities of SBI and Standard, on the one hand, and of Fourth Financial, on the other hand, the position of each in the banking industry, and the outlook for each in the banking industry.

      The Board of Directors of Fourth Financial approved the Agreement because it believes the acquisition by Fourth
Financial of a financial institution serving the Independence, Missouri market is in the best interests of Fourth Financial and its stockholders.

      The Board of Directors of SBI has unanimously approved the Agreement and the transactions contemplated thereby and recommends that SBI stockholders vote FOR approval and adoption of the Agreement and the related SBI Merger
Agreement.

Exchange Ratios

      Upon consummation of the SBI Merger, all of the shares of SBI Stock outstanding at the time the SBI Merger is effected will cease to exist, and each share of SBI Stock will automatically be converted into the right to receive shares of Fourth Stock as follows:

                                                 Number of Shares of
                                              Fourth Stock to be Issued
      Class of SBI Capital Stock                    if Closing is
      --------------------------               -------------------------
                                               On or before      After
                                               2/15/95           2/15/95
                                               -------           -------
      Class A Common Stock .................   53.9974            54.4654
      Class B Common Stock .................   53.9971            54.4654
      Preferred Stock ......................    3.4487             3.4786


SBI Preferred Stock Dividend Rights Extinguished

      Holders of SBI Preferred Stock are entitled to receive $9.00 per share on December 31 of each year if declared by the SBI board of directors. Such dividends accumulate if not declared and paid. No dividends on SBI Preferred Stock have ever been declared or paid. Such accrued dividends presently amount to $108,900 or $18.62 per share, and will increase to $161,550 or $27.62 per share on December 31, 1994. The Agreement provides that the right to receive such dividends will be extinguished so such dividends will never be paid.

Interests of Certain Persons in the SBI Merger

      The Agreement provides that Fourth Financial will provide directors' and officers' liability insurance to the officers and directors of SBI and the Bank comparable to that presently maintained by SBI. Such insurance coverage is to be furnished from the Effective Time until the expiration of the indemnification period described below. The Agreement also provides that Fourth Financial will replace or repay SBI's existing credit facility at the Effective Time.

Conditions to and Abandonment of the SBI Merger; Amendment

      The respective obligations of Fourth Financial and SBI to effect the SBI Merger are subject to the satisfaction and continuance in effect as of the Effective Time of a number of conditions, among which are the following: (i) the representations and warranties made by each party shall be true in all material respects; (ii) the requisite approvals of the stockholders of SBI shall have been obtained; (iii) all necessary governmental approvals shall have been obtained; (iv) absence of litigation or judicial decree or order preventing the SBI Merger; (v) receipt of certain legal opinions and certificates; (vi) receipt of certain agreements from "affiliates" of SBI concerning future sales of the Fourth Stock to be received by them in the SBI Merger; (vii) the performance by the parties of their respective covenants contained in the Agreement;
(viii) the Bank having a minimum net worth of at least $6,500,000, calculated in accordance with generally accepted accounting principles excluding any adjustments required by Financial Accounting Standard No. 115 to adjust the Bank's available-for-sale investment securities portfolio to market value; (ix) receipt of a letter from Fourth Financial's independent public accountants to the effect that the SBI Merger can properly be treated for accounting purposes as a "pooling of interests"; (x) SBI having acquired all of the ten shares of capital stock of the Bank held as directors' qualifying shares in accordance with existing agreements with such directors; (xi) Fourth Financial having received satisfactory environmental reports on the Bank's real properties; and (xii) SBI having delivered to Fourth Financial the written resignations of those officers and directors of the Bank as Fourth
Financial shall have requested prior to the Effective Time.

      It is contemplated that all of the closing conditions will be satisfied prior to consummation of the SBI Merger, but the Agreement specifically permits any party to waive occurrence of any of such conditions other than those required by law, such as obtaining stockholder and governmental approvals. No waiver of a condition will be made that would be materially adverse to SBI stockholders.

      Subject to applicable law, either before or after stockholder approval, the Agreement may only be amended by written instrument executed by both parties.

Termination

      The Agreement may be terminated and the SBI Merger abandoned at any time prior to the Effective Time, before or after approval of the Agreement by the stockholders of SBI, either by mutual consent of the parties or by either
Fourth Financial or SBI in the event of a material breach of a covenant or representation or warranty by the other which is not remedied within 30 days of delivery of written notice thereof. The Agreement will terminate automatically if the conditions to closing and the closing have not occurred on or before February 28, 1995.

Effective Time

      The Agreement provides that, unless otherwise agreed, the Effective Time will be on a date no later than the last day of the month in which the last required regulatory approval is received and the latest legally required waiting period expires but not later than February 28, 1995. The parties had originally agreed to exert their best efforts to cause the Effective Time to be on or before December 31, 1994 but it is presently anticipated that the Effective Time will be on about February 15, 1995. The closing could be delayed because of the pending protest filed by a community coalition described above in the Summary section of this Proxy Statement-Prospectus.

Dividends

      The Agreement provides that without the prior written consent of Fourth Financial neither SBI nor the Bank may declare or pay any cash dividends prior to the Effective
Time other than as required to make required payments on SBI's existing indebtedness and to pay normal operating expenses and expenses associated with the Agreement and the SBI Merger.

Indemnification and Other Agreements of the Stockholders

      The Stockholders have agreed, among other things, to vote all of their shares in favor of the Agreement and the SBI Merger Agreement at the Special Meeting; not to dispose of or pledge any of their shares of SBI Stock prior to the Effective Time; not to enter into any negotiations with anyone concerning a sale of a controlling interest in SBI or the Bank; to sign, if requested, an "affiliate's agreement" as described below; and to severally indemnify
Fourth Financial against any loss in excess of an aggregate of $100,000 (net of any tax effect and after taking into account all available insurance proceeds, net recoveries on other real estate owned and other non-ledger assets) sustained by them by reason of a breach by the Stockholders of any representations, warranties, or covenants contained in the Agreement, subject to limitations set forth in the Agreement.


Covenants

      The Agreement contains certain covenants to which SBI, the Stockholders, and Fourth Financial have agreed. Among those covenants are agreements that, without the prior written consent of Fourth Financial, neither the Bank nor SBI will: amend any of its charter documents; issue any capital stock; dispose of any of its assets other than in the usual course of business; enter into any material contract not in the ordinary course of business; or enter into any transaction or take any other action which would constitute a breach of any of the representations, warranties, or covenants contained in the Agreement. SBI has also agreed to conduct its and the Bank's businesses in the ordinary course as previously conducted, to take all necessary actions to assist in obtaining governmental approvals and to cause the SBI Merger to be consummated in accordance with the Agreement, to cooperate with Fourth Financial in obtaining title insurance policies, "Phase I" environmental reports, and surveys covering certain of the Bank's real property, and to exert its best efforts to acquire all shares of capital stock of the Bank not owned by SBI prior to the Effective Time. SBI and the Stockholders have also agreed to cooperate with Fourth Financial in causing the Bank, effective at the Effective Time, to be converted to a national banking association.
In addition to customary covenants by Fourth Financial that it will utilize its best efforts to effect the SBI Merger in accordance with the terms and conditions of the Agreement, Fourth Financial has agreed to replace or completely repay SBI's existing credit facility at the Effective Time and to provide directors' and officers' liability insurance as described above.

Exchange of Certificates; Fractional Shares

      As soon as practicable following the consummation of the SBI Merger, SBI stockholders will be notified by Fourth Financial of the procedure to be followed to exchange their stock certificates for certificates of Fourth Stock.

      Until surrendered for exchange, each currently outstanding SBI stock certificate will be deemed to represent the right to receive the Fourth Stock into which such stock has been converted in the SBI Merger. No dividends or other form of distribution declared by Fourth
Financial will be paid to former SBI stockholders until the SBI stock certificates are surrendered and exchanged for Fourth Stock certificates. Upon surrender and exchange of SBI stock certificates, there will be paid to the record holders of the Fourth Stock certificates issued in exchange the amount, without interest thereon, of dividends and other distributions, if any, which would otherwise have become payable on or after the Effective Time with respect to the number of full shares of Fourth Stock represented thereby.

      No fractional shares of Fourth Stock will be issued in the SBI Merger. Each person otherwise entitled to a fractional share will be paid the cash value for such fractional share, without interest, based on the closing sales price for Fourth Stock in the NASDAQ National Market System two trading days preceding the Effective Time as reported in the Southwest Edition of The Wall Street Journal.

Management After the SBI Merger

      The Agreement provides that the current officers and directors of Fourth Financial will continue to be the officers and directors of Fourth Financial after the SBI
Merger. Information concerning the executive officers of Fourth Financial is contained in Item 1 of the Form 10-K of Fourth Financial for the year ended December 31, 1993
("Fourth 10-K") under the caption "Executive Officers of the Registrant" and information concerning the directors of Fourth Financial is contained in the revised proxy statement for Fourth Financial's annual meeting of stockholders held on April 21, 1994, under the caption
"Election of Directors", both of which descriptions are hereby incorporated by reference.


Accounting Treatment

      Fourth Financial anticipates that it will treat the SBI Merger as a "pooling of interests" for accounting and financial reporting purposes. Consequently, Fourth
Financial anticipates that it will, in accordance with generally accepted accounting principles, restate its consolidated financial statements to include the assets, liabilities, stockholders' equity, and results of operations of SBI as reflected in SBI's historical consolidated financial statements, subject to appropriate adjustments, if any, to conform accounting principles of the two companies. Financial Statements prior to January
1, 1992 will not be restated as the assets, liabilities, stockholders' equity, and results of operations of SBI are not material to Fourth Financial.

Certain Federal Income Tax Consequences

      The following discussion is a general summary of the material federal income tax consequences of the SBI Merger to SBI stockholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the SBI Merger. The discussion does not address all aspects of federal income taxation that may be applicable to SBI stockholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, and persons who acquired their SBI Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of any applicable state, local, or foreign tax laws, nor the effect of any federal tax laws other than those pertaining to the federal income tax. In view of the individual nature of federal income tax consequences, each SBI stockholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the SBI Merger to him or her.

      The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The discussion is also based on certain assumptions and representations regarding the factual circumstances that will exist at the Effective Time, including certain representations of Fourth
Financial, SBI, and the Stockholders. If any of these factual assumptions or representations is inaccurate, the tax consequences of the SBI Merger could differ from those described herein. The discussion assumes that shares of SBI Stock are held as capital assets (within the meaning of Section 1221 of the Code).

Tax Opinion
- -----------
      Knudsen, Berkheimer, Richardson & Endacott, counsel to
SBI and the Stockholders, have delivered their opinion to SBI and the Stockholders to the effect that:

              Taxation of Shares Exchanged in the SBI Merger
              ----------------------------------------------
      1.     The SBI Merger will be treated as a
   reorganization under Section 368(a)(1)(A) of the Code. Fourth and SBI will both be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

      2. No gain or loss will be recognized by SBI shareholders upon the exchange of their SBI Stock
   (including fractional share interests that they might otherwise be entitled to receive) solely for Fourth
   Stock.

      3.     The basis of Fourth Stock (including
   fractional share interests that they might otherwise be entitled to receive) received by the shareholders of SBI should be the same as the basis of the SBI
   Stock exchanged therefor.

      4.     The holding period of the Fourth Stock
   (including fractional interests that they might otherwise be entitled to receive) received by the SBI shareholders should include the holding period of the SBI Stock surrendered in the exchange, provided the SBI Stock was held as a capital asset on the date of the exchange.


                Taxation of Cash Received in the SBI Merger
                -------------------------------------------
      1.     Cash received by a shareholder of SBI
   otherwise entitled to receive a fractional share of Fourth Stock in exchange for his SBI Stock should be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Fourth Financial. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. This receipt of cash should result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss should be capital gain or loss to the SBI shareholder, provided the SBI Stock was a capital asset in such shareholder's hands.

Such opinion is subject to the conditions stated therein and relies on various representations made by Fourth, SBI, and the Stockholders. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service
(the "Service"), has no binding effect on the Service.  The
Service could take a position contrary to Knudsen, Berkheimer, Richardson & Endacott's opinion and, if the matter is litigated, a court may reach a decision contrary to the opinion. No ruling from the Service with respect to any federal income tax consequences of the SBI Merger has been or will be requested.

Withholding
- -----------
   Under federal backup withholding rules, unless an exemption applies under the applicable law and regulations, Fourth Financial or the exchange agent engaged by it will be required to withhold 31% of all cash payments of $20 or more made in exchange for fractional shares unless the SBI stockholder or other payee provides his or her taxpayer identification number (social security number in the case of an individual, employer identification number in the case of other taxpayers) and certifies that such number is correct. Each SBI stockholder and, if applicable, each other payee should complete and sign the Substitute W-9 form that will be included as part of the letter of transmittal mailed to SBI stockholders after the Effective
Time so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Fourth Financial.

   THE FOREGOING IS A GENERAL SUMMARY OF CERTAIN FEDERAL
INCOME TAX CONSEQUENCES OF THE SBI MERGER AND IS INCLUDED
FOR GENERAL INFORMATION ONLY.  THE FOREGOING SUMMARY DOES
NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND
CIRCUMSTANCES OF EACH SBI STOCKHOLDER'S FEDERAL INCOME TAX
STATUS AND ATTRIBUTES.  AS A RESULT, THE FEDERAL INCOME TAX
CONSEQUENCES ADDRESSED IN THE FOREGOING SUMMARY MAY NOT
APPLY TO EACH SBI STOCKHOLDER.  EACH SBI STOCKHOLDER SHOULD
CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX
CONSEQUENCES OF THE SBI MERGER TO HIM, INCLUDING THE
APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER
TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND
OTHER TAX LAWS.

Resales of Fourth Stock Issued in the SBI Merger;
Affiliates

   Shares of Fourth Stock received by persons who are deemed to be "affiliates", as such term is defined in the rules of the Commission promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of SBI prior to the SBI Merger may be resold by them during the two years after the Effective Time only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. The Agreement provides that SBI will furnish Fourth Financial a list of its affiliates and such persons are required to execute and deliver a written agreement to the effect that they will not offer or sell shares of Fourth Stock received in the SBI Merger in violation of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

   All certificates evidencing Fourth Stock issued in the SBI Merger to affiliates of SBI will bear a legend restricting transfer of such shares as described above.

Expenses

   Each party to the Agreement is to pay its own expenses incurred in connection therewith and in connection with the consummation of the SBI Merger whether or not the SBI
Merger is effected. It is anticipated that SBI's expenses will be approximately $________, and that Fourth
Financial's expenses will be approximately $_______. The costs of preparing and mailing these proxy solicitation materials and other costs attributable to the Special
Meeting are to be borne by SBI regardless of whether the Agreement and the SBI Merger Agreement are approved at the Special Meeting.

Appraisal Rights of Dissenting SBI Stockholders

   The Nebraska Business Corporation Act provides that shareholders of bank holding companies, such as SBI, do not have any dissenters' rights with respect to the Agreement and the SBI Merger.

Comparative Rights of Stockholders

   The rights of the stockholders of SBI are different from the rights of stockholders of Fourth Financial with respect to several significant matters:

   1. The board of directors of Fourth Financial is classified into three classes and only one-third of its members are elected annually, thereby reducing the benefits of cumulative voting. All of the directors of SBI are elected annually.

   2. All holders of Fourth Stock are entitled to one vote per share. The holders of SBI's Class B Common Stock and Preferred Stock do not have any voting rights except as specifically provided by the Nebraska Business Corporation Act.

   3. The holders of SBI's Preferred Stock are entitled to payment of a $9.00 per share dividend each December 31.
Such dividend is cumulative and must be paid before the holders of either class of SBI's common stock can receive any dividend. Holders of Fourth Stock are only entitled to receive dividends when, as, and if declared by the Fourth Financial board of directors.

   4. The holders of SBI's Preferred Stock are also entitled to receive, upon any liquidation of SBI, $100 per share of Preferred Stock held by them before SBI can make any distribution with respect to its common stock. They will not retain that liquidation preference after the SBI
Merger is effected.

   5. A two-thirds stockholder vote is required to approve a merger, consolidation, or similar transaction in which SBI is a party. Under Fourth Financial's Restated Articles of Incorporation, an 80% vote is required in certain circumstances, thereby making it more difficult to effect a change in control of Fourth Financial than of SBI.

   The foregoing discussion of certain similarities and material differences between the rights of SBI and Fourth
Financial stockholders under their respective charter documents and state laws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the Nebraska
Business Corporation Act, the General Corporation Code of
Kansas, the common law under such statutes, and the full texts of the Articles of Incorporation of SBI, the Restated
Articles of Incorporation of Fourth Financial, the respective Bylaws of SBI and Fourth Financial, and all amendments thereto.









PRO FORMA FINANCIAL STATEMENTS

FOURTH FINANCIAL CORPORATION,
AND STANDARD BANCORPORATION, INC. (Pending Acquisition)



     The following unaudited pro forma condensed consolidated statement of condition as of September 30, 1994 combines (1) the amounts shown in the historical consolidated statement of condition of Fourth Financial and (2) the amounts shown in the historical consolidated statement of condition of SBI, both as of September 30, 1994. The combination of SBI is based on the pooling-of-interests method of accounting. The pro forma condensed consolidated statement of condition is not necessarily indicative of the combined financial position as it may be in the future or as it might have been had the acquisition been consummated on September 30, 1994. The following notes describe the assumptions used in this pro forma condensed consolidated statement of condition. This pro forma condensed consolidated statement should be read in conjunction with the other pro forma and historical financial statements and notes thereto appearing elsewhere herein.




           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONDITION
                              September 30, 1994
                                 (Unaudited)
              (Dollars in thousands, except per share amounts)


                                                     Fourth                    Pro Forma
                                                                         --------------------------
                                                    Financial     SBI     Adjustments   Combined
                                                   ------------------------------------------------
ASSETS:
  Cash and due from banks. . . . . .            $   339,595   $   1,881   $      --    $   341,476
  Interest-bearing deposits in other
   financial institutions. . . . . . . . . . . .      1,591          --          --          1,591
  Investment securities. . . . . . . . . . . . .  3,051,791      21,589          --      3,073,380
  Trading account securities . . . . . . . . . .      1,898          --          --          1,898
  Federal funds sold and securities purchased
   under agreements to resell. . . . . . . . . .      4,900          --      (3,102) B       1,798
  Loans and leases . . . . . . . . . . . . . . .  3,819,895      54,399          --      3,874,294
  Allowance for credit losses. . . . . . . . . .    (72,815))      (599)         --        (73,414)
                                                 -----------    ---------  ---------   -----------

    Net loans and leases . . . . . . . . . . . .  3,747,080      53,800          --      3,800,880
  Bank premises and equipment. . . . . . . . . .    157,121       2,585          --        159,706
  Income receivable and other assets . . . . . .    148,964         831          --        149,795
  Intangible assets, net . . . . . . . . . . . .     94,963          --          --         94,963
                                                 -----------    ---------  ----------  -----------
            Total assets . . . . . . . . . . . . $7,547,903    $ 80,686    $ (3,102)    $7,625,487
                                                 ===========    =========  ==========  ===========

LIABILITIES AND
 STOCKHOLDERS' EQUITY:
  Deposits . . . . . . . . . . . . . . . . . . . $5,658,108    $ 72,963   $      --     $5,731,071
  Other borrowings . . . . . . . . . . . . . . .  1,224,507          --          --      1,224,507
  Accrued interest, taxes, and other liabilities     62,743         732         (25) B      63,450
  Long-term debt . . . . . . . . . . . . . . . .      5,099       3,077      (3,077) B       5,099
                                                 -----------   ---------   ----------   ----------
     Total liabilities . . . . . . . . . . . . .  6,950,457      76,772      (3,102)     7,024,127
                                                 -----------   ---------   ----------   ----------

  STOCKHOLDERS' EQUITY:
  Preferred stock. . . . . . . . . . . . . . . .    100,000         585        (585) A     100,000
  Common stock . . . . . . . . . . . . . . . . .    136,156           5       1,583  A     137,744
  Capital surplus. . . . . . . . . . . . . . . .    106,949       1,360        (998) A     107,311
  Retained earnings. . . . . . . . . . . . . . .    279,646       2,129          --        281,775
  Less:   Stock option loans and ESOP loans. . .     (2,030)         --          --         (2,030)
     Treasury stock. . . . . . . . . . . . . . .    (10,019)         --          --        (10,019)
  Unrealized gains (losses) on available-for-sale
   securities. . . . . . . . . . . . . . . . . .    (13,256)       (165)         --        (13,421)
                                                  ----------    ---------  ---------   -----------
     Total stockholders' equity. . . . . . . . .    597,446       3,914          --        601,360
                                                  ----------    ---------  ---------   -----------
      Total liabilities and stockholders' equity $7,547,903    $ 80,686   $  (3,102)    $7,625,487
                                                 ===========    =========  ==========  ===========
  Book value per share of common stock . . . . .     $18.51                                 $18.44
                                                     =======                                ======

  Risk-based capital ratios:
      Tier I (regulatory minimum 4%) . . . . . .      11.30%                                 11.25%
      Total (regulatory minimum 8%)  . . . . . .      12.55                                  12.50
  Leverage capital ratio (regulatory minimum 3%)       7.02                                   7.00




     Pro forma adjustments and notes to the condensed consolidated statement of condition are as follows (dollars in thousands):

     (A) To record the issuance of an estimated 317,730 shares of Fourth Stock in exchange for all the shares of SBI in a transaction accounted for as a pooling of interests.

     (B) To record Fourth Financial's repayment of debt and accrued interest of SBI.


     Pro forma book value per share of common stock is based on the 26,875,640 outstanding shares of common stock of Fourth Financial at September 30, 1994 and the 317,730 shares estimated to be issued in the pending SBI acquisition.





                           PRO FORMA FINANCIAL STATEMENTS

FOURTH FINANCIAL CORPORATION,
EQUITY BANK FOR SAVINGS, F.A., AND EMPRISE BANK, NATIONAL ASSOCIATION (Recent Acquisitions), AND STANDARD BANCORPORATION, INC. (Pending
Acquisition)



     The following unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 1994 and 1993 and for the years ended December 31, 1993 and 1992 combine (1) the amounts shown in the historical consolidated statements of income of Fourth Financial, which have been restated for pooling-of-interest transactions consummated prior to September 30, 1994, (2) the amounts shown in the historical consolidated statements of income of Equity (acquired May 26, 1994 and not presented separately herein), (3) the amounts shown in the historical consolidated statements of income of Emprise (acquired May 31, 1994 and not presented separately herein), and (4) the amounts shown in the historical consolidated statements of income of SBI. The combinations of Equity and Emprise are based on the purchase method of accounting assuming, for pro forma purposes only, the acquisitions had been consummated at January 1, 1993, and other assumptions described in the following notes. The combination of SBI is based on the pooling-of-interests method of accounting assuming the acquisition had been consummated at the beginning of the periods presented and other assumptions also described in the following notes. The pro forma results for the year ended December 31, 1993 are not necessarily indicative of the results as they may be in the future.
The pro forma results for the nine months ended September 30, 1994 and 1993 also are not necessarily indicative of the results for a full year. The pro forma condensed consolidated statements of income should be read in conjunction with the other pro forma and historical financial statements and notes thereto appearing elsewhere herein.






                         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                              (Unaudited)
                               (In thousands, except per share amounts)



                                          Nine Months Ended           Year Ended
                                            September 30,             December 31,
                                       ----------------------------------------------------
                                          1994        1993         1993         1992
                                       ----------  ----------  -------------------------
Interest income:
  Interest and fees on loans . . . . .  $233,923   $220,142     $296,565    $273,275
  Interest on short-term investments .     1,099      2,525        2,946       4,789
  Interest and dividends on
   investment securities . . . . . . .   138,189    144,903      192,833     166,409
  Interest and dividends on trading
   account securities. . . . . . . . .        72         95          135         222
                                       ---------- ----------   ----------   ---------
    Total interest income. . . . . . .   373,283    367,665      492,479     444,695
                                       ---------- ----------   ----------   ---------
Interest expense:
  Interest on deposits . . . . . . . .   122,258    134,839      177,658     185,577
  Interest on other borrowings . . . .    32,940     16,403       24,098      10,395
  Interest on long-term debt . . . . .     1,035      1,993        2,453       3,881
                                       ---------- ----------   ----------   ---------
    Total interest expense . . . . . .   156,233    153,235      204,209     199,853
                                       ---------- ----------   ----------   ---------

Net interest income. . . . . . . . . .   217,050    214,430      288,270     244,842
Provision for credit losses. . . . . .       880      7,960        9,139      21,433
                                       ---------- ----------   ----------   ---------
Net interest income after
 provision for credit losses . . . . .   216,170    206,470      279,131     223,409
Noninterest income . . . . . . . . . .    83,603     79,997      109,074      85,402
Noninterest expense. . . . . . . . . .   206,741    223,887      295,992     225,497
                                       ---------- ----------   ----------   ---------
Income before income taxes
 and cumulative change in
 accounting principle. . . . . . . . .    93,032     62,580       92,213      83,314
Income taxes . . . . . . . . . . . . .    31,059     14,134       22,312      19,770
                                       ---------- ----------   ----------   ---------
Income before cumulative change
 in accounting principle . . . . . . . $  61,973  $  48,446    $  69,901   $  63,544
                                       ========== ==========   ==========   =========
Income before cumulative change
 in accounting principle
 applicable to common and
 common-equivalent shares. . . . . . . $  56,723  $  43,196    $  62,901   $  57,593
                                       ========== ==========   ==========   =========
Earnings before cumulative change
 in accounting principle per
 common share:
  Primary. . . . . . . . . . . . . . .     $2.08      $1.62        $2.35       $2.20
                                           ======     ======       ======      ======
  Fully diluted. . . . . . . . . . . .     $2.02      $1.58        $2.28       $2.14
                                           ======     ======       ======      ======



                               PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                       Nine Months Ended September 30, 1994
                                                    (Unaudited)
                                     (In thousands, except per share amounts)


                                                           Equity
                                                        and Emprise
                                            Fourth        (Recent                           Pro Forma
                                                                                  ----------------------------
                                           Financial   Acquisitions)      SBI       Adjustments     Combined
                                          -----------  --------------------------   -----------    ----------
Interest income:
  Interest and fees on loans . . . . . .   $219,171       $13,165       $ 3,281     $   (687) A    $  233,923
                                                                                        (756) C
                                                                                        (251) D
  Interest on short-term investments . .        792           417            70        1,763  B         1,099
                                                                                      (1,801) D
                                                                                        (142) E
  Interest and dividends on
   investment securities . . . . . . . .    132,123         5,034           857          175  C       138,189
  Interest and dividends on trading
   account securities. . . . . . . . . .         72            --            --           --               72
                                          ----------    ----------     ----------   ----------      ----------
    Total interest income. . . . . . . .    352,158        18,616         4,208       (1,699)         373,283
                                          ----------    ----------     ----------   ----------      ----------
Interest expense:
  Interest on deposits . . . . . . . . .    113,479         7,148         1,350          281  C       122,258
  Interest on other borrowings . . . . .     31,329         1,600            --           (1) A        32,940
                                                                                        (142) G
                                                                                         154  C
  Interest on long-term debt . . . . . .        893            --           142           --            1,035
                                          ----------    ----------     ----------   ----------      ----------
    Total interest expense . . . . . . .    145,701         8,748         1,492          292          156,233
                                          ----------    ----------     ----------   ----------      ----------
Net interest income. . . . . . . . . . .    206,457         9,868         2,716       (1,991)         217,050
Provision for credit losses. . . . . . .        275           540            65           --              880
                                          ----------    ----------     ----------   ----------      ----------
Net interest income after provision
 for credit losses . . . . . . . . . . .    206,182         9,328         2,651       (1,991)         216,170
Noninterest income . . . . . . . . . . .     76,966         7,910           527       (1,800) A        83,603
Noninterest expense. . . . . . . . . . .    190,895        12,798         2,365          662  A       206,741
                                                                                          21  C
                                          ----------    ----------     ----------   ----------      ----------
Income before income taxes
 and cumulative change in
 accounting principle. . . . . . . . . .     92,253         4,440           813       (4,474)          93,032
Income taxes . . . . . . . . . . . . . .     31,188           535           251          (46) A        31,059
                                                                                         688  B
                                                                                        (756) C
                                                                                        (801) D
                                          ----------    ----------     ----------   ----------      ----------
Income before cumulative
 change in accounting principle. . . . .  $  61,065     $   3,905     $     562     $ (3,559)        $ 61,973
                                          ==========    ==========     ==========   ==========      ==========
Income before cumulative
 change in accounting principle
 applicable to common and
 common-equivalent shares. . . . . . . .   $ 55,815                                                  $ 56,723
                                          ==========                                                ==========
Earnings before cumulative
 change in accounting principle
 per common share:
  Primary. . . . . . . . . . . . . . . .      $2.07                                                     $2.08
                                              ======                                                    ======
  Fully diluted. . . . . . . . . . . . .      $2.01                                                     $2.02
                                              ======                                                    ======



                               PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                       Nine Months Ended September 30, 1993
                                                    (Unaudited)
                                     (In thousands, except per share amounts)


                                                           Equity
                                                        and Emprise
                                            Fourth        (Recent                           Pro Forma
                                                                                  ---------------------------
                                           Financial   Acquisitions)      SBI       Adjustments     Combined
                                          -----------   -------------------------   -----------    ----------
Interest income:
  Interest and fees on loans . . . . . .   $194,687       $26,104       $ 3,046     $ (1,947) A     $ 220,142
                                                                                      (1,381) C
                                                                                        (367) D
  Interest on short-term investments . .      1,894           518            64        2,793  B         2,525
                                                                                      (2,744) D
  Interest and dividends on
   investment securities . . . . . . . .    134,623         8,814         1,050          416  C       144,903
  Interest and dividends on trading
   account securities. . . . . . . . . .         95            --            --           --               95
                                          ----------    ----------     ----------   ----------      -----------
    Total interest income. . . . . . . .    331,299        35,436         4,160       (3,230)         367,665
                                          ----------    ----------     ----------   ----------      -----------
Interest expense:
  Interest on deposits . . . . . . . . .    120,252        14,254         1,309         (976) C       134,839
  Interest on other borrowings . . . . .     12,731         3,499            --           (2) A        16,403
                                                                                         175  C
  Interest on long-term debt . . . . . .      1,857            --           136           --            1,993
                                          ----------    ----------     ----------   ----------      -----------
    Total interest expense . . . . . . .    134,840        17,753         1,445         (803)         153,235
                                          ----------    ----------     ----------   ----------      -----------
Net interest income. . . . . . . . . . .    196,459        17,683         2,715       (2,427)         214,430
Provision for credit losses. . . . . . .      6,326         1,562            72           --            7,960
                                          ----------    ----------     ----------   ----------      -----------
Net interest income after
 provision for credit losses . . . . . .    190,133        16,121         2,643       (2,427)         206,470
Noninterest income . . . . . . . . . . .     66,563        16,320           528       (3,414) A        79,997
Noninterest expense. . . . . . . . . . .    196,104        24,157         2,427        1,993  A       223,887
                                                                                        (794) C
                                          ----------    ----------     ----------    ---------      -----------
Income before income taxes
 and cumulative change in
 accounting principle. . . . . . . . . .     60,592         8,284           744       (7,040)          62,580
Income taxes . . . . . . . . . . . . . .     14,511           695           202         (354) A        14,134
                                                                                       1,089  B
                                                                                        (796) C
                                                                                      (1,213) D
                                          ----------    ----------     ----------    ---------      -----------
Income before cumulative
 change in accounting principle. . . . .  $  46,081     $   7,589      $    542     $ (5,766)       $  48,446
                                          ==========    ==========     ==========   ==========      ===========
Income before cumulative
 change in accounting principle
 applicable to common and
 common-equivalent shares. . . . . . . .  $  40,831                                                 $  43,196
                                          ==========                                                ===========

Earnings before cumulative
 change in accounting principle
 per common share:
  Primary. . . . . . . . . . . . . . . .      $1.56                                                     $1.62
                                              ======                                                     ======
  Fully diluted. . . . . . . . . . . . .      $1.52                                                     $1.58
                                              ======                                                     ======


                               PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                           Year Ended December 31, 1993
                                                    (Unaudited)
                                     (In thousands, except per share amounts)

                                                           Equity
                                                        and Emprise
                                            Fourth        (Recent                           Pro Forma
                                                                                  -----------------------------
                                           Financial   Acquisitions)      SBI       Adjustments     Combined
                                          -----------  --------------------------   -----------    ----------
Interest income:
  Interest and fees on loans . . . . . .   $262,866      $ 34,651      $  4,094     $ (2,659) A    $  296,565
                                                                                      (1,856) C
                                                                                        (531) D
  Interest on short-term investments . .      2,098           668            83        3,843  B         2,946
                                                                                      (3,746) D
  Interest and dividends on
   investment securities . . . . . . . .    178,814        12,097         1,375          547  C       192,833
  Interest and dividends on trading
   account securities. . . . . . . . . .        135            --            --           --              135
                                          ----------    ----------     ----------   ----------      -----------
    Total interest income. . . . . . . .    443,913        47,416         5,552       (4,402)         492,479
                                          ----------    ----------     ----------   ----------      -----------
Interest expense:
  Interest on deposits . . . . . . . . .    158,078        18,930         1,723       (1,073) C       177,658
  Interest on other borrowings . . . . .     19,151         4,700            --           (3) A        24,098
                                                                                         250  C
  Interest on long-term debt . . . . . .      2,273            --           180           --            2,453
                                          ----------    ----------     ----------   ----------      -----------
    Total interest expense . . . . . . .    179,502        23,630         1,903         (826)         204,209
                                          ----------    ----------     ----------   ----------      -----------
Net interest income. . . . . . . . . . .    264,411        23,786         3,649       (3,576)         288,270
Provision for credit losses. . . . . . .      6,965         2,102            72           --            9,139
                                          ----------    ----------     ----------   ----------      -----------
Net interest income after provision
 for credit losses . . . . . . . . . . .    257,446        21,684         3,577       (3,576)         279,131
Noninterest income . . . . . . . . . . .     90,621        22,248           754       (4,549) A       109,074
Noninterest expense. . . . . . . . . . .    258,681        32,694         3,209        2,243  A       295,992
                                                                                        (835) C
                                          ----------    ----------     ----------    ---------      -----------
Income before income taxes
 and cumulative change in
 accounting principle. . . . . . . . . .     89,386        11,238         1,122       (9,533)          92,213
Income taxes . . . . . . . . . . . . . .     22,676         1,016           304         (361) A        22,312
                                                                                       1,499  B
                                                                                      (1,154) C
                                                                                      (1,668) D
                                          ----------    ----------     ----------    ---------      -----------
 Income before cumulative
 change in accounting principle. . . . .  $  66,710      $ 10,222     $     818     $ (7,849)        $ 69,901
                                          ==========    ==========     ==========   ==========      ===========

Income before cumulative change in
 accounting principle applicable
 to common and common-
 equivalent shares . . . . . . . . . . .  $  59,710                                                  $ 62,901
                                          ==========                                                ===========
Earnings before cumulative change
 in accounting principle per
 common share:
  Primary. . . . . . . . . . . . . . . .      $2.27                                                     $2.35
                                              ======                                                     ======
  Fully diluted. . . . . . . . . . . . .      $2.20                                                     $2.28
                                              ======                                                     ======



                               PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                           Year Ended December 31, 1992
                                                    (Unaudited)
                                     (In thousands, except per share amounts)


                                                           Fourth                           Pro Forma
                                                                                  -----------------------------
                                                         Financial        SBI       Adjustments     Combined
                                                        ------------ ------------   -----------    ----------
Interest income:
  Interest and fees on loans . . . . . . . . . . . . .   $269,257      $  4,018     $     --       $  273,275
  Interest on short-term investments . . . . . . . . .      4,730            59           --            4,789
  Interest and dividends on
   investment securities . . . . . . . . . . . . . . .    164,679         1,730           --          166,409
  Interest and dividends on trading
   account securities. . . . . . . . . . . . . . . . .        222            --           --              222
                                                        ----------     ----------   ----------      -----------
    Total interest income. . . . . . . . . . . . . . .    438,888         5,807           --          444,695
                                                        ----------     ----------   ----------      -----------
Interest expense:
  Interest on deposits . . . . . . . . . . . . . . . .    183,461         2,116           --          185,577
  Interest on other borrowings . . . . . . . . . . . .     10,395            --           --           10,395
  Interest on long-term debt . . . . . . . . . . . . .      3,675           206           --            3,881
                                                        ----------     ----------   ----------      -----------
    Total interest expense . . . . . . . . . . . . . .    197,531         2,322           --          199,853
                                                        ----------     ----------   ----------      -----------
Net interest income. . . . . . . . . . . . . . . . . .    241,357         3,485           --          244,842
Provision for credit losses. . . . . . . . . . . . . .     21,358            75           --           21,433
                                                        ----------     ----------   ----------      -----------
Net interest income after provision
 for credit losses . . . . . . . . . . . . . . . . . .    219,999         3,410           --          223,409
Noninterest income . . . . . . . . . . . . . . . . . .     84,649           753           --           85,402
Noninterest expense. . . . . . . . . . . . . . . . . .    222,403         3,094           --          225,497
                                                        ----------     ----------   ----------      -----------
Income before income taxes
 and cumulative change in
 accounting principle. . . . . . . . . . . . . . . . .     82,245         1,069           --           83,314
Income taxes . . . . . . . . . . . . . . . . . . . . .     19,418           352           --           19,770
                                                        ----------     ----------   ----------      -----------

Income before cumulative
 change in accounting principle. . . . . . . . . . . .  $  62,827     $     717     $     --         $ 63,544
                                                        ==========     ==========   ==========       ==========
Income before cumulative change in
 accounting principle applicable
 to common and common-
 equivalent shares . . . . . . . . . . . . . . . . . .  $  56,876                                    $ 57,593
                                                        ==========                                   ==========
Earnings before cumulative change
 in accounting principle per
 common share:
  Primary. . . . . . . . . . . . . . . . . . . . . . .      $2.19                                       $2.20
                                                            ======                                       ======
  Fully diluted. . . . . . . . . . . . . . . . . . . .      $2.13                                       $2.14
                                                            ======                                       ======


     Pro forma adjustments and notes to the condensed consolidated statements of income are as follows:

                                                           Nine Months Ended             Year Ended
                                                             September 30,               December 31,
                                                        ----------------------     -----------------------
                                                            1994      1993            1993        1992
                                                           ------    ------          ------      ------
                                                                     (In thousands)
(A)  To reflect the effect of the sale of non-banking
     assets of Equity to LSB Industries, Inc., its
     parent, at book value:
       Interest and fees on loans and leases . . . . .       687       1,947           2,659         --
       Interest on other borrowings. . . . . . . . . .         1           2               3         --
       Non-interest income . . . . . . . . . . . . . .     1,800       3,414           4,549         --
       Non-interest expense. . . . . . . . . . . . . .       662       1,993           2,243         --
       Income taxes. . . . . . . . . . . . . . . . . .        46         354             361         --

(B)  To reflect interest income earned on proceeds
     from the sale of Equity's non-bank assets and
     the related income tax effects:
       Interest on short-term investments. . . . . . .     1,763       2,793           3,843         --
       Income taxes. . . . . . . . . . . . . . . . . .       688       1,089           1,499         --

(C)  To reflect adjustments resulting from the purchase
     method of accounting for Equity and Emprise:
       Interest and fees on loans and leases . . . . .       756       1,381           1,856         --
       Interest and dividends on investment
         securities. . . . . . . . . . . . . . . . . .       175         416             547         --
       Interest on deposits. . . . . . . . . . . . . .       281        (976)         (1,073)        --
       Interest on other borrowings. . . . . . . . . .       154         175             250         --

       Noninterest expense:
         Purchased mortgage servicing rights
           amortization. . . . . . . . . . . . . . . .        50         120             152         --
         Purchased credit card relationships
           amortization. . . . . . . . . . . . . . . .       486       1,062           1,393         --
         Cost in excess of net assets
           acquired amortization . . . . . . . . . . .      (525)     (1,991)         (2,401)        --
         Net occupancy . . . . . . . . . . . . . . . .        10          15              21         --
                                                            ------      ------          ------
           Total effect on noninterest expense . . . .        21        (794)           (835)        --
       Income taxes. . . . . . . . . . . . . . . . . .      (756)       (796)         (1,154)        --

(D)  To reflect the foregone interest income on short-
     term investments converted to cash and used for
     the purchase of Equity and Emprise, and the
     related income tax effects:
       Interest and fees on loans and leases . . . . .       251         367             531         --
       Interest on short-term investments. . . . . . .     1,801       2,744           3,746         --
       Income taxes. . . . . . . . . . . . . . . . . .       801       1,213           1,668         --

(E)  To eliminate intercompany income/expense:
       Interest on short-term investments/
         Interest on other borrowings. . . . . . . . .       142          --              --         --



     Pro forma earnings per common share are based on the following weighted average number of shares outstanding:

                                                    Nine Months Ended
                                                      September 30,                Year Ended December 31,
                                                 ----------------------          --------------------------
                                                   1994         1993                1993           1992
                                                   -----        -----               -----          -----
                                                                  (In thousands)

     Primary . . . . . . . . . . . . . . . . .  27,243,249     26,557,938        26,642,279    26,218,916
     Fully diluted . . . . . . . . . . . . . .  30,691,524     30,631,825        30,672,993    29,806,409

     The difference between the interest expense on SBI's debt, which will be repaid at consummation, and the interest earned by Fourth Financial on the short-term investments which will fund the debt payment is not material and has not been reflected in the pro forma condensed consolidated statements of income.

     Primary earnings per common share were computed by dividing income applicable to common and common-equivalent shares by the weighted average common and common-equivalent shares outstanding during the period. Fully diluted earnings per common share were computed by adjusting income before the cumulative change in accounting principle for interest expense (net of income taxes) associated with convertible debt. The adjusted income was then divided by the weighted average of common and common-equivalent shares outstanding plus the number of shares which would have been outstanding during the year had convertible securities been converted in accordance with their respective governing instruments. Note 17 to the Fourth Financial 1993 Consolidated Financial Statements more fully describes Fourth Financial's common stock equivalents and convertible securities.

     The adjustment of income for convertible debt interest expense (net of income taxes) was as follows:

                                                    Nine Months Ended
                                                      September 30,                Year Ended December 31,
                                                 ----------------------          --------------------------
                                                   1994         1993                1993           1992
                                                  ------       ------              ------         ------
                                                                  (In thousands)

     Interest expense adjustment . . . . . . .       --            4                   4             85









                  INFORMATION CONCERNING FOURTH FINANCIAL

General

      Fourth Financial is a bank holding company headquartered in Wichita, Kansas, which offers a broad range of bank and bank-related services through its subsidiaries, BANK IV Kansas and BANK IV Oklahoma. Fourth
Financial is the largest bank holding company headquartered in Kansas, based on both assets and deposits. At September
30, 1994, Fourth Financial had total consolidated assets of $7.5 billion, total deposits of $5.7 billion, and stockholders' equity of $597.4 million. BANK IV Kansas, whose predecessor was originally organized in 1887, is the largest commercial bank in Kansas and, at December 31, 1993, had approximately 11% of all insured deposits in Kansas. BANK IV Kansas, the only major statewide bank in Kansas, has 88 offices in 36 communities. BANK IV
Oklahoma, the second-largest bank in Oklahoma, has 51 offices in 19 Oklahoma communities.

Recent and Pending Acquisitions

      Information about various recent and pending acquisitions is contained in Item 1 of the Annual Report of Fourth Financial on Form 10-K for the year ended December
31, 1993 (the "Fourth 10-K") under the caption "Pending
Acquisitions" and in the Quarterly Report of Fourth
Financial on Form 10-Q for the quarter ended September 30, 1994 (the "Fourth 10-Q") in Note 2 to the Consolidated
Financial Statements and Item 5. The following discussion is intended to supplement the information contained in the Fourth 10-K and the Fourth 10-Q.

      Two potential acquisitions referred to in the Fourth
10-K have been abandoned.  On June 17, 1994, Fourth
Financial and Great Southern Bancorp, Inc. mutually terminated their agreement to merge. Fourth Financial is no longer negotiating the acquisition of the automobile leasing company referred to in the Fourth 10-K.

      Fourth Financial is presently considering or participating in discussions concerning additional acquisitions. However, as of the date of this Proxy
Statement-Prospectus, except for the pending transactions described above and in the Fourth 10-Q, Fourth Financial had no binding commitments, agreements, or understandings to acquire any additional financial institutions, but additional acquisition agreements may be negotiated or entered into at any time.

Recently Enacted Federal Legislation

      The recently enacted federal Riegle-Neal Interstate
Banking and Branching Efficiency Act of 1994 will increase the ability of Fourth Financial and other bank holding companies to make interstate acquisitions and to operate their subsidiary banks. Commencing on September 29, 1995, adequately capitalized and adequately managed bank holding companies will be permitted to make acquisitions of banks located anywhere in the United States without regard to the provisions of any state laws that may presently prohibit such acquisitions. Interstate acquisitions will not be permitted, however, if the potential acquiror would control more than ten percent of the insured deposits in the United
States or more than 30 percent of insured deposits in the home state of the bank to be acquired or in any state in which such bank has a branch. States may enact statutes increasing the 30 percent limit and may also lower such limit if they do so on a non-discriminatory basis. States will also be permitted to prohibit acquisitions of banks that have been established for fewer than five years. The
Board of Governors of the Federal Reserve System is required to consider the applicant's record under the federal Community Reinvestment Act in determining whether to approve an interstate banking acquisition.

      The new statute also permits, after June 1, 1997, interstate branch banking in all states by adequately capitalized and adequately managed banks, but a state may enact specific legislation before June 1, 1997 prohibiting interstate branch banking in that state, in which event banks headquartered in the state will not be permitted to branch into other states. A state may also enact legislation permitting non-discriminatory interstate branch banking in such state before June 1, 1997. Applications for interstate branching authority will be subjected to regulatory scrutiny of compliance with both federal and state community reinvestment statutes with respect to all of the banks involved in the proposed transaction.

      Fourth Financial is unable to predict the effect, if any, of such new legislation on it.

Additional Information

      In order to help assure management stability, Fourth
Financial entered into change-in-control employment and severance agreements in October of 1994 with 18 executive officers of either Fourth Financial or one of its subsidiary banks. Such officers include Fourth Financial's five most highly compensated executive officers in 1993:
Darrell G. Knudson, Chairman of the Board of Fourth
Financial; K. Gordon Greer, Chairman of the Board of BANK
IV Kansas; Edward F. Keller, Chairman of the Board of BANK
IV Oklahoma; Michael R. Ritchey, President, Trusts &
Investments of Fourth Financial; and David L. Strohm,
Treasurer of Fourth Financial. The agreements provide that the officers will continue in the employment of Fourth
Financial following the commencement of a tender or exchange offer or the execution of a merger agreement which would result in a change in control (as defined) of Fourth
Financial until the transaction is either completed or abandoned. In consideration of this commitment, these agreements also provide for severance benefits in the event of either involuntary termination of employment (other than by reason of death, disability, or for cause, as defined) or termination of employment by the officer for good cause
(as defined) within two years following a change in control of Fourth Financial. Upon any such termination of employment, in addition to compensation and benefits already earned, the officer will be entitled to receive:
(a) a lump sum severance payment equal to 1.5 times (two times in the cases of Mr. Knudson, Mr. Greer, and Mr.
Keller) the sum of such officer's highest base salary during the 12-month period preceding the change in control and his three-year average bonus percentage multiplied by his target bonus then in effect, (b) continuation in effect for 18 months (2 years in the case of Mr. Knudson, Mr.
Greer, and Mr. Keller) of all medical insurance, life insurance, and disability benefit plans then in effect, (c) full vesting of all outstanding stock options and, at the executive's option, purchase of options granted within the preceding six months, (d) the present value of his enhanced benefit under Fourth Financial's Supplemental Executive
Retirement Plan with his age and credited service each increased by 1.5 years (two years in the cases of Mr.
Knudson, Mr. Greer, and Mr. Keller), (e) the amount of all accrued vacation pay, and (f) the value of any unvested employer contributions to Fourth Financial's defined contribution plan; provided, however, that no such payment can exceed the amount deductible for income tax purposes under the Internal Revenue Code. The agreements are for terms of two years renewable annually on a year-to-year basis unless terminated by Fourth Financial at least 90 days prior to the anniversary date, except they continue in effect automatically for a period of 24 months following a change in control of Fourth Financial. Fourth Financial estimates that, if a change in control occurred as of September 30, 1994, the estimated aggregate amount payable under these agreements if the employment of Messrs.
Knudson, Greer, Keller, Ritchey, and Strohm were terminated would be approximately $4,000,000.

      Additional information concerning Fourth Financial's business, and information concerning the principal holders of Fourth Stock, the directors and executive officers of Fourth Financial, executive compensation, and certain relationships and related transactions is contained in the Fourth 10-K and the Fourth 10-Q, both of which are attached to this Proxy Statement-Prospectus. All of such information is hereby incorporated into this Proxy
Statement-Prospectus by reference.


                  INFORMATION CONCERNING SBI AND THE BANK

Financial Information

      Financial information, including audited financial information and management's discussion and analysis of the consolidated financial condition and results of operations of SBI and the Bank, is included in the financial statements appearing elsewhere in this Proxy Statement-
Prospectus.

                                    SBI

      SBI is a one-bank holding company incorporated in 1991 under the laws of Nebraska and registered as a bank holding company under the Bank Holding Company Act of 1956. On December 15, 1991, SBI acquired all of the outstanding capital stock of the Bank and presently owns all of the outstanding capital stock of the Bank, except for Directors' qualifying shares, as to which shares SBI holds repurchase agreements. SBI has no employees. The executive officers and directors of SBI are as follows;

      Name                      Position
      ----                      --------
      W. Grant Gregory          Chairman and Director
      Chris J. Murphy           President and Director
      James Stuart, III         Treasurer and Director
      E. Dean Gall              Secretary and Advisory Director
      Karen Gregory             Advisory Director
      Charles M. Harper         Advisory Director
      James Stuart              Advisory Director


                                 THE BANK

General

      The Bank was chartered by the State of Missouri on December 13, 1991, and on December 15, 1991, the Bank acquired substantially all of the assets and assumed substantially all of the liabilities of Standard State Bank and Trust. Standard State Bank and Trust was a bank chartered by the State of Missouri in 1921.

      As of September 30, 1994, the Bank had total deposits of $73.0 million, total assets of $80.9 million, and stockholders' equity of $6.9 million.

Banking Facilities
- ------------------
      The Bank owns and operates the following facilities located in Independence, Missouri:

      Address                          Approximate Square Footage
      -------                          --------------------------
      10725 Independence Avenue                  7,540
      10801 East 23rd Street                     9,400
      3901 Noland Road                           2,400

Management

      The executive officers and directors of the Bank are as follows;

      Name                      Position
      ----                      --------
      W. Grant Gregory          Chairman and Director
      E. Dean Gall              President, Chief Executive
                                Officer and Director
      Jo Ann Shatwell           Executive Vice President,
                                Cashier, and Chief Operating
                                Officer
      Ronald E. Henke           Executive Vice President and
                                Compliance Officer
      Eugene Browning           Director
      Frank Byam                Director
      Martin Gerber             Director
      Michael McGraw            Director
      Chris J. Murphy           Director
      Hugh Stewart              Director
      James Stuart, III         Director
      Lee Vaughan               Director

Employees

      At November 30, 1994, there were approximately 51 full-time equivalent employees of the Bank. The Bank is not a party to any collective bargaining agreement and its employee relations are considered to be good by the Bank's management.

Competition

      The Bank provides a full range of banking services to individuals and to small and medium size firms in Independence, Missouri, and in the greater Kansas City area. The services include loans, checking and savings accounts, time deposits and NOW accounts, deposit facilities, wire transfer services, travelers checks, money orders, night depository facilities, and other financial services. The Bank also offers trust services to its customers.

      Banks encounter intense competition in all of their banking activities. As lenders, they compete not only with other banks but also with savings and loan associations, production credit associations, credit unions, finance companies, factoring companies, insurance companies, governmental agencies and other financial institutions.
They compete for deposits with other banks, savings and loan associations, credit unions, mutual funds (including money market funds), issuers of commercial paper, the stock markets, municipalities, and other government agencies.
The principal competitive factors and the markets for deposits and loans are, respectively, interest rates paid and interest rates charged.

Litigation

      The Bank is a defendant in various claims and lawsuits which arose in the ordinary course of business, including claims by three former employees of the Bank alleging either gender or disability discrimination, among other things. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of SBI or the Bank.


                   DESCRIPTION OF CAPITAL STOCK OF SBI

      The Articles of Incorporation of SBI (the "Articles") provide that SBI has authority to issue 500,000 shares of Class A Common Stock, par value $1.00 ("Class A Common
Stock"), 500,000 shares of Class B Common Stock, par value
$1.00 ("Class B Common Stock"), and 6,000 shares of 9%
Cumulative Preferred Stock, par value $100.00 ("Preferred
Stock"). As of December 1, 1994, there were a total of 2,340 shares of Class A Common Stock, 3,120 shares of Class
B Common Stock, and 5,850 shares of Preferred Stock issued and outstanding.

      Each share of Class A Common Stock entitles the holder thereof to one vote per share on all matters on which shareholders are entitled to vote, including the election of Directors. Cumulative voting is permitted in voting for the election of Directors. Neither the Class B Common
Stock nor the Preferred Stock entitles the holder thereof to any voting rights except as otherwise provided or required by law. Holders of Preferred Stock are entitled to receive $9.00 per share annually on December 31 if declared by the Board of Directors and unpaid Preferred Stock dividends are payable on a cumulative basis before any dividend can be declared or paid with respect to the Class A Common Stock and the Class B Common Stock. Upon liquidation of SBI, holders of Preferred Stock are entitled to payment of $100.00 per share plus all unpaid dividends before any payment can be made with respect to either the Class A or the Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends thereon when, as, and if declared by the Board of Directors out of funds legally available for such purpose, and upon liquidation, to share ratably in any assets available for distribution after payment of liabilities and amounts payable with respect to Preferred Stock.


           PRICE RANGE OF AND DIVIDENDS ON FOURTH STOCK AND SBI
STOCK

Fourth Stock

      Fourth Stock is traded in the over-the-counter market and is reported under the National Association of Securities Dealers Automated Quotation ("NASDAQ") symbol
FRTH.

      The following table sets forth the high and low closing sales prices of Fourth Stock as reported on the NASDAQ National Market System and the cash dividends paid per share of common stock for the periods indicated.

Calendar Year            High         Low          Dividends
- -------------            ----         ---          ---------
1991:
First Quarter            $21 1/4      $16 1/2      $ .22
Second Quarter            20 1/2       18            .22
Third Quarter             21 1/4       18 1/4        .22
Fourth Quarter            24 1/2       19 1/4        .22

1992:
First Quarter             26 1/4       22 1/2        .22
Second Quarter            28 1/2       24 1/2        .22
Third Quarter             27 1/4       24            .22
Fourth Quarter            31 1/2       25            .22

1993:
First Quarter             31 1/4       28 1/2        .22
Second Quarter            30 7/8       26 7/8        .24
Third Quarter             31 1/4       28 1/2        .24
Fourth Quarter            30 3/8       26            .26

1994:
First Quarter             28 3/4       25 3/8        .26
Second Quarter            30 3/4       26 5/8        .26
Third Quarter             30 1/2       27 3/4        .26
Fourth Quarter            33           29 1/4        .26
  (through December _)



  A public announcement of the proposed Merger was made on September 8, 1994. The reported closing sales price of Fourth Stock on September 7, 1994, was $30.25.

  Information concerning a recent reported price of Fourth
Stock is set forth on the cover page of this Proxy
Statement-Prospectus.

  Holders of Fourth Stock are entitled to receive dividends thereon when, as, and if declared by the Board of Directors out of funds legally available for such purpose, and, upon liquidation, to share ratably in any assets available for distribution after payment of liabilities. Information about restrictions on the ability of Fourth Financial to pay dividends is contained in Item 1 of the Fourth 10-K, under the caption "Regulation and Supervision".

SBI Stock

  There has been no sale of any class of SBI Stock since
SBI's formation.

  SBI has never declared nor paid cash dividends on its common stock or its Preferred Stock. Cumulative but unpaid dividends at December 1, 1993 totaled $108,900 and will total $161,550 at December 31, 1994. Such dividends will not be paid if the SBI Merger is effected. Holders of Preferred Stock are entitled to receive $9.00 per share annually on December 31 if declared by the Board of Directors and unpaid preferred stock dividends are payable on a cumulative basis before any dividend can be declared or paid with respect to either class of SBI common stock.
Upon liquidation of SBI, holders of SBI Preferred Stock are entitled to payment of $100 per share plus all unpaid dividends before any payment can be made with respect to either class of SBI common stock. Holders of SBI common are entitled to receive dividends thereon when, as, and if declared by the Board of Directors out of funds legally available for such purpose, and, upon liquidation, to share ratably in any assets available for distribution after payment of liabilities and amounts payable with respect to Preferred Stock. SBI is dependent on receiving dividends from the Bank in order for SBI to be able to pay dividends on SBI Stock. See Note L to the consolidated financial statements of SBI for a discussion of certain restrictions on SBI's ability to redeem its Preferred Stock and to pay dividends.

      Neither Fourth Financial nor any of its executive officers or directors or their affiliates owned any shares of capital stock of SBI on the date of this Proxy
Statement-Prospectus and neither SBI nor any of its executive officers or directors beneficially owned any shares of Fourth Stock on such date.


              EQUITY SECURITIES AND PRINCIPAL HOLDERS THEREOF


  The following table sets forth certain information regarding the beneficial ownership of SBI Stock as of December __, 1994 by each SBI stockholder.


                                                          Number of Shares
                                                          of Fourth Stocks
                          Amounts and                     to be Beneficially
                          Nature of                       Owned After the SBI
  Name and Address        Beneficial          Percent     Merger If the
  of Beneficial Owner     Ownership           of Class    Effective Time is
  -------------------     ----------          --------    --------------------
                                                          On or Before   After
                                                          2/15/95       2/15/95
                                                          -------       -------

                                       Preferred Stock
                                       ---------------
  Charles M. Harper       1,950               33 1/3%      6,725          6,783
  James Stuart            1,950               33 1/3       6,725          6,783
  W. Grant Gregory        1,950(1)            33 1/3       6,725(1)       6,783(1)


                                       Class A Common Stock
                                       --------------------
  W. Grant Gregory          780               33 1/3%     42,118          42,483
  Charles M. Harper         780               33 1/3      42,118          42,483
  James Stuart              780(2)            33 1/3      42,118(2)       42,483(2)



                                       Class B Common Stock
                                       --------------------
  Charles M. Harper       1,040               33 1/3%     56,157          56,644
  James Stuart            1,040(2)            33 1/3      56,157(2)       56,644(2)
  W. Grant Gregory        1,040(1)            33 1/3      56,157(1)       56,644(1)

______________

(1)   The indicated shares of SBI are owned by Southwest Company and the shares of Fourth Stock will be owned by Southwest Company after the SBI Merger.  Mr. Gregory disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.  Southwest Company is a one-bank holding company incorporated under the laws of the State of Iowa, and owns a controlling stock interest in the
      Fremont County Savings Bank, Sidney, Iowa.  Mr. Gregory owns 72% of the issued and outstanding shares of Southwest Company.

(2)   The indicated shares of SBI are owned by The Stuart Kansas City Limited Partnership and the shares of
      Fourth Stock will be owned by The Stuart Kansas City Limited Partnership after the SBI Merger.  Mr.
      Stuart disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.  The Stuart Kansas City Limited Partnership is a Nebraska limited partnership formed for the purpose of acquiring the subject shares of SBI.  Mr. Stuart owns all of the Class A Preferred Limited
      Partnership Units in the Partnership.  James Stuart, III is the sole general partner, and owns all of the general partnership units.  James Stuart, III is Mr. Stuart's grandson.  Six of Mr. Stuart's grandchildren own all of the Class B Limited Partnership Units.


  Chris J. Murphy has the contractual right to acquire all of Mr. Harper's SBI Stock and may therefore be deemed to be the beneficial owner of all of such SBI Stock.

  None of such persons will beneficially own as much as 1% of the Fourth Stock that will be outstanding upon consummation of the SBI Merger.


                                  EXPERTS


  The consolidated financial statements of Fourth Financial
Corporation appearing in Fourth Financial Corporation's
Annual Report (Form 10-K) for the year ended December 31,
1993, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, as to the year 1992 are based in part on the reports of Arthur
Andersen LLP, Sartain Fischbein & Co., and GRA, Thompson,
White & Co., P.A., independent auditors, and as to the year
1991 are based in part on the reports of Arthur Andersen
LLP, Sartain Fischbein & Co., Grant Thornton, and Deloitte
& Touche LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements of Standard
Bancorporation, Inc. for the years ended December 31, 1993 and 1992 included in this Proxy Statement-Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included in this Proxy Statement-Prospectus, and has been so included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.



                               LEGAL MATTERS


  The legality of the Fourth Stock to be issued in the SBI
Merger is being passed upon for Fourth Financial by Foulston & Siefkin, Wichita, Kansas. As of December 1,
1994, three of the lawyers in such law firm participating in the SBI Merger for Foulston & Siefkin beneficially owned an aggregate of 14,164 shares of Fourth Stock. Certain legal matters in connection with the SBI Merger will be passed upon for SBI and the Stockholders by Knudsen, Berkheimer, Richardson & Endacott, Lincoln, Nebraska, counsel to SBI and the Stockholders.


                   INFORMATION INCORPORATED BY REFERENCE


  The following documents previously filed with the Securities and Exchange Commission by Fourth Financial
(File No. 0-4170) are incorporated herein by reference:

  1. The annual report of Fourth Financial on Form 10-K for the year ended December 31, 1993.

  2. The quarterly report of Fourth Financial on Form 10-Q for the quarter ended March 31, 1994.

  3. The quarterly report of Fourth Financial on Form 10-Q for the quarter ended June 30, 1994.

  4.  The quarterly report of Fourth Financial on Form 10-Q
      for the quarter   ended September 30, 1994.

  5.  The revised definitive proxy statement of Fourth
      Financial used in connection with its 1994 Annual
      Meeting of Stockholders held on April 21, 1994.

  6.  The description of the capital stock of Fourth
      Financial contained in its quarterly report on Form
      10-Q for the quarter ended June 30, 1992.

  7. All documents filed by Fourth Financial pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended, after the date hereof and before the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed.

  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement-Prospectus except as so modified or superseded.

  The Annual Report of Fourth Financial on Form 10-K for the year ended December 31, 1993, and the Quarterly Report of Fourth Financial on Form 10-Q for the quarter ended
September 30, 1994 are attached to this Proxy Statement-
Prospectus as Annexes II and III, respectively.


                          SOLICITATION OF PROXIES


  In addition to solicitation by mail, directors, officers, and employees of SBI, who will not be specifically paid for such services, may solicit proxies from SBI stockholders, personally or by telephone, facsimile, mail, or other form of communication.


         DEADLINE FOR SUBMISSION OF FOURTH FINANCIAL STOCKHOLDERS'
                              PROPOSALS FOR
                  THE 1995 ANNUAL MEETING OF STOCKHOLDERS



  Any proposals to be submitted by Fourth Financial stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission, other than proposed nominees for election as directors, at Fourth Financial's 1995 Annual
Meeting of Stockholders must have been received by Fourth
Financial at its principal executive offices at 100 North
Broadway, Post Office Box 4, Wichita, Kansas 67201, by
November 16, 1994, for inclusion in Fourth Financial's proxy statement and form of proxy. If the date of the 1995
Annual Meeting is changed to a date more than thirty days earlier or later than April 21, 1995, Fourth Financial shall, in a timely manner, inform its stockholders of such change and the date by which proposals of stockholders must be received for such inclusion.

  Fourth Financial's Bylaws provide that nominations for directors, together with certain information specified by the Bylaws, must be submitted in writing not later than fourteen days nor earlier than fifty days prior to the date of the Annual Meeting of Stockholders, except that if fewer than twenty-one days' written notice of the meeting is given to stockholders, such nominations may be made during the seven days following the date the notice was made.






                INDEX TO FINANCIAL STATEMENTS AND RELATED INFORMATION




Standard Bancorporation, Inc. and
 Subsidiary                                                             Page
                                                                       -----


 Independent Auditors' Report. . . . . . . . . . . . . . . . . .         F-3

 Consolidated Statements of Financial Condition,
   December 31, 1993 and 1992. . . . . . . . . . . . . . . . . .         F-4

 Consolidated Statements of Earnings for the
   years ended December 31, 1993 and 1992  . . . . . . . . . . .         F-5

 Consolidated Statements of Changes in Shareholders'
   Equity for the years ended December 31, 1993 and 1992 . . . .         F-6

 Consolidated Statements of Cash Flows for the
   years ended December 31, 1993 and 1992  . . . . . . . . . . .         F-7

 Notes to Consolidated Financial Statements for
   the years ended December 31, 1993 and 1992. . . . . . . . . .         F-8

 Consolidated Interim Statements of Financial Condition,
   September 30, 1994 and December 31, 1993 (unaudited). . . . .        F-22

 Consolidated Interim Statements of Earnings for the nine
   months ended September 30, 1994 and 1993 (unaudited). . . . .        F-23

 Consolidated Interim Statements of Changes in Shareholders'
   Equity for the nine months ended September 30, 1994 and
   1993 (unaudited). . . . . . . . . . . . . . . . . . . . . . .        F-24

 Consolidated Condensed Interim Statements of Cash Flows for
   the nine months ended September 30, 1994 and 1993
   (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . .        F-25

 Notes to Consolidated Interim Financial Statements for
   the nine months ended September 30, 1994 (unaudited). . . . .        F-26

 Management's Discussion and Analysis of Financial Condition
   and Results of Operations and other financial information . .        F-27

 Quarterly Financial Data  . . . . . . . . . . . . . . . . . . .        F-42









                INDEX TO FINANCIAL STATEMENTS AND RELATED INFORMATION






Fourth Financial Corporation, Standard
 Bancorporation, Inc., Blackwell Security
 Bancshares, Inc., and Oklahoma Savings, Inc.,
 (Pending Acquisitions)                                                   Page
                                                                          ----



 Pro forma Condensed Consolidated Statement of Condition
   as of September 30, 1994 (unaudited). . . . . . . . . . . . .        F-44


Fourth Financial Corporation, Equity Bank for Savings, F. A., and
 Emprise Bank, National Association (Recent Acquisitions), and
 Standard Bancorporation, Inc., Blackwell Security Bancshares, Inc., and Oklahoma Savings, Inc. (Pending Acquisitions)


 Pro forma Condensed Consolidated Statements of Income for the nine months ended September 30, 1994 and 1993 (unaudited) and
   for years ended December 31, 1993 (unaudited) . . . . . . . .        F-47

 Pro forma Condensed Consolidated Statement of Income for the
   nine months ended September 30, 1994 (unaudited). . . . . . .        F-48

 Pro forma Condensed Consolidated Statement of Income for the
   nine months ended September 30, 1993 (unaudited). . . . . . .        F-49

 Pro forma Condensed Consolidated Statement of Income for the
   year ended December 31, 1993 (unaudited). . . . . . . . . . .        F-50








INDEPENDENT AUDITORS' REPORT
Board of Directors
Standard Bancorporation, Inc.
Independence, Missouri
We have audited the accompanying consolidated statements of financial condition of Standard
Bancorporation, Inc. and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Standard Bancorporation, Inc. and subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
    DELOITTE & TOUCHE LLP

Lincoln, Nebraska
March 16, 1994

STANDARD BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1993 AND 1992
- -------------------------------------------------------------------------------------
                                                                  1993          1992
ASSETS
Cash and due from banks (Note B)                            $2,942,752    $3,469,792
Federal funds sold                                           4,100,000     2,500,000
                                                           ------------  ------------
           Total cash and cash equivalents                   7,042,752     5,969,792

Securities available for sale (estimated market value of
  $6,473,267) (Note C)                                       6,467,610        -
Investment securities, at cost (estimated market value
  of $17,627,598 and $28,441,645) (Note C)                  17,515,107    28,384,686
Loans (Note D)                                              46,360,842    43,394,848
Less allowance for loan loss                                  (609,848)     (612,899)
                                                           ------------  ------------
           Net loans                                        45,750,994    42,781,949

Premises and equipment, net (Note E)                         2,682,496     2,793,297
Repossessed assets (Note F)                                    275,178       471,500
Accrued interest receivable                                    395,797       531,994
Other assets                                                   236,534       252,086
                                                           ------------  ------------
                                                           $80,366,468   $81,185,304
                                                           ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Noninterest bearing                                      $14,133,604   $13,197,077
  Interest bearing                                          58,903,088    61,088,734
                                                           ------------  ------------
           Total deposits                                   73,036,692    74,285,811

Long-term debt (Note G)                                      3,077,000     3,357,000
Accrued interest payable                                       432,026       450,484
Other liabilities                                              303,486       392,657
                                                           ------------  ------------
           Total liabilities                                76,849,204    78,485,952

Commitments and contingencies (Note J)

Shareholders' equity (Notes G and L):
  Cumulative 9% preferred stock, $100 par value; 6,000
    shares authorized, 5,850 shares issued and outstanding     585,000       585,000
  Common stock, Class A, $1 par value, 500,000
    shares authorized, 2,340 issued and outstanding              2,340         2,340
  Common stock, Class B, $1 par value, 500,000
    shares authorized, 3,120 issued and outstanding              3,120         3,120
  Paid in capital                                            1,359,540     1,359,540
  Retained earnings                                          1,567,264       749,352
                                                           ------------  ------------
           Total shareholders' equity                        3,517,264     2,699,352
                                                           ------------  ------------
                                                           $80,366,468   $81,185,304
                                                           ============  ============

See notes to consolidated financial statements.



STANDARD BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992
- -------------------------------------------------------------------------------------
                                                                  1993          1992
Interest income:
   Loans, including fees                                    $4,093,837    $4,018,192
   Investment securities and securities available for sale   1,375,306     1,729,724
   Short-term investments                                       82,844        59,051
                                                           ------------  ------------
           Total interest income                             5,551,987     5,806,967

Interest expense:
   Deposits                                                  1,723,038     2,116,119
   Long-term debt                                              179,570       205,594
                                                           ------------  ------------
           Total interest expense                            1,902,608     2,321,713
                                                           ------------  ------------
Net interest margin                                          3,649,379     3,485,254

Provision for loan losses                                       72,000        75,000
                                                           ------------  ------------
Net interest margin after provision for loan losses          3,577,379     3,410,254

Noninterest income:
   Service charges and fees to customers                       472,834       499,534
   Gain on sale of investment securities                        68,818        66,529
   Other                                                       211,973       186,531
                                                           ------------  ------------
             Total noninterest income                          753,625       752,594
                                                           ------------  ------------
Noninterest expense:
   Salaries and employee benefits                            1,522,435     1,635,405
   Net occupancy expense                                       224,907       209,008
   Furniture and equipment expense                              89,437        82,802
   FDIC insurance assessment                                   178,080       174,940
   Data processing fees                                        132,487       131,780
   Advertising                                                 107,903       125,098
   Legal and professional fees                                 132,431        58,125
   Office supplies                                              50,955        46,149
   Loss from operation and sale of repossessed assets          122,544        13,494
   Other                                                       647,913       617,517
                                                           ------------  ------------
           Total noninterest expense                         3,209,092     3,094,318
                                                           ------------  ------------
Earnings before income taxes                                 1,121,912     1,068,530
Provision for income taxes (Note H)                            304,000       352,000
                                                           ------------  ------------
Net earnings                                                  $817,912      $716,530
                                                           ============  ============
Average common shares outstanding                                5,460         5,460
                                                           ============  ============
Net earnings per common share                                  $140.16       $121.59
                                                           ============  ============

See notes to consolidated financial statements.



STANDARD BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992
- --------------------------------------------------------------------

                                                        Common Stock
                                           Preferred                                  Paid In      Retained
                                             Stock        Class A       Class B       Capital      Earnings

BALANCE, January 1, 1992                     $585,000      $234,000      $312,000     $819,000      $32,822

  Change in par value                          -           (231,660)     (308,880)     540,540          -

  Net earnings                                 -             -             -             -          716,530
                                          ------------  ------------  ------------  -----------  -----------
BALANCE, December 31, 1992                    585,000         2,340         3,120    1,359,540      749,352

  Net earnings                                 -             -             -             -          817,912
                                          ------------  ------------  ------------  -----------  -----------
BALANCE, December 31, 1993                   $585,000        $2,340        $3,120   $1,359,540   $1,567,264
                                          ============  ============  ============  ============ ===========

See notes to consolidated financial statements.



STANDARD BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992
- -------------------------------------------------------------------------------------
                                                                           1993          1992
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                            $817,912      $716,530
  Adjustments to reconcile net earnings to net cash
    from operating activities:
    Depreciation and amortization                                          189,469       184,274
    Provision for loan losses                                               72,000        75,000
    Amortization of premiums on investment securities
       and securities available for sale                                   196,099       355,675
    Gain on sale of investment securities                                  (68,818)      (66,529)
    Provision for deferred taxes                                           (12,000)       50,000
    Loss (gain) on sale of repossessed assets                               62,397       (15,369)
    Change in accrued interest receivable                                  136,198       183,929
    Change in accrued interest payable                                     (18,457)      (65,374)
    Change in other liabilities                                            (77,171)       89,697
    Change in other assets                                                 (15,371)       85,190
                                                                        ------------  ------------
           Total adjustments                                               464,346       876,493
                                                                        ------------  ------------
           Net cash from operating activities                            1,282,258     1,593,023

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sales of investment securities                         6,040,154    22,905,952
    Proceeds from maturities of investment securities                   14,852,306     3,656,521
    Purchases of investment securities                                 (16,617,773)  (25,997,557)
    Loan originations, net of repayments                                (3,653,689)   (6,589,643)
    Capitalized cost of repossessed assets                                  (3,997)      (67,247)
    Proceeds from sale of repossessed assets                               750,567       520,435
    Purchases of premises and equipment                                    (47,747)      (27,407)
                                                                        ------------  ------------
           Net cash from investing activities                            1,319,821    (5,598,946)
                                                                        ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net change in deposits                                              (1,249,119)    3,889,004
    Repayment of long-term debt                                           (280,000)     (253,000)
                                                                        ------------  ------------
           Net cash from financing activities                           (1,529,119)    3,636,004
                                                                        ------------  ------------
  NET CHANGE IN CASH AND CASH EQUIVALENTS                                1,072,960      (369,919)

  CASH AND CASH EQUIVALENTS, beginning of year                           5,969,792     6,339,711
                                                                        ------------  ------------
  CASH AND CASH EQUIVALENTS, end of year                                $7,042,752    $5,969,792
                                                                        ============  ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Interest paid                                                         $1,921,066    $2,387,047
                                                                        ============ ============
  Income taxes paid                                                       $296,214      $274,069
                                                                        ============ ============
  Noncash investing activities:
    Transfers from loans to repossessed assets                            $612,645      $746,154
                                                                        ============ ============
    Transfer of investment securities to securities available for sale  $6,467,610    $       -
                                                                        ============ ============

See notes to consolidated financial statements.

A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Standard
Bank & Trust (the Bank). All material intercompany balances and transactions have been eliminated in consolidation.
          Cash and Cash Equivalents - For purposes of the statements of cash flows, the Company considers cash and short-term investments purchased with original maturities of three months or less to be cash and cash equivalents.
     Investment Securities - Investment securities are carried at cost, adjusted for amortization of premium and accretion of discount. Premiums and discounts are amortized and accreted over the life of the related security using a method that approximates the level yield method. These securities are not carried at the lower of cost or market because the Company has the ability and intent to hold these securities to maturity. In connection with the pending adoption of SFAS 115, the Company has changed its investment strategy and has transferred certain of its investment securities to securities available for sale.
     Securities Available for Sale - Securities held for sale are stated at the lower of aggregate cost or market. Gains or losses on securities held for sale are recognized on the specific identification method and are included in the statement of earnings under noninterest income.
     Loans and Allowance for Loan Losses - Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by the interest method on the daily outstanding principal balance. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.
          The allowance for loan losses is established through a provision for loan losses charged to operations and is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.
     Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation.
Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets. The estimated useful lives for the principal classes of assets are 40 years on buildings and leasehold improvements, 5 to 25 years on furniture and equipment, and 5 years on automobiles.
     Repossessed Assets - Assets acquired through foreclosure or repossession are recorded at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) at the time of foreclosure or repossession or fair value minus estimated costs to sell. Costs of developing or improving assets acquired through foreclosure or repossession are included in the carrying value of the foreclosed or repossessed asset to the extent it does not exceed fair value minus estimated costs to sell. Subsequent to foreclosure or repossession, any declines in the fair value of the assets below the carrying value are charged directly to income.
     Other Assets - Included in other assets are organization and acquisition costs, net of accumulated amortization. The organization and acquisition costs are being amortized on a straight-line basis over 5 years.
     Income Taxes - The Company uses the liability method for financial accounting and reporting for income taxes in accordance with Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes. Deferred income taxes are recognized for the tax consequences of all events that have been recognized in the financial statements or tax returns, measured by applying the provisions of the then enacted tax laws. Temporary differences between financial accounting and reporting for tax purposes arise primarily from depreciation and deduction for loan losses. The
Company and its subsidiary file consolidated income tax returns.
     Disclosures About Fair Values of Financial
Instruments - Statement of Financial Accounting
Standards No. 107 (SFAS 107), Disclosure about Fair
Value of Financial Instruments, requires certain entities to disclose the estimated fair value of its financial instruments. For the Bank, as with most financial institutions, most of its assets and its liabilities are considered financial instruments as defined in SFAS 107. This statement will be effective for the Company's financial statements for the year ending December 31, 1995.
     Preferred Stock - Preferred stock consists of 6,000
shares of nonvoting 9% cumulative preferred $100 par value stock. The preferred stock may be redeemed at the option of the Company at par plus cumulative but unpaid dividends to the date of redemption. Cumulative but unpaid dividends at December 31, 1993 totaled $108,900.
     Net Earnings Per Common Share - Net earnings per common share were computed by dividing net earnings applicable to common shares by the average common shares outstanding during the period. Cumulative preferred dividends for the current period not paid or declared are deducted from net earnings in determining earnings applicable to common shares.
     Reclassifications - Certain prior year's amounts have been reclassed to conform to current year's classifications.

B.   CASH AND DUE FROM BANKS
     The Bank is required to maintain average reserve balances with the Federal Reserve Bank. Cash and due from banks in the statement of financial condition included restricted cash reserve requirements of $120,000 and $100,000 at December
31, 1993 and 1992.

C.   INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR
SALE
     The amortized cost and estimated market value of investment securities at December 31, 1993 and 1992 are as follows:

                                                                   1993
                                                           Gross         Gross       Estimated
                                           Amortized     Unrealized    Unrealized      Market
                                              Cost         Gains         Losses        Value

  Municipal securities                     $4,070,940      $160,003        $1,950    $4,228,993
  U.S. Treasury securities
    and obligations of U.S.
    Government agencies                     7,197,337        -             79,357     7,117,980
  Mortgage-backed securities                6,246,830        82,442        48,647     6,280,625
                                          ------------  ------------  ------------  ------------
                                          $17,515,107      $242,445      $129,954   $17,627,598
                                          ============  ============  ============  ============




                                                                   1992
                                                           Gross         Gross       Estimated
                                           Amortized     Unrealized    Unrealized      Market
                                              Cost         Gains         Losses        Value

  Municipal securities                     $3,008,281       $86,833          $522    $3,094,592
  U.S. Treasury securities
    and obligations of U.S
    Government agencies                    12,219,296       103,531        56,298    12,266,529
  Mortgage-backed securities               13,157,109        54,539       131,124    13,080,524
                                          ------------  ------------  ------------  ------------
                                          $28,384,686      $244,903      $187,944   $28,441,645
                                          ============  ============  ============  ============


     The amortized cost and estimated market value of investment securities at December 31, 1993 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Estimated
                                           Amortized       Market
                                              Cost         Value

Due in one year or less                    $4,494,995    $4,492,339
Due after one year through five years       4,546,522     4,533,216
Due after five years through ten years      2,226,760     2,321,418
                                          ------------  ------------
                                           11,268,277    11,346,973
Mortgage-backed securities                  6,246,830     6,280,625
                                          ------------  ------------
                                          $17,515,107   $17,627,598
                                          ============  ============

     The amortized cost and estimated market value of securities available for sale at December 31, 1993 are as follows:

                                                                   1993
                                                           Gross         Gross       Estimated
                                           Amortized     Unrealized    Unrealized      Market
                                              Cost         Gains         Losses        Value

U.S. Treasury securities and
  obligations of U.S.
  Government agencies                      $4,024,410       $15,102        $1,700    $4,037,812
Mortgage-backed securities                  2,443,200        20,196        27,941     2,435,455
                                          ------------  ------------  ------------  ------------
                                           $6,467,610       $35,298       $29,641    $6,473,267
                                          ============  ============  ============  ============


     The amortized cost and estimated market value of securities available for sale at December 31, 1993 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Estimated
                                           Amortized       Market
                                              Cost         Value

Due in one year or less                    $2,524,053    $2,538,593
Due after one year through five years       1,500,357     1,499,219
                                          ------------  ------------
                                            4,024,410     4,037,812

Mortgage-backed securities                  2,443,200     2,435,455
                                          ------------  ------------
                                           $6,467,610    $6,473,267
                                          ============  ============


     Upon acquisition of the Bank, management restructured the majority of the investment portfolio purchased from the predecessor bank.
Certain investment securities were sold and the proceeds were reinvested.
     Proceeds from sales of investment securities were $6,040,154 and $22,905,952 for the years ended
December 31, 1993 and 1992. Gross gains of $77,440 and $66,529 were realized on these sales during the years ended December 31, 1993 and 1992 and gross losses of $8,622 were realized during the year ended December 31, 1993.
     Securities with a carrying amount of $7,019,059 at December 31, 1993, and $8,722,150 at December 31,
1992 were pledged for purposes evolving in the normal course of business.
     The Company adopted Statement of Financial
Accounting Standards No. 115 Accounting for Certain
Investments in Debt and Equity Securities (SFAS
115) on January 1, 1994. SFAS 115 required securities to be classified into the categories of held to maturity, available for sale or trading securities based upon management's intended use of such securities. The effect of adopting SFAS 115 was not material at date of adoption.

D.   LOANS
     Loans at December 31, are summarized as follows:

                                                 1993          1992

Commercial loans                           $7,474,366    $6,944,646
Loans to individuals for household,
   family and other consumer expenditures  19,071,966    19,121,457
Real estate mortgage loans                 19,571,358    16,942,811
Other                                         243,152       385,934
                                          ------------  ------------
                                          $46,360,842   $43,394,848
                                          ============  ============


     Included above are loans on non-accrual status of approximately $62,000 and $103,000 at December 31,
1993 and 1992, respectively.
     The Bank generally grants commercial loans, residential and commercial real estate mortgage loans, consumer loans, student loans and real estate construction loans to customers throughout the Independence, Missouri area. A substantial proportion of the Bank's debtors' ability to honor their contracts is dependent upon the general economic health of the local and regional economy.
     Activity in the allowance for loan losses for the years ended December 31, 1993 and 1992 is summarized as follows:

                                                 1993          1992

Balance, beginning of year                   $612,899      $745,589
Provision charged to operations                72,000        75,000
Net charge-offs                               (75,051)     (207,690)
                                          ------------  ------------
  Balance, end of year                       $609,848      $612,899
                                          ============  ============



E.   PREMISES AND EQUIPMENT
     Premises and equipment at December 31, consisted of the following:

                                                 1993          1992

Land                                         $474,916      $474,916
Buildings                                   1,658,609     1,651,216
Furniture, fixtures and equipment             831,042       820,818
Autos                                          35,336         6,474
                                          ------------  ------------
                                            2,999,903     2,953,424

Less accumulated depreciation                 317,407       160,127
                                          ------------  ------------
Premises and equipment, net                $2,682,496    $2,793,297
                                          ============  ============



F.   REPOSSESSED ASSETS
     Repossessed assets at December 31, consisted of the following:

                                                 1993          1992

Real estate                                  $140,000      $145,000
Equipment                                      43,603       221,000
Autos                                          91,575       105,500
                                          ------------  ------------
                                             $275,178      $471,500
                                          ============  ============



G.   LONG-TERM DEBT
     Long-term debt at December 31, 1993 consists of a note payable to bank due in annual installments through December, 1996. Interest is payable quarterly at varying rates assigned to different maturing amounts of the note ranging from 4.93% to 7.62%. At December 31, 1993 the weighted average rate was 5.62%.
     The note is secured by substantially all of the common stock of Standard Bank and Trust, the Company's only significant asset. Under the covenants of the note, the Company may not issue any additional capital stock, is restricted to the payment of dividends on its preferred stock and is limited to the levels of bonus and capital expenditures which may be made and is required to maintain certain financial statements and loan loss ratios. The principal payment of $280,000 scheduled for payment in February of 1994 was prepaid during 1993.
     Principal maturities of long-term debt are as follows:
     Year Ending December 31,

     1995      $ 309,000
     1996      2,768,000

H.   INCOME TAXES
     The components of income tax expense for the years ended December 31, 1993 and 1992 are as follows:

                                                 1993          1992

Current                                      $316,000      $302,000
Deferred                                      (12,000)       50,000
                                          ------------  ------------
                                             $304,000      $352,000
                                          ============  ============


     The effective income tax expense differs from the statutory federal tax rate for the years ended
December 31, 1993 and 1992 as follows:

                                                 1993          1992

Tax at federal statutory rate                $381,000      $363,000
Tax exempt interest                           (75,000)      (65,000)
State income taxes, net of federal benefit     15,000        51,000
Other                                         (17,000)        3,000
                                          ------------  ------------
                                             $304,000      $352,000
                                          ============  ============


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant items comprising the Company's net deferred tax liability as of December
31, 1993 and 1992 were as follows:

Deferred assets:
  Allowance for loan losses                   $52,000       $29,000
  Other                                        31,000        11,000
                                          ------------  ------------
                                               83,000        40,000

Deferred liabilities:
  Depreciation on premises and equipment      108,000        74,000
  Other                                        13,000        16,000
                                          ------------  ------------
           Net deferred liability             $38,000       $50,000
                                          ============  ============


     The deferred liability is included in other liabilities in the statement of financial condition.

I.   EMPLOYEE BENEFITS
     The Bank sponsors a contributory 401(k) plan covering substantially all employees. Employees may contribute to the plan through payroll withholdings up to 15% of their salary and an established overall limitation. The Bank does not match the employee deferral but may make, at the discretion of the Board of Directors, profit sharing contributions which are allocated to the various employee accounts on a pro rata basis.
Contributions by the Bank were approximately
$50,000 and $49,300 for the years ended December
31, 1993 and 1992.

J.   COMMITMENTS AND CONTINGENCIES
     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, and standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the accompanying statement of financial condition.
     Commitments to extend credit, standby letters of credit and financial guarantees all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded on the consolidated statements of financial condition.
Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. As of December 31, 1993 and 1992, the Bank had undisbursed lines of credit to existing borrowers of approximately $4,931,000 and $4,316,000 and outstanding standby letters of credit and guarantees totaling approximately $110,750 and
$187,500. Such lines of credit predominately carry variable rates of interest.

K.   RELATED PARTY TRANSACTIONS
     The Bank has entered into transactions with its directors and their affiliates (related parties).
Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.
     An analysis of the activity with respect to these related party loans for the years ended
December 31, 1993 and 1992 is as follows

                                                 1993          1992

Balance, beginning of year                   $677,021      $869,234
  New loans                                   259,794        25,000
  Repayments and reductions                  (237,906)     (217,213)
                                          ------------  ------------
Balance, end of year                         $698,909      $677,021
                                          ============  ============



L.   REGULATORY MATTERS
     One of the principal sources of cash of the Company is dividends from the Bank. The total dividends that can be declared by the Bank without receiving prior approval from regulatory authorities is limited to an amount which, after payment, would not cause the Bank's tangible shareholders' equity to be less than 7% of total tangible assets. At
December 31, 1993 and 1992, approximately $229,000 and $291,000, respectively, of the Bank's retained earnings were restricted as to the payment of dividends by this provision.
     The Company has agreed not to redeem its preferred stock if, subsequent to redemption, its debt-to-equity ratio exceeds 30%, or the Bank's tangible equity capital ratio falls below 7%. In addition, the Company has agreed not to pay dividends on its preferred stock if (a) the Bank's tangible equity capital ratio falls below 7%; (b) the Company's level of debt exceeds that projected; or (c) the payment of preferred dividends would reduce the Company's ability to achieve a debt-to-equity ratio of 30% or less within 12 years of formation. The
Company has also agreed not to incur additional debt without the prior written approval of the Federal Reserve Bank.
     The Bank is required to maintain minimum capital in accordance with federal guidelines. The guidelines require a minimum ratio of defined capital to risk adjusted assets of 8.00%. The Bank's total risk based capital, risk based capital requirement and excess risk based capital at December 31, 1993, is as follows:

                                             Amount     Percent (1)

Core capital (Tier I)                      $6,527,685         12.08%

Supplementary capital (Tier II)
  Allowable portion of reserve for
    loan losses                               609,848          1.13%
                                          ------------  ------------
Total risk based capital                   $7,137,533         13.21%
                                          ============  ============
Risk based capital requirement             $4,322,080          8.00%
                                          ============  ============
Excess risk based capital                  $2,815,453          5.21%
                                          ============  ============

(1) Percentage based on risk weighted assets of $54,026,000.

     In addition, the Bank is required to maintain a minimum leverage ratio (Tier 1 capital to quarterly average assets) of 3% to 5%, depending on classification by regulators. At December 31, 1993, the Bank's ratio was 8.16%.
     Effective December 19, 1992, the Federal Deposit
Insurance Corporation Improvement Act of 1991
(FDICIA) established five regulatory capital categories: well-capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized;
and authorized banking regulatory agencies to take prompt corrective action with respect to institutions in the three undercapitalized categories. These corrective actions become increasingly more stringent as the institution's regulatory capital declines. At December 31, 1993, the Bank exceeded the minimum requirements for the well-capitalized category.

M.   CONDENSED FINANCIAL INFORMATION - PARENT COMPANY
ONLY

             STATEMENTS OF FINANCIAL CONDITION

                                                                  December 31,
                                                                  1993          1992
ASSETS

  Cash on deposit with the Bank                                $17,685       $24,365
  Investment in net assets of subsidiary                     6,544,340     5,994,647
  Other assets                                                  47,860        62,726
                                                           ------------  ------------
                                                            $6,609,885    $6,081,738
                                                           ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY

  Long-term debt                                             3,077,000    $3,357,000
  Accrued interest payable                                      13,578        25,386
  Other liabilities                                              2,043        -
                                                           ------------  ------------
           Total liabilities                                 3,092,621     3,382,386

  Shareholders' equity:
    Cumulative 9% preferred stock, $100 par value; 6,000
      shares authorized, 5,850 issued and outstanding          585,000       585,000
    Common stock, Class A, $1 par value, 500,000
      shares authorized, 2,340 issued and outstanding            2,340         2,340
    Common stock, Class B, $1 par value, 500,000
      shares authorized, 3,120 issued and outstanding            3,120         3,120
    Paid in capital                                          1,359,540     1,359,540
    Retained earnings                                        1,567,264       749,352
                                                           ------------  ------------
           Total shareholders' equity                        3,517,264     2,699,352
                                                           ------------  ------------
                                                            $6,609,885    $6,081,738
                                                           ============  ============

                  STATEMENTS OF EARNINGS

      For the Years Ended December 31, 1993 and 1992

                                                                  1993          1992
  Income:
    Dividend income                                           $442,000      $330,000

  Expenses:
    Interest expense                                           179,570       205,594
    Other                                                       81,211        32,980
                                                           ------------  ------------
           Total expenses                                      260,781       238,574
                                                           ------------  ------------
  Earnings before income tax benefit and equity
    in undistributed earnings of subsidiary                    181,219        91,426

  Income tax benefit                                            87,000        86,000
                                                           ------------  ------------
  Earnings before equity in undistributed
    earnings of subsidiary                                     268,219       177,426

  Equity in net undistributed earnings of subsidiary           549,693       539,104
                                                           ------------  ------------
  Net earnings                                                $817,912      $716,530
                                                           ============  ============

                 STATEMENTS OF CASH FLOWS

      For the Years Ended December 31, 1993 and 1992

                                                                  1993          1992

  CASH FLOWS FROM OPERATING ACTIVITIES:
      Net earnings                                            $817,912      $716,530
      Adjustments to reconcile net earnings to net cash from
        operating activities:
          Amortization                                          15,866        15,864
          Equity in undistributed earnings                    (549,693)     (539,104)
          Change in other assets                                (1,000)      107,500
          Change in accrued interest payable                   (11,808)       11,648
          Change in other liabilities                            2,043        (1,831)
                                                           ------------  ------------
        Total adjustments                                     (544,592)     (405,923)
                                                           ------------  ------------
         Net cash from operating activities                    273,320       310,607


  CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital contribution in subsidiary                        -           (108,322)


  CASH FLOWS FROM FINANCING ACTIVITIES:
      Repayment of long-term debt                             (280,000)     (253,000)
                                                           ------------  ------------
      NET DECREASE IN CASH AND CASH EQUIVALENTS                 (6,680)      (50,715)

      CASH AND CASH EQUIVALENTS, beginning of year              24,365        75,080
                                                           ------------  ------------
      CASH AND CASH EQUIVALENTS, end of year                   $17,685       $24,365
                                                           ============  ============

  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

      Interest paid                                           $191,378      $193,946
                                                           ============  ============
      Income taxes paid                                       $296,214      $274,069
                                                           ============  ============



STANDARD BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL CONDITION
- ---------------------------------------------------------------

                                                                   (Unaudited)
                                                        September 30,   December 31,
                                                            1994            1993
                                                        -------------   -------------
                                                                  (In Thousands)
Cash and due from banks                                        $1,881          $2,943
Federal funds sold                                                  -           4,100
                                                        -------------   -------------
  Total cash and cash equivalents                               1,881           7,043

Securities available for sale (1994 at fair
   value, cost, $6,363,884; 1993 at cost,
   fair value $6,473,267)                                       6,093           6,468
Held to maturity securities, at cost
   (fair value of $15,052,632 and $17,627,598)                 15,496          17,515
Loans                                                          54,399          46,361
Less allowance for loan loss                                     (599)           (610)
                                                        -------------   -------------
  Net loans                                                    53,800          45,751

Premises and equipment, net                                     2,585           2,682
Repossessed assets                                                 90             275
Accrued interest receivable                                       444             396
Deferred income taxes                                              58               -
Other assets                                                      239             236
                                                        -------------   -------------
                                                              $80,686         $80,366
                                                        =============   =============
Deposits
  Noninterest bearing                                         $14,334         $14,134
  Interest bearing                                             58,629          58,903
                                                        -------------   -------------
     Total deposits                                            72,963          73,037

Long-term debt                                                  3,077           3,077
Accrued interest payable                                          357             432
Other liabilities                                                 375             303
                                                        -------------   -------------
     Total liabilities                                         76,772          76,849

Shareholders' Equity:
 Cumulative 9% preferred stock, $100 par value; 6,000
  shares authorized, 5,850 shares issued and outstanding          585             585
 Common stock, Class A, $1 par value, 500,000
  shares authorized, 2,340 issued and outstanding                   2               2
 Common stock, Class B, $1 par value, 500,000
  shares authorized, 3,120 issued and outstanding                   3               3
Paid in capital                                                 1,360           1,360
 Net unrealized loss on securities available
  for sale - net of tax                                          (165)              -
Retained earnings                                               2,129           1,567
                                                        -------------   -------------
    Total shareholders' equity                                  3,914           3,517
                                                        -------------   -------------
                                                              $80,686         $80,366
                                                        =============   =============

See notes to consolidated interim financial statements.

STANDARD BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED INTERIM STATEMENTS OF EARNINGS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
- ------------------------------------------------------
(In Thousands Except Share and per Share Data)
                                                          (Unaudited)
                                                      Nine Months Ended
                                                        September 30,
                                                       1994        1993
                                                   ----------  ----------
Interest income:
  Loans, including fees                                $3,281      $3,046
  Held to maturity securities and securities
    available for sale                                    857       1,050
  Short-term investments                                   70          64
                                                   ----------  ----------
     Total interest income                              4,208       4,160

Interest expense:
  Deposits                                              1,350       1,309
  Long-term debt                                          142         136
                                                   ----------  ----------
     Total interest expense                             1,492       1,445

Net interest margin                                     2,716       2,715

Provision for loan losses                                  65          72
                                                   ----------  ----------
Net interest margin after provision for loan loses      2,651       2,643

Noninterest income:
  Service charges and fees to customers                   356         361
  Other                                                   171         167
                                                   ----------  ----------
     Total noninterest income                             527         528

Noninterest expense:
  Salaries and employee benefits                        1,216       1,224
  Net occupancy expense                                   162         167
  Furniture and equipment expense                          66          65
  FDIC insurance assessment                               133         134
  Data processing fees                                    101         100
  Advertising                                              61          92
  Legal and professional fees                              61          82
  Office supplies                                          36          37
  Loss from operation and sale of repossessed assets       61          43
  Other                                                   468         483
                                                   ----------  ----------
     Total noninterest expense                          2,365       2,427
                                                   ----------  ----------
Earnings before income taxes                              813         744

Provision for income taxes                                251         202
                                                   ----------  ----------
Net earnings                                             $562        $542
                                                   ==========  ==========
Weighted average common shares outstanding              5,460       5,460
                                                   ==========  ==========
Net earnings per common share                          $95.73      $92.00
                                                   ==========  ==========

See notes to consolidated interim financial statements.



STANDARD BANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
- ------------------------------------------------------

                                                          (Unaudited)
                                                        1994        1993
                                                     ----------  ----------
                                                          (In Thousands)
Balance, beginning of period                             $3,517      $2,699
  Decrease in net unrealized gains on available
   for sale securities                                     (165)          -
  Net income                                                562         542
                                                     ----------  ----------
Balance, end of period                                   $3,914      $3,241
                                                     ==========  ==========

See notes to consolidated interim financial statements.



STANDARD BANCORPORATION, INC AND SUBSIDIARY
CONSOLIDATED CONDENSED INTERIM STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
- ------------------------------------------------------

                                                               (Unaudited)
                                                            Nine Months Ended
                                                              September 30,
                                                            1994        1993
                                                        ----------  ----------
                                                             (In Thousands)
NET CASH FROM OPERATING ACTIVITIES                            $853        $955

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities
   available for sale                                        9,973           -
  Proceeds from sales of held to maturity securities             -       1,949
  Purchases of securities available for sale                (9,893)          -
  Proceeds from maturities of held to maturity securities    4,373      10,765
  Purchases of held to maturity securities                  (2,395)     (7,769)
  Loan originations, net of repayments                      (8,385)     (4,787)
  Capitalized cost of repossessed assets                         -          (3)
  Proceeds from sale of repossessed assets                     412         383
  Purchases of premises and equipment                          (26)        (40)
                                                        ----------  ----------
     Net cash from investing activities                     (5,941)        498
                                                        ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in deposits                                       (74)     (3,236)
  Repayment of long-term debt                                    -        (280)
                                                        ----------  ----------
     Net cash from financing activities:                       (74)     (3,516)
                                                        ----------  ----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                     (5,162)     (2,063)

CASH AND CASH EQUIVALENTS, beginning of period               7,043       5,970
                                                        ----------  ----------
CASH AND CASH EQUIVALENTS, end of period                    $1,881      $3,907
                                                        ==========  ==========

Supplemental disclosure:
     Interest Paid                                          $1,567      $1,566
     Income Taxes Paid                                        $248        $266

     Transfers from loans to repossessed assets               $271        $476

See notes to consolidated interim financial statements.


STANDARD BANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994

A: GENERAL
        The accompanying unaudited consolidated condensed financial statements and notes thereto contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company and its subsidiary as of September 30, 1994 and the results of their operations. The consolidated condensed financial statements should be read in conjunction with the 1993 audited consolidated financial statements and the notes thereto.

B: ALLOWANCE FOR LOAN LOSSES
        Transactions in the allowance for loan losses are summarized as follows:
                                         1994         1993
                                      ----------   ----------
                                            (In Thousands)

    Balance, January 1                     $610         $613
       Provision for loan losses             65           72
       Net charge-offs                      (76)         (71)
                                      ----------   ----------
    Balance, September 30                  $599         $614
                                      ==========   ==========

C: INVESTMENT SECURITIES
        The Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115) as of January 1, 1994 without material impact to the financial statements. As of September 30, 1994, gross unrealized losses on securities available for sale were approximately $271,000.


D: MERGER AGREEMENT
        The Company has entered into an Agreement and Plan of Reorganization with Fourth Financial Corporation dated September 2, 1994 whereby Fourth Financial will acquire all of the issued and outstanding shares of the Company by exchanging up to 317,730 shares of Fourth Financial shares for shares of the Company. Such exchange is contemplated to qualify as a tax-free reorganization under the Internal Revenue Code. The Agreement, as amended, will terminate if all conditions to the obligations of the parties have not occurred on or before February 28, 1995.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The following commentary is management's discussion and analysis of Standard Bancorporation Inc. (SBI or the Company) and subsidiary, Standard Bank and Trust
(Standard or the Bank) consolidated financial condition and results of operations and is designed to highlight the major factors impacting the financial position and performance of the years ending December 31, 1993 and 1992. Comparative analysis of operations between 1992 and 1991 are not provided as the Company had banking operations for only 15 days in 1991 and such comparisons are not considered to be meaningful. Reference should be made to the consolidated financial statements included elsewhere to more fully comprehend this discussion.


PERFORMANCE SUMMARY

     SBI's consolidated net earnings during 1993 were $818,000 versus $717,000 during 1992. The increase in 1993 earnings over 1992 is primarily attributable to the net effect of higher net interest margins, higher noninterest expense and lower income tax expense. For
1993 return on average assets and return on average common equity were 1.02% and 31.92%, respectively. For the comparative period in 1992, return on average assets and return on average common equity were .89% and 38.48% respectively.

     Year end assets at December 31, 1993 were $80.4 million or 1% lower than December 31, 1992 reflective of a $4.4 million decline in investment securities offset by higher loan levels of $2.9 million and $1.6 million higher levels of short term investments.

     The provision for loan losses totaled $72,000 and $75,000 for 1993 and 1992, respectively. The reserve for loans as a percentage of total loans was 1.32% at December 31, 1993 versus 1.41% at December 31, 1992. Net charge offs declined from $208,000 in 1992 to $75,000 in 1993. Nonperforming loans as a percentage of total loans declined from .46% at December 31, 1992 to .23% at December 31, 1993.


The following table presents average balances, income and expense, and yields and rates for 1993 and 1992.

                                                  1993                       1992
                                     ---------- -------- -----  ---------- -------- -----
                                      Average   Income/  Yield/  Average   Income/  Yield/
                                      Balance   Expense  Rate    Balance   Expense  Rate
                                     ---------- -------- -----  ---------- -------- -----
                                                             (in thousands)
Assets:
Interest-earning assets:
  Loans and leases (1) (2)             $45,367   $4,094  9.02 %   $42,396   $4,018  9.48 %
  Federal funds sold                     2,849       83  2.91       1,601       59  3.69
  Held to maturity securities and
    securities available for sale
       Taxable                          22,317    1,179  5.28      26,643    1,574  5.91
       Non-taxable (3)                   3,643      196  5.38       2,953      156  5.28
                                     ---------- --------        ---------- --------
  Total interest earning assets        $74,176   $5,552  7.48     $73,593   $5,807  7.89
Cash and due from banks                  2,736                      3,242
Repossessed assets                         423                        230
Bank premises and equipment              2,737                      2,860
Income receivable and other assets         911                        989
Allowance for loan losses                 (641)                      (725)
                                     ----------                 ----------
  Total assets                         $80,342                    $80,189
                                     ==========                 ==========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
  Interest-bearing demand              $19,820     $371  1.87 %   $18,810     $412  2.19 %
  Savings                               10,701      286  2.67       9,762      290  2.97
  Time under $100,000                   28,005    1,002  3.58      31,043    1,354  4.36
  Time of $100,000 or more               1,444       64  4.43       1,453       60  4.13
                                     ---------- --------        ---------- --------
  Total interest-bearing deposits      $59,970   $1,723           $61,068   $2,116

Federal funds purchased                      2        -     -           8        -     -
Long-term debt                           3,167      180  5.68       3,431      206  6.00
                                     ---------- --------        ---------- --------
  Total interest-bearing liabilities   $63,139   $1,903  3.01     $64,507   $2,322  3.60

Non-interest bearing deposits           13,305                     12,448
Accrued interest payable
  and other liabilities                    751                        787
                                     ----------                 ----------
  Total liabilities                    $77,195                    $77,742

Preferred stock                            585                        585
Common stock                                 5                          5
Paid in capital                          1,360                      1,360
Retained earnings                        1,197                        497
                                     ----------                 ----------
Total liabilities and
  shareholders' equity                 $80,342                    $80,189
                                     ========== --------                   --------
Net interest income                              $3,649                     $3,485
                                                ========                   ========
Rate Analysis:
Interest income/interest earning assets                  7.48 %                     7.89 %
Interest expense/interest earning assets                 2.57                       3.16
                                                        -----                      -----
Net yield on average interest earning assets             4.91                       4.73
                                                        =====                      =====

(1)  Nonaccrual loans are included in average total loans and leases.
(2)  Loan fees on new loans have been included in interest income, but the amounts of such fees are not material to total interest income.
(3)  Tax-exempt interest is not on a tax-equivalent basis.

NET INTEREST INCOME

     Net interest income totaled $3,649,000 for 1993, an increase of $164,000 or 4.70% over the $3,485,000 earned during 1992. The increase in net interest income and net yield on average interest earning assets was primarily attributable to higher average levels of loans versus securities and lower average levels of time deposits. Both interest income yields and interest expense rates declined from 1992 to 1993 due to a falling interest rate environment. Gross interest income declined from 1993 to 1992 $255,000 or 4.4% even though total average earning assets increased approximately 1.0% for the same period.

     The following table attributes changes in net interest income either to changes in average balance or to changes in average rates for earning assets and interest bearing liabilities. The change in interest due jointly to volume and rate has been allocated to volume and rate in proportion to the relationship of the absolute dollar amount of change in each.

                                  |-------   1993 vs 1992 ------|
                                   Change attributable to  Total
                                    Volume    Yield/Rate   Change
                                  ---------- ------------ ---------
                                             (in thousands)
Increase (decrease) in:
Interest income:
  Loans and leases (1) (2)             $274        ($198)      $76
  Federal funds sold                     38          (14)       24
  Held to maturity securities and
    securities available for sale
      Taxable                          (239)        (156)     (395)
      Non-taxable (3)                    37            3        40
                                  ---------- ------------ ---------
  Total interest income change         $110        ($365)    ($255)

Interest expense:
  Interest-bearing demand                21          (62)      (41)
  Savings                                27          (31)       (4)
  Time deposits                        (124)        (224)     (348)
  Long-term debt                        (15)         (11)      (26)
                                  ---------- ------------ ---------
  Total interest expense change        ($91)       ($328)    ($419)
                                  ---------- ------------ ---------
Net interest income change             $201         ($37)     $164
                                  ========== ============ =========

(1)  Nonaccruing loans have been included in average total loans and leases.

(2) Loan fees on new loans have been included in interest income, but the amounts of such fees are not material to total interest income.

(3)  Tax-exempt interest is not on a tax-equivalent basis.

PROVISION FOR LOAN LOSSES

     The provision for loan losses was $72,000 and $75,000 for the years ending December 31, 1993 and 1992, respectively. Net charge offs for 1993 were $75,000 as compared with net charge offs of $208,000 for 1992. The allowance for loan losses was $610,000 and $613,000 as of December 31, 1993 and 1992 respectively. The allowance as a percentage of loans was 1.32% and 1.41% as of December 31, 1993 and 1992, respectively.


NONINTEREST INCOME

     Noninterest income was $754,000 for the year ending
December 31, 1993, nearly the same as the $753,000 of noninterest income for 1992. Service charges and fees to customers decreased $27,000 or 5.3% from 1992 to 1993 primarily from lower service charges on deposit accounts.
Other noninterest income increased $25,000 or 13.6% between 1993 and 1992 as a result of pricing changes for trust services. Security gains of $69,000 and $67,000 were realized for the years ending December 31, 1993 and 1992, respectively.


NONINTEREST EXPENSE

     Noninterest expense was $3,209,000 for the year ending December 31, 1993, a $115,000 or 3.7% increase compared with the $3,094,000 of noninterest expense in 1992. This increase was caused by several factors. Net losses associated with the sale and operation of repossessed assets and increased legal and professional fees associated with disposition of these repossessed assets increased from 1992 to 1993. Net loss on the sale and operation of repossessed assets increased from $13,000 in 1992 to $123,000 in 1993. Legal and professional fees increased from $58,000 in 1992 to $132,000 in 1993. Offsetting these increased noninterest expense categories was a $113,000 decrease in salaries and employee benefits expense. This decrease in salary and employee benefits expense resulted primarily from a change in the Bank's policy relative to the amount of sick leave an employee can accumulate and from a fewer number of executive employees.


INCOME TAXES

     SBI provides for income taxes using the liability method for financial accounting and reporting for income taxes in accordance with Statement of Financial
Accounting Standards No. 109 "Accounting for Income
Taxes". Income tax expense was $304,000 and $352,000 for the years ending December 31, 1993 and 1992, respectively. The effective tax rate for SBI's consolidated financial statements was 27.1% in 1993 and 32.9% in 1992. This decrease in effective rate in 1993 is primarily a result of reversals of the overaccrual of state income taxes in the prior year.


LOANS

     Gross loans outstanding increased $2,966,000 or 6.8% from December 31, 1992 to December 31, 1993 primarily from growth realized in real estate mortgage loans, particularly home equity lines of credit.

     This increase in real estate loans reflects activity stimulated by relatively lower interest rates.
Commercial loans at December 31, 1993 also increased
$529,000, a 7.6% increase over December 31, 1992 levels.
Installment loans showed little change between 1992 and 1993 as competitive forces impacted market share.

     The following table shows the composition of loans for the periods presented:

                                           December 31
                                        1993         1992
                                    ------------ ------------
                                          (in thousands)
Commercial loans                         $7,474       $6,945
Real estate loans
    Construction                          1,077        1,143
    Real estate mortgage                 18,495       15,800
Installment loans to individuals         19,072       19,121
Other                                       243          386
                                    ------------ ------------
Total loans and lease financiing        $46,361      $43,395
                                    ============ ============

     The Bank makes substantially all of its loans to customers within the Independence, Missouri area. The
Company had no industry concentrations greater than 10% of total loans outstanding and no foreign loans at December 31, 1993.

     The following table presents the maturity distribution and interest sensitivity of loans as of December 31, 1993 to the extent such information is available.

                               (in thousands)
                                  ---------
Loans with fixed interest rates:
        Due within 1 Year           $3,741

        Due 1 through 5 Years       22,747

        Due after 5 Years            3,635
                                  ---------
                                    30,123

Loans with floating interest rates  16,238
                                  ---------
                                   $46,361
                                  =========

Historical maturity information for loans with floating interest rates is not available at December 31, 1993. On a current basis, the majority of loans with floating interest rates reprice within one year.

     Nonperforming assets consist of nonaccrual loans, troubled debt restructurings, loans which are contractually past due 90 days or more as to principal or interest and repossessed assets. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Potential problem loans are those loans which are currently performing but where known information about possible credit problems of the borrowers causes management to have serious doubts as to the ability of such borrowers to comply with present repayment terms and which may result in the transfer of such loans to nonperforiming status. Nonperforming loans (nonaccrual loans plus loans greater than 90 days past due) at December 31, 1993 were $106,000 or 0.23% of total loans compared with $200,000 and 0.46% of total loans at December 31, 1992.

     The following table presents the amount of loans and other nonperforming assets for the periods indicated:

                                              December 31
                                            1993      1992
                                          --------- ---------
                                            (in thousands)
Nonaccrual loans                               $62      $103
Troubled debt restructurings                     -         -
Other real estate and nonperforming assets     275       472
                                         --------- ---------
Total nonperforming assets                    $337      $575
                                         ========= =========

Past due loans (90 days or more)               $44       $97

Gross income that would have been
recorded in the period then ended if
nonaccrual loans and troubled debt
restructurings had been in accordance
with their original terms                        6        11

Amount of interest income on nonaccrual
loans and troubled debt restructurings
that was included in the period.                 4         1

Potential problem loans (1)                    362       203
Foreign loans outstanding                        -         -
Loan concentrations                              -         -

(1) Balances shown are loans which the primary souce of repayment may not be sufficient to meet the present terms of the loan. SBI believes it has sufficient security to support the current loan balance.

     The Company has no troubled debt restructurings as of December 31, 1993 or 1992 respectively.

     The decrease in nonperforming assets from 1992 to 1993 is primarily due to the sale of substantially all of the assets of a previous foreclosed loan on construction equipment. The level of repossessed autos remains fairly consistent over time.

     The allowance for loan losses is established through a provision for loan losses charged to operations and is maintained at a level which management believes is adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors.

     The following table summarizes the changes in the allowance for credit losses arising from loans charged off and recoveries on loans previously charged off, by loan category, and additions to the allowance which have been charged to operating expense.

                                                       1993        1992
                                                  ----------  ----------
                                                     (in thousands)
Balance at January 1,                                  $613        $746

Charge-offs:
  Commercial                                              4          74
  Real Estate:
    Construction                                          -           -
    Mortgage                                              1           -
  Installment                                            75         135
  Other                                                   -           3
                                                  ----------  ----------
Total charge-offs                                        80         212
                                                  ----------  ----------

Recoveries:
  Commercial                                              -           -
  Real Estate:
    Construction                                          -           -
    Mortgage                                              -           -
  Installment                                             5           4
  Other                                                   -           -
                                                  ----------  ----------
Total recoveries                                          5           4
                                                  ----------  ----------

Net loans charged off                                    75         208
Provision for credit losses                              72          75
                                                  ----------  ----------
Balance at December 31,                                $610        $613
                                                  ==========  ==========


Loans at period end                                 $46,361     $43,395
Average loans                                       $45,367     $42,396
Net charge-offs to average loans                       0.17%       0.49%
Allowance for credit losses to period-end loans        1.32%       1.41%
Allowance for credit losses to period-end
    nonperforming loans                              575.47%     306.50%


     The following table presents an allocation of the allowance for loan losses by loan type for the periods presented:

                                                   Percent of loans
Balance at December 31, 1993            Amount     in each category
Applicable to:                   (in thousands)      to total loans
- ------------------------------   --------------  -------------------
Commercial                                $155                16.12%
Real Estate:
  Construction                              11                 2.32%
  Mortgage                                 190                39.90%
Installments                               254                41.14%
Other                                        -                 0.52%
                                 --------------  -------------------
                                          $610               100.00%
                                 ==============  ===================


                                                   Percent of loans
Balance at December 31, 1992                       in each category
Applicable to:                          Amount       to total loans
- ------------------------------   --------------  -------------------
Commercial                                $163                16.00%
Real Estate:
  Construction                              15                 2.63%
  Mortgage                                 160                36.41%
Installments                               275                44.06%
Other                                        -                 0.90%
                                 --------------  -------------------
                                          $613               100.00%
                                 ==============  ===================

INVESTMENT PORTFOLIO

     The following table presents the book value of the securities portfolio by type of security as of December
31, for the years indicated:

Securities available for sale
- ----------------------------------------------------
                                                                December 31
                                                                    1993
                                                                -----------
                                                               (in thousands)
U.S. Treasury Obligations                                           $4,025
U.S. Agency Securities
  Mortgage-backed                                                    2,443
  Other                                                                  -
                                                                -----------
Total book value                                                    $6,468
                                                                ===========

Market value                                                        $6,473
                                                                ===========


The maturity and yield distribution of securities available for sale (except for mortgage-backed securities) at December 31, 1993 is as follows:

                                                                  After 1     After 5
                                                       Under      through     through
                                                      1 Year      5 Years    10 Years       Total
                                                    ----------- ----------- -----------  -----------
U.S. Treasury Obligations:
     Amount                                             $2,525      $1,500  $        -       $4,025
     Yield                                                4.58 %      3.93 %         - %       4.33 %

Mortgage-backed securities
     Amount                                                                                   2,443
     Yield                                                                                     4.91 %
                                                                                         -----------
Total securities available for sale                                                          $6,468
                                                                                         ===========


Held to maturity securities
- ----------------------------------------------------
                                                                      December 31
                                                                   1993        1992
                                                                ----------- -----------
                                                                     (in thousands)
U.S. Treasury Obligations                                       $       -       $6,660
U.S. Agency Securities
    Mortgage-backed                                                  6,247      13,157
    Other                                                            7,197       5,559
Obligations of states and political subdivisions                     4,071       3,008
                                                                ----------- -----------
Total book value                                                   $17,515     $28,384
                                                                =========== ===========

Market value                                                       $17,628     $28,442
                                                                =========== ===========

The maturity and yield distribution of held to maturity securities (except for mortgage-backed securities) at December 31, 1993 is as follows:

                                                                  After 1     After 5
                                                       Under      through     through
                                                      1 Year      5 Years    10 Years       Total
                                                    ----------- ----------- -----------  -----------
U.S. Agency Securities
     Amount                                             $4,495      $2,702  $         -      $7,197
     Yield                                                3.32 %      3.58 %         - %       3.42 %

Obligations of states and political subdivisions (1)
     Amount                                                  -       1,844       2,227        4,071
     Yield                                                   - %      4.97 %      5.36 %       5.19 %
                                                    ----------- ----------- -----------  -----------
Total Amount                                            $4,495      $4,546      $2,227      $11,268
Total Yield                                               3.32 %      4.15 %      5.36 %
Mortgage-backed securities
     Amount                                                                                   6,247
     Yield                                                                                     6.16 %
                                                                                         -----------
Total held to maturity securities                                                           $17,515
                                                                                         ===========
(1) Not based on taxable equivalents.

     The Company adopted Statement of Financial
Accounting Standards No. 115 "Accounting for Certain
Investments in Debt and Equity Securities (SFAS 115) on
January 1, 1994. SFAS 115 requires securities to be classified into the categories of held to maturity, available for sale or trading based upon management's intended use of such securities. Based upon the market values of securities as of date of adoption, the effect of adopting SFAS 115 was not material to the financial statements. In connection with the pending adoption of SFAS 115, the Company changed its investment strategy in late 1993 and transferred certain of its investment securities into securities available for sale at December
31, 1993.

     Total securities declined $4,402,000 or 15.5% from 1992 due to mortgage-backed securities paydowns and proceeds from sales of securities which were not reinvested but were primarily used to fund loan growth with the balance being maintained in federal funds sold as of December 31, 1993.

     Excluding U.S. Treasury securities and obligations of U.S. Government agencies and corporations, there were no security holdings of any one issuer at December 31, 1993 that exceeded 10% of consolidated stockholders' equity.

DEPOSITS

     Average total deposits were $73,275,000 during 1993 compared to $73,516,000 in 1992, a decrease of less than 1%. Average interest bearing deposits however decreased from $61,068,000 in 1992 to $59,970,000 in 1993, a 1.8%
decrease. Average noninterest bearing demand deposits increased $857,000 or 6.9% in 1993 from 1992. The increase in noninterest bearing demand deposits can be primarily attributed to growth in commercial demand deposit accounts associated with the increased marketing activities for commercial loan and deposit accounts.
Average time deposits decreased $3,047,000 or 9.4% during 1993 as compared to 1992, while average interest bearing demand and savings deposits increased $1,949,000 or 6.8% during 1993. This was primarily a result of customers switching from longer-term to shorter-term deposit products.

                                                     1993                        1992
                                       --------------------------  --------------------------
                                          Average       Average       Average       Average
                                          Balance         Rate        Balance         Rate
                                       --------------  ----------  --------------  ----------
                                       (in thousands)              (in thousands)
Noninterest-bearing deposits                 $13,305       -             $12,448       -
Interest-bearing deposits:
  Demand deposits                             19,820        1.87%         18,810        2.19%
  Savings deposits                            10,701        2.67%          9,762        2.97%
  Time deposits under $100,000                28,005        3.58%         31,043        4.36%
  Time deposits of $100,000 or more            1,444        4.43%          1,453        4.13%
                                       --------------              --------------
     Total interest-bearing deposits          59,970        2.87%         61,068        3.46%
                                       --------------              --------------
       Total deposits                        $73,275                     $73,516
                                       ==============              ==============

     The following table presents time deposits of $100,000 or more by time remaining until maturity.


                                                                    December 31,
                                                                        1993
                                                                   --------------
                                                                   (in thousands)
          Under three months                                                $430
          Over three through six months                                      469
          Over six through twelve months                                     435
          Over twelve months                                                   -
                                                                   --------------
                                                                          $1,334
                                                                   ==============


The Company's average amounts of short-term borrowings outstanding for the years ending December 31, 1993 and 1992 were not significant.

CAPITAL RESOURCES

     As of December 31, 1993, total SBI consolidated capital was $3,517,000 or 4.38% of total assets as compared to $2,699,000 or 3.32% of total assets as of December 31, 1992. For 1993, total stockholders' equity averaged $3,147,000 or 3.92% of average assets. The 1992 average equity was $2,447,000 or 3.05% of average assets.

     Standard is required to maintain minimum capital in accordance with federal guidelines. Under the risk based capital rules, both on- and off-balance sheet items are categorized by degree of risk to arrive at a total risk adjusted asset base. The Bank's regulatory capital is then divided by risk adjusted assets to determine risk adjusted capital adequacy. In addition, Standard is required to maintain a minimum leverage ratio (Tier 1 capital to quarterly average assets) of 3% to 5%, depending on classification by regulators. At December
31, 1993, Standard's ratio was 8.16%.

     The Bank's total risk based capital, risk based capital requirement and excess risk based capital at December 31, 1993 are as follows:

                                           AMOUNT
                                       (in thousands)       PERCENT (1)
                                       --------------       -----------
Core capital (Tier I)                         $6,528             12.08%

Supplementary capital (Tier II)
  Allowable portion of reserve for
   loan losses                                   610              1.13%
                                       --------------       -----------

Total risk based capital                      $7,138             13.21%
                                       ==============       ===========

Risk based capital requirement               $4,322              8.00%
                                       ==============       ===========

Excess risk based capital                     $2,816              5.21%
                                       ==============       ===========

 (1) Percentage based on risk weighted assets of $54,026,000.


     Effective December 19, 1992, the Federal Deposit
Insurance Corporation Improvement Act of 1991 (FDICIA) established five regulatory capital categories: well-capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized; and authorized banking regulatory agencies to take prompt corrective action with respect to institutions in the three undercapitalized categories.
These corrective actions become increasingly more stringent as the institution's regulatory capital declines. At December 31, 1993, Standard exceeded the minimum requirements for the well-capitalized category.

     The asset and liability structure of a bank holding company is substantially different from that of most other companies and, therefore, the effects of inflation are different. Most assets in a bank holding company are monetary in nature. These principally include cash, investment securities, loans and federal funds sold.
Likewise, virtually all liabilities are also monetary in nature, Liabilities include all deposits and borrowed funds. In general, periods of high inflation are accompanied by high interest rates. The Company can normally offset its higher cost of funds with higher rates charged on loans and higher rates received on investment securities and thereby attempt to minimize the effects of inflation. Conversely, during periods of low inflation, lower and more moderate interest rates are normally present. In addition, as a result of policies relative to the pricing of loans and deposits, increases in interest rates would tend to have a more immediate impact on the cost of funds than the yield on earning assets. In general, management's response to rising interest rates would include bidding more aggressively for long-term liabilities and less aggressively for short-term liabilities.

     The parent company relies primarily on Standard for its source of cash needs. The cash flow from the Bank to the parent company comes in the form of dividends and tax benefits. Total dividends that can be declared by the Bank without receiving prior approval from regulatory authorities is limited to an amount which, after payment, would not cause the Bank's tangible shareholders' equity to be less than 7% of total tangible assets. At December
31, 1993 and 1992, approximately $229,000 and $291,000,
respectively, of the Bank's retained earnings were restricted as to the payment of dividends by this provision.

     The parent company has a term loan outstanding from
an unaffiliated bank in the amount of $3,077,000 at
December 31, 1993.  This note is due in annual
installments through December 1996.  Interest is payable
quarterly at varying rates assigned to different maturing
amounts of the note ranging from 4.93% to 7.62%.  At
December 31, 1993 the weighted average rate was 5.62%
The note is secured by substantially all of the common
stock of Standard, SBI's only significant asset.   Under
the covenants of the note, SBI may not issue any additional capital stock, is restricted to the payment of dividends on its preferred stock and is limited to the levels of bonus and capital expenditures which may be made and is required to maintain certain financial statements and loan loss ratios.


NINE MONTH PERIODS ENDED SEPTEMBER 30, 1994 AND 1993


The following commentary is management's discussion and analysis for the nine months ended September 30, 1994.


Results of Operations

      For the nine months ended September 30, 1994, net income increased $20,000 or 3.7% over the same period of 1993. This increase was attributable to the net effect of lower noninterest expenses and higher income taxes. Net interest margins (interest income less interest expense) and noninterest income were comparable in the first nine months of both years. The lower noninterest expense in 1994 was the result of lower advertising expenses and lower legal and professional fees associated with the repossession of assets. The effective income tax rate in 1993 was 3.7% lower than the 1994 rate due to the 1993 rate having been favorably impacted by a reversal in 1993 of an over accrual of state income taxes in 1992.


Financial Condition at September 30, 1994

      Total average earning assets were $75.9 million and $73.7 million at September 30, 1994 and December 31, 1993, respectively; an increase of 3.0%. Actual loans outstanding increased by approximately $8 million from December 31, 1993 due primarily to increases in the commercial and real estate loan categories. The Bank has been able to increase loan volume through increased marketing activity targeting commercial customers and balancing their mix of loan volume to rely less on installment loans. The allowance for loan losses at September 30, 1994 was $599,000 or 1.1% of gross loans outstanding. Non performing loans (loans on nonaccrual plus loans greater than 90 days past due) were approximately $310,000 at September 30, 1994.

      Total securities at September 30, 1994 have decreased from December 31, 1993 by approximately $2.4 million which, with a decline of $4.1 million in short term investments, has helped to fund the loan growth as total deposits have remained substantially unchanged from December 31, 1993. Included in the decrease of investment securities for the nine months ending September 30, 1994 are unrealized losses on securities available for sale of $271,000 relating to the adoption of SFAS 115 on January 1, 1994. The rise in interest rates since December 31, 1993 also reduced the market value of the Company's held to maturity securities, which declined to approximately $443,000 below their amortized cost during the nine months ended September 30, 1994.



STANDARD BANCORPORATION, INC. AND SUBSIDIARY
QUARTERLY FINANCIAL DATA
(In thousands except per share data)

                                                        1994                         1993
                                              ------------------------ --------------------------------
                                                3rd     2nd     1st      4th     3rd     2nd     1st
                                                -----   -----   -----    -----   -----   -----   -----
  Interest income                              $1,482  $1,370  $1,356   $1,392  $1,387  $1,365  $1,408
  Interest expense                                510     491     491      458     465     455     525
                                                -----   -----   -----    -----   -----   -----   -----
  Net interest margin                             972     879     865      934     922     910     883
  Provision for loan losses                         9      18      38        -      24      24      24
                                                -----   -----   -----    -----   -----   -----   -----
  Net interest margin after provision for
     loan losses                                  963     861     827      934     898     886     859
  Investment securities gains                       -       -       -       69       -       -       -
  Other noninterest income                        168     190     169      157     179     175     174
  Noninterest expense                            (751)   (860)   (754)    (782)   (799)   (795)   (833)
                                                -----   -----   -----    -----   -----   -----   -----
Earnings before income taxes                      380     191     242      378     278     266     200
Provision for income taxes                        117      59      75      102      75      72      55
                                                -----   -----   -----    -----   -----   -----   -----
Net Earnings                                     $263    $132    $167     $276    $203    $194    $145
                                                =====   =====   =====    =====   =====   =====   =====
PER COMMON SHARE DATA:
  Net Earnings                                 $45.76  $21.78  $28.19   $48.16  $34.75  $33.11  $24.14
  Cash dividends                                    -       -       -        -       -       -       -
  Book value (period-end)                     $609.76 $564.96 $560.73  $537.04 $486.51 $449.33 $413.80



                                                            1992
                                              ---------------------------------
                                                4th     3rd     2nd      1st
                                                -----   -----   ----- -  -----
  Interest income                              $1,436  $1,468  $1,489   $1,414
  Interest expense                                548     575     599      600
                                                -----   -----   ----- -  -----
  Net interest margin                             888     893     890      814
  Provision for loan losses                        37      38       -        -
                                                -----   -----   -----    -----
  Net interest margin after provision for
     loan losses                                  851     855     890      814
  Investment securities gains                       -       1      (1)      67
  Other noninterest income                        162     178     163      183
  Noninterest expense                            (776)   (779)   (772)    (767)
                                                -----   -----   -----    -----
Earnings before income taxes                      237     255     280      297
Provision for income taxes                         78      84      92       98
                                                -----   -----   -----    -----
Net Earnings                                     $159    $171    $188     $199
                                                =====   =====   =====    =====
PER COMMON SHARE DATA:
  Net Earnings                                 $26.68  $28.89  $32.00   $34.02
  Cash dividends                                    -       -       -        -
  Book value (period-end)                     $387.24 $358.12 $326.80  $292.37















                        FOURTH FINANCIAL CORPORATION,
         STANDARD BANCORPORATION, INC., OKLAHOMA SAVINGS, INC.,
     AND BLACKWELL SECURITY BANCSHARES, INC. (Pending Acquisitions)



     The following unaudited pro forma condensed consolidated statement of condition as of September 30, 1994 combines the amounts shown in the historical consolidated statements of condition of Fourth Financial and SBI, as reflected in the unaudited pro forma condensed consolidated statement of condition (see "Pro Forma Financial Statements") with the historical consolidated statements of condition of the following companies, all as of September 30, 1994:

 Oklahoma Savings, Inc. ("OSI")*               Purchase Transaction
 Blackwell Security Bancshares, Inc. ("BSB")*  Purchase Transaction

 -----------------
 * Financial statements are not presented separately herein.

     The pro forma condensed consolidated statement of condition is not necessarily indicative of the combined financial position as it may be in the future or as it might have been had the acquisitions been consummated on September 30, 1994. The following notes describe the assumptions used in this pro forma condensed consolidated statement of condition. The pro forma condensed consolidated statement of condition should be read in conjunction with the other pro forma and historical financial statements and notes thereto appearing elsewhere herein.


                                         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONDITION
                                                         September 30, 1994
                                                                  (Unaudited)
                                                       (Dollars in thousands, except per share amounts)


                                            Combined
                                           Pro Forma                                     Pro Forma
                                         Fourth Financial                       ----------------------
                                           and SBI          OSI         BSB        Adj.    Combined
                                         --------------  ---------  ----------  ---------  -----------
ASSETS:
     Cash and due from banks.............$     341,476   $  1,645   $   1,475   $    (19)D $  344,577
     Interest-bearing deposits in other
       financial institutions............        1,591        990          -          -         2,581
     Investment securities...............    3,073,380     16,940      20,231       (275)B  3,110,259
                                                                                     (17)C
     Trading account securities..........        1,898         -           -          -         1,898
     Federal funds sold and securities
       purchased under agreements
       to resell.........................        1,798      5,300       2,386        239 A        852
                                                                                  (8,871)C
     Loans and leases....................    3,874,294     70,137      23,161         -     3,967,592
     Allowance for credit losses.........      (73,414)      (960)       (493)        -       (74,867)
                                         --------------  ---------  ----------  ---------  -----------
         Net loans and leases............    3,800,880     69,177      22,668         -     3,892,725
     Bank premises and equipment.........      159,706        875         583         -       161,164
     Income receivable and other assets..      149,795      1,292         840        470 B    153,511
                                                                                   1,114 C
     Intangible assets, net..............       94,963         -           -       3,484 B    100,266
                                                                                   1,819 C
                                         -------------   --------   ----------  ---------  -----------
            Total assets.................$   7,625,487   $ 96,219   $  48,183   $ (2,056)  $7,767,833
                                         ==============  =========  ==========  =========  ===========
LIABILITIES AND
  STOCKHOLDERS' EQUITY:
     Deposits............................$   5,731,071   $ 87,557   $  41,262   $    (19)D $5,859,871
     Other borrowings....................    1,224,507        118          -          -     1,224,625
     Accrued interest, taxes, and
       other liabilities.................       63,450        645         193        929 B     65,990
                                                                                     773 C
     Long-term debt......................        5,099         -           -          -         5,099
             Total liabilities...........    7,024,127     88,320      41,455      1,683    7,155,585
                                         --------------  ---------  ----------  ---------  -----------
     STOCKHOLDERS' EQUITY:
     Preferred stock.....................      100,000         -           -          -       100,000
     Common stock........................      137,744          4         217         80 B    137,828
                                                                                    (217)C
     Capital surplus.....................      107,311      3,720       1,428        239 A    108,376
                                                                                  (2,894)B
                                                                                  (1,428)C
     Retained earnings...................      281,775      4,455       5,355     (4,455)B    281,775
                                                                                  (5,355)C
     Less: Stock option loans and
                      ESOP loans.........       (2,030)      (280)         -          -        (2,310)
               Treasury stock............      (10,019)        -           -      10,019 B         -

      Unrealized gains (losses) on
           available-for-sale securties..      (13,421)        -         (272)       272 C    (13,421)
                                         --------------  ---------  ----------  ---------  -----------
            Total stockholders' equity...      601,360      7,899       6,728     (3,739)     612,248
                                         --------------  ---------  ----------  ---------  -----------
                 Total liabilities and
                   stockholders' equity..$   7,625,487   $ 96,219   $  48,183   $ (2,056)  $7,767,833
                                         ==============  =========  ==========  =========  ===========

     Book value per share
        of common stock..................       $18.44                                         $18.58
                                                ======                                         ======
     Risk-based capital ratios:
        Tier I (regulatory minimum 4%)...        11.25 %                                        11.20 %
        Total (regulatory minimum 8%)....        12.50                                          12.45
      Leverage capital ratio (regulatory
         minimum 3%).....................         7.00                                           6.95


     Pro forma adjustments and notes to the condensed consolidated statement of condition are as follows (dollars in thousands):

 (A) To record the exercise of options for 23,149 of OSI shares pursuant to OSI's 1993 Stock Option and Incentive Plan.

 (B)        To record the issuance of 372,262 shares of Fourth Stock,
            valued for purposes of this pro forma financial statement at
            $30 per share, in exchange for the 443,169 shares of OSI
            Stock estimated to be outstanding at consummation and to
            eliminate the equity accounts and reflect the purchase
            method of accounting:
             Investment securities . . . . . . . . . . . . . . . . . . . . . . . . . .     (275)
             Income receivable and other assets  . . . . . . . . . . . . . . . . . . .      470
             Intangible assets (cost in excess of net assets acquired) . . . . . . . .    3,484
             Accrued interest, taxes and other liabilities . . . . . . . . . . . . . .      929

           The 355,466 shares of Fourth Stock held in treasury will be reissued in this transaction.

 (C)        To record the purchase of BSB, eliminate equity accounts,
            and reflect the purchase method of accounting:
             Investment securities . . . . . . . . . . . . . . . . . . . . . . . . . .      (17)
             Income receivable and other assets  . . . . . . . . . . . . . . . . . . .    1,114
             Accrued interest, taxes and other liabilities . . . . . . . . . . . . . .      773
             Intangible assets (cost in excess of net
              assets acquired) . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,819

 (D)        To eliminate intercompany balances:
             Cash and due from banks/deposits. . . . . . . . . . . . . . . . . . . . .       19


           The purchase prices have been allocated to the identifiable assets and liabilities acquired based upon the estimate of their fair values with the excess allocated to cost in excess of net assets acquired. As required by Statement of Financial
           Accounting Standard No. 109 "Accounting for Income Taxes," deferred taxes have been recorded for the difference between the tax basis and book basis of the net assets at an effective rate of 39%.

           Cost in excess of net assets acquired is being amortized on the straight-line method over 20 years.

     Pro forma book value per share of common stock is based on the 26,875,640 shares issued and outstanding of common stock of Fourth Financial at September 30, 1994, the 317,730 shares anticipated to be issued in the pending SBI acquisition, and the 372,262 shares anticipated to be issued in the pending OSI acquisition.



                 FOURTH FINANCIAL CORPORATION,
              EQUITY BANK FOR SAVINGS, F.A., AND
    EMPRISE BANK, NATIONAL ASSOCIATION (Recent Acquisitions),
     STANDARD BANCORPORATION, INC., OKLAHOMA SAVINGS, INC.,
AND BLACKWELL SECURITY BANCSHARES, INC., (Pending Acquisitions)


     The following unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 1994 and 1993 and for the year ended December 31, 1993 combine (1) the amounts shown in the historical consolidated statements of income of Fourth Financial which have been restated for pooling-of-interest transactions prior to September 30, 1994, (2) the amounts shown in the historical consolidated statements of income of Equity (acquired May 26, 1994 and not presented separately herein), (3) the amounts shown in the historical consolidated statements of income of Emprise (acquired May 31, 1994 and not presented separately herein), and (4) the amounts shown in the historical consolidated statements of income of SBI as reflected in the unaudited pro forma condensed consolidated statements of income (see "Pro Forma Financial Statements") with (5) the amounts shown in the historical consolidated statements of income of the following companies:

  Oklahoma Savings, Inc. ("OSI")*               Purchase Transaction
  Blackwell Security Bancshares, Inc. ("BSB")*  Purchase Transaction

 -----------------

* Financial statements are not presented separately herein.

    The historical financial statements of OSI used in these pro forma condensed consolidated statements of income reflect its September 30 year end. The historical financial statements of Fourth Financial, Equity, Emprise, BSB, and SBI all reflect year ends of December 31.

    The combinations of OSI and BSB are based on the purchase method of accounting assuming, for pro forma purposes only, that the acquisitions had been consummated at January 1, 1993. Historical financial statements will not be restated to reflect the purchase acquisitions since operations will only be included from the date of acquisition. The pro forma results for the year ended December 31, 1993 and nine months ended September 30, 1994 and 1993 are not necessarily indicative of the results as they may be in the future. The pro forma condensed consolidated statements of income should be read in conjunction with the other pro forma and historical financial statements and notes thereto appearing elsewhere herein.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                 (Unaudited)
                   (In thousands, except per share amounts)

                                             Nine Months Ended     Year Ended
                                               September 30,      December 31,
                                           ---------------------  ------------
                                              1994       1993         1993
                                           ---------- ----------   ----------
Interest income:
     Interest and fees on loans..........  $ 239,615  $ 226,555    $ 304,944
     Interest on short-term investments..        986      2,292        2,649
     Interest and dividends on
       investment securities.............    139,887    146,641      195,173
     Interest and dividends on trading
       account securities................         72         95          135
                                           ---------- ----------   ----------
          Total interest income..........    380,560    375,583      502,901
                                           ---------- ----------   ----------

Interest expense:
     Interest on deposits................    125,742    138,808      182,852
     Interest on other borrowings........     32,954     16,403       24,103
     Interest on long-term debt..........      1,035      1,993        2,453
                                           ---------- ----------   ----------
          Total interest expense.........    159,731    157,204      209,408
                                           ---------- ----------   ----------

Net interest income......................    220,829    218,379      293,493
Provision for credit losses..............        617      8,225        9,333
                                           ---------- ----------   ----------
Net interest income after provision
  for credit losses......................    220,212    210,154      284,160
Noninterest income.......................     84,371     80,755      110,044
Noninterest expense......................    209,872    228,281      301,647
                                           ---------- ----------   ----------
Income before income taxes
  and cumulative change in
  accounting principle...................     94,711     62,628       92,557
     Income taxes........................     31,521     14,396       22,543
                                           ---------- ----------   ----------
Income before cumulative change
  in accounting principle................  $  63,190  $  48,232    $  70,014
                                           ========== ==========   ==========
Income before cumulative change in
   accounting principle applicable to
   common and common-equivalent shares...  $  57,940  $  42,982    $  63,014
                                           ========== ==========   ==========

Earnings before cumulative change
   in accounting principle per
   common share:
    Primary..............................     $ 2.11     $ 1.62       $ 2.35
                                            =========  =========    =========
    Fully diluted........................     $ 2.05     $ 1.58       $ 2.28
                                            =========  =========    =========








                                  PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                           Nine Months Ended September 30, 1994
                                                    (Unaudited)
                                     (In thousands, except per share amounts)


                                     Combined
                                     Pro Forma
                                  Fourth Financial,                           Pro Forma
                                  Equity, Emprise                        -------------------
                                      and SBI         OSI         BSB      Adj.   Combined
                                    -------------  ---------  ---------  -------  ----------
Interest income:
     Interest and fees on loans...  $    233,923   $  4,039   $  1,653   $   -    $ 239,615
     Interest on short-term
       investments................         1,099        163        102     (139)B       986
                                                                           (239)D
     Interest and dividends on
       investment securities......       138,189        715        851       31 A   139,887
                                                                            101 C
     Interest and dividends on
       trading account securities.            72         -          -        -           72
                                    -------------  ---------  ---------  -------  ----------
         Total interest income....       373,283      4,917      2,606     (246)    380,560
                                    -------------  ---------  ---------  -------  ----------
Interest expense:
     Interest on deposits.........       122,258      2,521        963       -      125,742
     Interest on other borrowings.        32,940         14          0       -       32,954
     Interest on long-term debt...         1,035         -          -        -        1,035
                                    -------------  ---------  ---------  -------  ----------
         Total interest expense...       156,233      2,535        963       -      159,731
                                    -------------  ---------  ---------  -------  ----------
Net interest income...............       217,050      2,382      1,643     (246)    220,829
Provision for credit losses.......           880       (260)        (3)      -          617
                                    -------------  ---------  ---------  -------  ----------
Net interest income after
  provision for credit losses.....       216,170      2,642      1,646     (246)    220,212
Noninterest income................        83,603        459        309       -       84,371
Noninterest expense...............       206,741      1,753      1,074      131 A   209,872
                                                                            173 C
                                    -------------  ---------  ---------  -------  ----------
Income before income taxes
  and cumulative change in
  accounting principle............        93,032      1,348        881     (550)     94,711
     Income taxes ................        31,059        320        279       12 A    31,521
                                                                            (54)B
                                                                             (2)C
                                                                            (93)D
                                    -------------  ---------  ---------  -------  ----------
Income before cumulative change
  in accounting principle.........  $     61,973   $  1,028   $    602   $ (413)  $  63,190
                                    =============  =========  =========  =======  ==========
Income before cumulative
  change in accounting principle
  applicable to common and
  common-equivalent shares........  $     56,723                                  $  57,940
                                    =============                                 ==========

Earnings before cumulative
  change in accounting principle
  per common share:
    Primary.......................        $2.08                                       $2.11
                                          =====                                       =====
    Fully diluted.................        $2.02                                       $2.05
                                          =====                                       =====




                                   PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                            Nine Months Ended September 30, 1993
                                                    (Unaudited)
                                      (In thousands, except per share amounts)


                                      Combined
                                      Pro Forma
                                   Fourth Financial                           Pro Forma
                                    Equity, Emprise                      -------------------
                                      and SBI          OSI        BSB       Adj.   Combined
                                   --------------  ---------  ---------  -------  ----------
Interest income:
     Interest and fees on loans....  $   220,142   $  4,703   $  1,710   $   -    $ 226,555
     Interest on short-term
       investments.................        2,525        115         87     (238)B     2,292
                                                                           (197)D
     Interest and dividends
       on investment securities....      144,903        711        872       55 A   146,641
                                                                            100 C
     Interest and dividends on
       trading account securities..           95         -          -        -           95
                                     ------------  ---------  ---------  -------  ----------
         Total interest income.....      367,665      5,529      2,669     (280)    375,583
                                     ------------  ---------  ---------  -------  ----------
Interest expense:
     Interest on deposits..........      134,839      2,945      1,024       -      138,808
     Interest on other borrowings..       16,403         -          -        -       16,403
     Interest on long-term debt...         1,993         -          -        -        1,993
                                     ------------  ---------  ---------  -------  ----------
         Total interest expense....      153,235      2,945      1,024       -      157,204
                                     ------------  ---------  ---------  -------  ----------
Net interest income................      214,430      2,584      1,645     (280)    218,379
Provision for credit losses........        7,960        257          8       -        8,225
                                     ------------  ---------  ---------  -------  ----------
Net interest income after
  provision for credit losses......      206,470      2,327      1,637     (280)    210,154
Noninterest income.................       79,997        338        420       -       80,755
Noninterest expense................      223,887      2,900      1,190      131 A   228,281
                                                                            173 C
                                     ------------  ---------  ---------  -------  ----------
Income before income taxes
  and cumulative change in
  accounting principle.............       62,580       (235)       867     (584)     62,628
     Income taxes .................       14,134        128        284       22 A    14,396
                                                                            (93)B
                                                                             (2)C
                                                                            (77)D
                                     ------------  ---------  ---------  -------  ----------
Income before cumulative change
  in accounting principle..........  $    48,446   $   (363)  $    583   $ (434)  $  48,232
Income before cumulative             ============  =========  =========  =======  ==========
  change in accounting principle
  applicable to common and
  common-equivalent shares.........  $    43,196                                  $  42,982
                                     ============                                 ==========

Earnings before cumulative
   change in accounting principle
   per common share:
    Primary........................        $1.62                                      $1.62
                                           =====                                      =====
    Fully diluted..................        $1.58                                      $1.58

                                           =====                                      =====






                                 PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                                  Year Ended December 31,1993
                                                         (Unaudited)
                                        (In thousands, except per share amounts)


                                        Combined
                                        Pro Forma
                                    Fourth Financial,                            Pro Forma
                                     Equity, Emprise                       -------------------
                                         and SBI       OSI        BSB        Adj.     Combined
                                      --------------  ---------  ---------  -------  ----------
Interest income:
     Interest and fees on loans.....    $   296,565   $  6,108   $  2,271   $   -    $ 304,944
     Interest on short-term
       investments..................          2,946        192        115     (333)B     2,649
                                                                              (271)D
     Interest and dividends on
       investment securities........        192,833        931      1,169      107 A   195,173
                                                                               133 C
     Interest and dividends on
       trading account securities...            135         -          -        -          135
                                        ------------  ---------  ---------  -------  ----------
         Total interest income......        492,479      7,231      3,555     (364)    502,901
                                        ------------  ---------  ---------  -------  ----------
Interest expense:
     Interest on deposits...........        177,658      3,841      1,353       -      182,852
     Interest on other borrowings...         24,098          5         -        -       24,103
     Interest on long-term debt...            2,453                    -        -        2,453
                                        ------------  ---------  ---------  -------  ----------
         Total interest expense.....        204,209      3,846      1,353       -      209,408
                                        ------------  ---------  ---------  -------  ----------
Net interest income.................        288,270      3,385      2,202     (364)    293,493
Provision for credit losses.........          9,139        184         10       -        9,333
                                        ------------  ---------  ---------  -------  ----------
Net interest income after
  provision for credit losses.......        279,131      3,201      2,192     (364)    284,160
Noninterest income..................        109,074        447        523       -      110,044
Noninterest expense.................        295,992      3,593      1,656      175 A   301,647
                                                                               231 C
                                        ------------  ---------  ---------  -------  ----------
Income before income taxes
  and cumulative change in
  accounting principle..............         92,213         55      1,059     (770)     92,557
     Income taxes ..................         22,312         88        340       42 A    22,543
                                                                              (130)B
                                                                                (3)C
                                                                              (106)D
                                        ------------  ---------  ---------  -------  ----------
Income before cumulative change
  in accounting principle...........    $    69,901   $    (33)  $    719   $ (573)  $  70,014
                                        ============  =========  =========  =======  ==========
Income before cumulative
  change in accounting principle
  applicable to common and
  common-equivalent shares..........    $    62,901                                  $  63,014
                                        ============                                 ==========
Earnings before cumulative change
   in accounting principle per
   common share:
    Primary.........................     $2.35                                           $2.35
                                        ======                                           =====
    Fully diluted...................     $2.28                                           $2.28
                                        ======                                           =====



     Pro forma adjustments and notes to the condensed consolidated statements of income are as follows:

                                                                             Nine Months Ended
                                                                                 September 30,                    Year Ended
                                                                                 -------------                   December 31,
                                                                               1994       1993                        1993
                                                                               ----       ----                        ----
                                                                                               (In thousands)

(A)           To reflect adjustments resulting from the purchase
              method of accounting for OSI:
                Interest and dividends on investment securities . . . . .        (31)      (55)                        (107)
                Noninterest expense (amortization of
                  cost in excess of net assets acquired). . . . . . . . .        131       131                          175


                Income taxes. . . . . . . . . . . . . . . . . . . . . . .         12        22                           42



(B)           To reflect the foregone interest income on short-term
              investments converted to cash and used to acquire treasury stock for the purchase of OSI:
                Interest on short-term investments. . . . . . . . . . . .        139       238                          333
                Income taxes  . . . . . . . . . . . . . . . . . . . . . .        (54)      (93)                        (130)

(C)           To reflect adjustments resulting from the purchase
              method of accounting for BSB:
                Interest and dividends on investment securities . . . . .       (101)     (100)                        (133)

                Noninterest expense:
                  Cost in excess of net assets acquired amortization              68        68                           91


                  Covenant not to compete amortization. . . . . . . . . .        105       105                          140
                  Total effect on noninterest expense . . . . . . . . . .        173       173                          231

                Income taxes. . . . . . . . . . . . . . . . . . . . . . .        (2)        (2)                          (3)

(D)           To reflect the foregone interest income on short-term
              investments converted to cash and used for the
              purchase of BSB and the related income tax effects:
                Interest on short-term investments. . . . . . . . . . . .        239       197                          271
                Income taxes. . . . . . . . . . . . . . . . . . . . . . .        (93)      (77)                        (106)



     Pro forma earnings per common share are based on the following weighted average number of shares outstanding:

                                                                              Nine Months Ended
                                                                                 September 30,                    Year Ended
                                                                                 -------------                   December 31,
                                                                             1994           1993                     1993

                                                                             ----           ----                     ----
              Primary . . . . . . . . . . . . . . . . . . . . . . .      27,458,228      26,574,734                26,659,075
              Fully diluted . . . . . . . . . . . . . . . . . . . .      30,906,503      30,648,621                30,689,789





     Primary earnings per common share were computed by dividing net income applicable to common and common-equivalent shares by the weighted average common and common-equivalent shares outstanding during the period. Fully diluted earnings per common share were computed by adjusting net income for interest expense (net of income taxes) associated with convertible debt. The adjusted net income was then divided by the weighted average of common and common-equivalent shares outstanding plus the number of shares which would have been outstanding during the year had convertible securities been converted in accordance with their respective governing instruments. Note 17 to the Fourth Financial 1993 Consolidated Financial Statements more fully describes Fourth Financial's common stock equivalents and convertible securities.


The adjustment of net income for convertible debt interest expense (net of income taxes) was as follows:

                                                                              Nine Months Ended
                                                                                 September 30,                    Year Ended
                                                                                 -------------                   December 31,
                                                                             1994           1993                     1993

                                                                             ----           ----                     ----
     Interest expense adjustment. . . . . . . . . . . . . . . . . .             --           4                          4













                                ANNEX I



                   AGREEMENT AND PLAN OF REORGANIZATION




                                  among



                      FOURTH FINANCIAL CORPORATION,

                      STANDARD BANCORPORATION, INC.,

                                    and

                       ALL OF THE STOCKHOLDERS OF

                      STANDARD BANCORPORATION, INC.














                      Dated as of September 2, 1994
                       as Amended December 7, 1994


                           TABLE OF CONTENTS


                                                                   Page No.
                                                                   --------
ARTICLE I.         Definitions. . . . . . . . . . . . . . . . . . . . . . 2
 Section 1.1       Definitions. . . . . . . . . . . . . . . . . . . . . . 2
 Section 1.2       Accounting Terms . . . . . . . . . . . . . . . . . . . 8
 Section 1.3       Use of Defined Terms . . . . . . . . . . . . . . . . . 8


ARTICLE II.        Plan of Reorganization . . . . . . . . . . . . . . . . 8
 Section 2.1       Tax-Free Reorganization. . . . . . . . . . . . . . . . 8
 Section 2.2       Agreements of Fourth . . . . . . . . . . . . . . . . . 9
 Section 2.3       Agreements of SBI and the Stockholders . . . . . . . .10
 Section 2.4       The Merger . . . . . . . . . . . . . . . . . . . . . .15
 Section 2.5       Conversion and Exchange of Shares. . . . . . . . . . .16
 Section 2.6       Advance Preparations for Merger. . . . . . . . . . . .18


ARTICLE III.       Representations and Warranties . . . . . . . . . . . .19
 Section 3.1       Representations and Warranties of SBI, and
the
                   Stockholders . . . . . . . . . . . . . . . . . . . . .19
 Section 3.2       Representations and Warranties of Fourth . . . . . . .30


ARTICLE IV.        Securities Laws Matters. . . . . . . . . . . . . . . .33
 Section 4.1       Registration Statement and Proxy Statement . . . . . .33
 Section 4.2       State Securities Laws. . . . . . . . . . . . . . . . .33
 Section 4.3       Affiliates . . . . . . . . . . . . . . . . . . . . . .33
 Section 4.4       Affiliates' Agreements . . . . . . . . . . . . . . . .34


ARTICLE V.         Closing Conditions . . . . . . . . . . . . . . . . . .35
 Section 5.1       Conditions to Obligations of Fourth. . . . . . . . . .35
 Section 5.2       Conditions to Obligations of SBI and
                   the Stockholders . . . . . . . . . . . . . . . . . . .37


ARTICLE VI.        Effective Time . . . . . . . . . . . . . . . . . . . .38



ARTICLE VII.       Termination of Agreement . . . . . . . . . . . . . . .39
 Section 7.1       Mutual Consent; Absence of Stockholder
                   Approval; Termination Date . . . . . . . . . . . . . .39
 Section 7.2       Election by Fourth . . . . . . . . . . . . . . . . . .39
 Section 7.3       Election by SBI. . . . . . . . . . . . . . . . . . . .39
 Section 7.4       Effect of Termination. . . . . . . . . . . . . . . . .40


ARTICLE VIII.      Indemnification. . . . . . . . . . . . . . . . . . . .40
 Section 8.1       Effect of Closing. . . . . . . . . . . . . . . . . . .40
 Section 8.2       General Indemnification. . . . . . . . . . . . . . . .41
 Section 8.3       Procedure. . . . . . . . . . . . . . . . . . . . . . .41
 Section 8.4       Survival of Representations and Warranties . . . . . .42
 Section 8.5       Several Liability of Stockholders. . . . . . . . . . .42
 Section 8.6       Indemnification Payments . . . . . . . . . . . . . . .43


ARTICLE IX.        Miscellaneous. . . . . . . . . . . . . . . . . . . . .43
 Section 9.1       Expenses . . . . . . . . . . . . . . . . . . . . . . .43
 Section 9.2       Notices. . . . . . . . . . . . . . . . . . . . . . . .43
 Section 9.3       Stockholders' Agreements . . . . . . . . . . . . . . .43
 Section 9.4       Time . . . . . . . . . . . . . . . . . . . . . . . . .44
 Section 9.5       Law Governing. . . . . . . . . . . . . . . . . . . . .44
 Section 9.6       Entire Agreement; Amendment. . . . . . . . . . . . . .44
 Section 9.7       Successors and Assigns . . . . . . . . . . . . . . . .44
 Section 9.8       Cover, Table of Contents, and Headings . . . . . . . .44
 Section 9.9       Counterparts . . . . . . . . . . . . . . . . . . . . .44



EXHIBITS


      Exhibit "A"         Form of Merger Agreement

      Exhibit "B"         Form of Knudsen, Berkheimer,
                          Richardson & Endacott legal opinion
                          [Omitted]

      Exhibit "C"         Form of Foulston & Siefkin legal
                          opinion [Omitted]

      Exhibit "D"         Form of Affiliate's Agreement


                   AGREEMENT AND PLAN OF REORGANIZATION
                               (as amended)




      AGREEMENT AND PLAN OF REORGANIZATION, dated as of
September 2, 1994, between FOURTH FINANCIAL CORPORATION, a Kansas corporation ("Fourth"), STANDARD BANCORPORATION,
INC., a Nebraska corporation ("SBI"), and all of the stockholders of SBI and CHRIS J. MURPHY, as amended
December 7, 1994.


      W I T N E S S E T H:  That,
      --------------------

      WHEREAS, the Boards of Directors of Fourth and SBI have approved and deem it advisable and in the best interests of their respective stockholders to consummate the business combination transaction provided for herein;
and


      WHEREAS, Fourth, SBI, the stockholders of SBI, and Mr. Murphy, who is a party to an agreement with Mr.
Harper dated April 17, 1991 relating to Mr. Harper's shares of SBI capital stock, desire to make certain representations, warranties, and agreements in connection with the transaction contemplated hereby and also to prescribe various conditions to consummating such transaction; and


      WHEREAS, for Federal income tax purposes, it is intended that the merger contemplated by this agreement shall qualify as a reorganization under the provisions of
Section 368 of the Internal Revenue Code of 1986, as amended;


      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:



                            ARTICLE I

                           DEFINITIONS


      1.1 Definitions. The following terms as used in this Agreement shall have the following meanings unless the context otherwise requires:

"Affiliate" has the same meaning as in Rules 145 and 405 adopted under the Securities Act by the SEC, as the same may be amended from time to time.


"Agreement" refers to this Agreement and Plan of Reorganization and all amendments hereto.


      "Bank" means Standard Bank & Trust, a Missouri state-chartered bank.


      "Bank Stock" means the common stock of the Bank, par value $100.00 per share.


      "Bank Holding Company Act" means the federal Bank
Holding Company Act of 1956, as amended (12 U.S.C.
Section 1841 et seq.), or any successor federal statute, and the rules and regulations of the Board promulgated thereunder, all as the same may be in effect at the time.

      "Best Efforts" does not include those actions which are not commercially reasonable under the circumstances.


      "Board" means the Board of Governors of the Federal
Reserve System or any successor governmental entity which may be granted powers currently exercised by the Board of Governors.


      "Closing" means the consummation of the Merger as provided in this Agreement.


      "Closing Price" means the closing price of Fourth
Stock on the trading day two trading days prior to the Effective Time as reported in the Southwest Edition of The Wall Street Journal.


      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, all as the same may be in effect at the time.


      "Comptroller" means the United States Comptroller of the Currency or any successor governmental agency which may be granted powers currently exercised by the Comptroller of the Currency.


      "Corporations" refers to SBI and the Bank.


      "Disclosure Statement" means the Disclosure
Statement prepared by SBI and the Stockholders, and delivered by them to Fourth prior to the execution and delivery of this Agreement by Fourth.


      "Division Director" means the Director of the Division of Finance of the State of Missouri or any successor official or agency which may be granted powers currently exercised by the Director of the Division of Finance of the State of Missouri.


      "Effective Time" means the date and time on which the Merger is effective as more fully defined in this Agreement.


      "Environmental, Health, and Safety Liabilities" means any loss, cost, expense, claim, demand, liability, or obligation of whatever kind or otherwise, based upon any Environmental, Health, and Safety Law relating to:


             (i)   any environmental, health, or safety
      matter or conditions, including, but not limited to, on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products;


             (ii)  fines, penalties, judgments, awards,
      settlements, legal or administrative proceedings, damages, losses, claims, demands, and response, remedial or inspection costs and expenses arising under any Environmental, Health, and Safety Law;


             (iii)  financial responsibility under any
      Environmental Law for cleanup costs or corrective actions, including for any removal, remedial or other response actions, and for any natural resource damage; and


             (iv)  any other compliance, corrective, or
      remedial action required under any Environmental, Health, and Safety Law.


      "Environmental, Health, and Safety Law" means any provision of past or present Law relating to any environmental, health, or safety matters or conditions, Hazardous Materials, pollution, or protection of the environment, including, but not limited to, on-site and off-site contamination, occupational safety and health, and regulation of chemical substances or products, emissions, discharges, release, or threatened release of contaminants, chemicals or industrial, toxic, radioactive, or Hazardous Materials or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic, radioactive, or hazardous substances or wastes.


      "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as the same may be in effect at the time.


      "Exchange Act" means the federal Securities Exchange
Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as the same may be in effect at the time.


      "Exchange Ratio" means (a) if the Closing occurs on or before February 15, 1995, in the case of SBI Class A
Common Stock, 53.9974; in the case of SBI Class B Common
Stock, 53.9971; and in the case of SBI Preferred Stock, 3.4487; and (b) if the Closing occurs after February 15, 1995, in the case of SBI Class A Common Stock, 54,4654;
in the case of SBI Class B Common Stock, 54.4654; and in the case of SBI Preferred Stock 3.4786.


      "Federal Deposit Insurance Act" means the Federal
Deposit Insurance Act, as amended, and the rules and regulations promulgated thereunder, all as the same may be in effect at the time.


      "FDIC" means the Federal Deposit Insurance
Corporation or any successor agency.


      "Financial Statements" refers to all of the financial statements described in clause g of Section 3.1 of this Agreement.


      "Fourth" means Fourth Financial Corporation, a
Kansas corporation and a party to this Agreement.


      "Fourth Stock" means the common stock of Fourth, par value $5 per share.


      "GAAP" means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their successors which are applicable in the circumstances in question; and the requisite that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.


      "Hazardous Materials" means and includes: (i) any hazardous substance or toxic material (excluding any lawful product for use in the ordinary course of the Bank's business which contains such substance or material), pollutant, contaminant, toxic material, or hazardous waste as defined in any federal, state, or local environmental Law; (ii) waste oil and petroleum products; and (iii) any asbestos, asbestos-containing material, urea formaldehyde or material which contains it.


      "Law" or "Laws" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States of America, any state or commonwealth, or any subdivision thereof, or of any court or governmental department, agency, commission, board, bureau, or other instrumentality.


      "Litigation" means any proceeding, claim, lawsuit, and/or investigation being conducted or, to the best of the knowledge of the person or corporation making the representation, threatened before any court or other tribunal, including, but not limited to, proceedings, claims, lawsuits, and/or investigations, under or pursuant to any occupational safety and health, banking, antitrust, securities, tax, or other Laws, or under or pursuant to any contract, agreement, or other instrument.


      "Merger" means the merger of SBI into Fourth pursuant to the Merger Agreement.


      "Merger Agreement" means the Agreement and Articles of Merger, substantially in the form of Exhibit "A" hereto, pursuant to which the Merger will be effected.


      "Occupied Properties" means the parcels of real property owned or leased by the Corporations on which the Corporations conduct or have conducted operations, all of which are described in Exhibit "H" to the Disclosure
Statement under the caption "Occupied Properties".

      "Permitted Contract" means a contract or agreement, written or oral, between the Bank, on the one hand, and a person other than a customer of the Bank or another financial institution, on the other hand, which (i) was entered into in the ordinary course of business, (ii) may be terminated by Fourth after the Effective Time on no more than 30 days' prior notice, (iii) provides for a payment of no more than $10,000 in any calendar month by the Bank, and (iv) provides for no payment upon termination in excess of $10,000.


      "Permitted Encumbrances" mean with respect to any asset:


             (a)    liens for taxes not past due;


             (b)    mechanics' and materialmen's liens for
      services or materials for which payment is not past due; and


             (c)    minor defects, encumbrances, and
      irregularities in title which do not, in the aggregate, materially diminish the value of a property or materially impair the use of a property for the purposes for which it is or may reasonably be expected to be held.


      "Proxy Statement" means the proxy statement to be used in connection with the special stockholders' meeting of SBI to be called for the purpose of considering and voting upon the Merger.


      "Registration Statement" means the registration statement on Form S-4 to be filed by Fourth with the SEC pursuant to the Securities Act in connection with the registration of the shares of Fourth Stock to be issued in connection with the Merger.


      "Required Approvals" means the approval, consent, or non-objection, as the case may be, of the Board, the Comptroller, the Division Director, and all other governmental or self-governing agencies, boards, departments, and bodies whose approval, consent, or non-action is required in order to consummate the Merger, the conversion of the Bank into a national banking association or the merger of the Bank with another
Missouri financial institution as contemplated by Section
2.3.i below, the direct ownership by Fourth of the Bank in substantially its present form, and all other transactions expressly set forth in this Agreement, which approvals, consents, and non-objections shall have become final and nonappealable without any appeal or other form of review having been initiated and as to which all required waiting periods shall have expired.


      "SBI" means Standard Bancorporation, Inc., a
Nebraska corporation and a party to this Agreement.


      "SBI Class A Common Stock" means Class A common stock of SBI, par value $1.00 per share.


      "SBI Class B Common Stock" means Class B non-voting common stock of SBI, par value $1.00 per share.


      "SBI Common Stock" refers collectively to both SBI
Class A Common Stock and SBI Class B Common Stock.


      "SBI Preferred Stock" means 9% cumulative, non-participating, non-voting preferred stock of SBI, par value $100 per share.


      "SBI Stock" refers collectively to both classes of SBI Common Stock and SBI Preferred Stock.


      "SEC" means the United States Securities and
Exchange Commission or any other governmental entity which may be granted powers currently being exercised by the Securities and Exchange Commission.


      "Securities Act" means the federal Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.


      "Stockholders" refers collectively to the persons executing this Agreement as "Stockholders," including
Chris J. Murphy, and "Stockholder" refers to any one of them.


      "Subsidiary" means any corporation fifty percent or more of the common stock or other form of equity of which shall be owned, directly or indirectly, by another corporation.


      1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the financial statements submitted pursuant to this Agreement, and all financial statements submitted pursuant to this Agreement shall be prepared in all material respects in accordance with such principles.


      1.3 Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in the Merger Agreement, or any other agreement, document, or certificate made or delivered pursuant to this Agreement, unless otherwise there defined or unless the context otherwise requires.


                        ARTICLE II


                  PLAN OF REORGANIZATION


      2.1 Tax-Free Reorganization. It is the intention of the parties that the Merger contemplated by this Agreement and the Merger Agreement shall qualify as tax-free reorganization under Section 368(a)(1)(A) of the Code.


      2.2    Agreements of Fourth.

             a.    Fourth has approved and adopted this
      Agreement and the Merger Agreement in accordance with the applicable Laws of the United States of America and the State of Kansas.


             b. Fourth shall cause all necessary action to be taken to authorize the issuance of the number of shares of Fourth Stock to be issued in the Merger.


             c.    Prior to the Effective Time, Fourth,
      separately and with the other parties hereto, shall use its Best Efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all of the Required Approvals, and shall do any and all acts and things reasonably deemed by Fourth or the Corporations to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided herein and in the Merger Agreement as promptly as practicable.


             d.    On or prior to the Effective Time, as
      appropriate for the transactions contemplated hereby, Fourth shall execute and deliver the Merger
      Agreement and the other closing documents provided for in this Agreement, shall take all such other actions as are required or desirable to effect the Merger, and shall utilize its Best Efforts to cause all of the conditions described in Section 5.2 of this Agreement to occur and be continuing, and to consummate all of the other transactions contemplated hereby.


             e. Prior to the Effective Time, Fourth shall, to the extent permitted by Law and outstanding confidentiality agreements, give SBI and its counsel and accountants full access, during normal business hours and upon reasonable notice, to its respective properties, books, and records, and shall furnish
      SBI during such period with all such information concerning its affairs as SBI may reasonably request. The availability or actual delivery of information about Fourth to SBI shall not affect the covenants, representations, and warranties of Fourth contained in this Agreement; provided, that SBI shall promptly disclose to Fourth any apparent breaches of such covenants, representations, or warranties discovered by it prior to the Effective Time. Except for information disclosed in the Registration Statement or as otherwise required to be disclosed in the course of obtaining governmental approvals, SBI shall treat as confidential all such information in the same manner as SBI treats similar confidential information of its own and, if this Agreement is terminated, SBI shall continue to treat all such information obtained in such investigation and not otherwise known to SBI from a source not known to SBI to be under a confidential relationship with Fourth, or already in the public domain, as confidential and shall return such documents theretofore delivered by Fourth to SBI as Fourth shall request.


             f.    At the Effective Time, Fourth shall
      replace or repay SBI's existing credit facility with First Bank, N.A., pursuant to a Credit Agreement dated December 12, 1991 or any replacement financing.


             g.    Fourth shall provide directors' and
      officers' liability insurance coverage for the directors and officers of the Corporations substantially similar to that currently in effect, or continue such insurance, for a period from the Effective Time through the termination of the applicable indemnification period described in
      Section 8.4 of this Agreement, which insurance shall provide coverage for acts and omissions occurring on or prior to the Effective Time.


      2.3    Agreements of SBI and the Stockholders.
             a. Prior to the consummation of the Merger, SBI shall not, and shall not permit the Bank to, except with the prior written consent of Fourth or as otherwise provided in this Agreement or the Merger Agreement:


                   (1)    Amend its articles of association,
             articles of incorporation, bylaws, or other charter documents, or make any change in its authorized, issued, or outstanding capital stock, grant any stock options or right to acquire shares of any class of its capital stock or any security convertible into any class of capital stock, purchase, redeem, retire, or otherwise acquire any shares of any class of its capital stock or any security convertible into any class of its capital stock, or agree to do any of the foregoing;


                   (2)    Declare, set aside, or pay any
             dividend or other distribution in respect of any class of its capital stock, except that the Bank shall be permitted to pay dividends sufficient to permit SBI to make required payment on its Bank Stock debt to First Bank, N.A. and to pay its normal operating expenses including expenses associated with the proposed merger transaction;


                   (3)    Adopt, enter into, or amend
             materially any employment contract or any bonus, stock option, profit sharing, pension, retirement, incentive, or similar employee benefit program or arrangement or grant any salary or wage increase except (a) normal individual increases in compensation to employees in accordance with established employee procedures of the Corporations, (b) payments in accordance with the Fourth
             Financial Corporation Acquisition Severance
             Schedule previously furnished to SBI, and (c) accrued but unvested bonuses for three senior executives identified in the Disclosure
             Statement in the approximate aggregate amount of $100,000, and in the individual amounts set forth in the Disclosure Statement, may be paid at Closing;


                   (4)    Incur any indebtedness for borrowed
             money (except for borrowings under SBI's current credit facility with First Bank, N.A., to pay SBI's expenses incurred in the ordinary course of business and federal funds, repurchase agreements entered into in the ordinary and usual course of business, deposits received by the Bank, endorsement, for collection or deposit, of negotiable instruments received in the ordinary and usual course of business, and issuance of letters of credit by the Bank in the ordinary and usual course of business), assume, guarantee, endorse, or otherwise as an accommodation become liable or responsible for obligations of any other individual, firm, or corporation;


                   (5)    Pay or incur any obligation or
             liability, absolute or contingent, other than liabilities incurred in the ordinary and usual course of business of the Corporations;


                   (6)    Except for transactions in the
             ordinary and usual course of business of the Bank or for Permitted Encumbrances, mortgage, pledge, or subject to lien or other encumbrance any of its properties or assets;


                   (7)    Except for transactions in the
             ordinary and usual course of business of the Bank (including, without limitation, sales of assets acquired by the Bank in the course of collecting loans) sell or transfer any of its properties or assets or cancel, release, or assign any indebtedness owed to it or any claims held by it;


                   (8)    Without Fourth's consent, which
             consent will not be unreasonably withheld, make any investment of a capital nature in excess of $25,000 for any one item or group of similar items either by the purchase of stock or securities (not including bonds purchased in the ordinary and usual course of business by the Bank), contributions to capital, property transfers, or otherwise, or by the purchase of any property or assets of any other individual, firm, or corporation;


                   (9)    Without Fourth's consent, which
             consent will not be unreasonably withheld, enter into any other agreement not in the ordinary and usual course of business;


                   (10)   Merge or consolidate with any other
             corporation, acquire any stock (except in a fiduciary capacity), solicit any offers for any class of its capital stock or a substantial portion of the assets of any of the Corporations or, except in the ordinary course of business, acquire any assets of any other person, corporation, or other business organization, or enter into any discussions with any person concerning, or agree to do, any of the foregoing; or


                   (11)   Enter into any transaction or take
             any action which would, if effected prior to the Effective Time, constitute a breach of any of the representations, warranties, or covenants contained in this Agreement.


             b.    Prior to the Effective Time, SBI shall,
      and shall cause the Bank to, conduct its respective business in the ordinary and usual course as heretofore conducted, including maintaining its current policies and procedures regarding the review, approval, and collection of loans; furnish
      Fourth with monthly financial statements and management reports; and use its Best Efforts (1) to preserve its business and business organization intact, (2) to keep available to Fourth the services of its present officers and employees, (3) to preserve the good will of customers and others having business relations with it, (4) to maintain its properties in customary repair, working order, and condition (reasonable wear and tear excepted),
      (5) to comply with all Laws applicable to it and the conduct of its business, (6) to keep in force at not less than their present limits all existing policies of insurance, (7) to make no material changes in the customary terms and conditions upon which it does business, (8) to duly and timely file all reports, tax returns, and other documents required to be filed with federal, state, local, and other authorities, and (9) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all taxes indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.


             c. Prior to the Effective Time, to the extent permitted by Law, SBI shall, and shall cause the Bank to, give Fourth and its counsel and accountants full access, during normal business hours and upon reasonable notice, to their respective properties, books, and records, and furnish Fourth during such period with all such information concerning their affairs as Fourth may reasonably request. The availability or actual delivery of information about the Corporations to Fourth shall not affect the covenants, representations, and warranties of the SBI and the Stockholders contained in this Agreement or the Merger Agreement except as provided in
      Section 8.1 hereof; provided, that Fourth shall promptly disclose to SBI and the Stockholders any apparent breaches of such covenants, representations, or warranties discovered by it prior to the Effective Time. Except for confidential information disclosed in the
      Registration Statement or as otherwise required to be disclosed in the course of obtaining governmental approvals, Fourth shall treat as confidential all confidential information in the same manner as Fourth treats similar confidential information of its own and, if this Agreement is terminated, Fourth shall continue to treat all such information obtained in such investigation and not otherwise known to Fourth from a source not known to Fourth to be under a confidential relationship with the Corporations, or already in the public domain, as confidential and shall return such documents theretofore delivered by the Corporations to Fourth as the Corporations shall request.


             d.    SBI shall cause this Agreement and the
      Merger Agreement to be submitted promptly to its stockholders for approval, adoption, ratification, and confirmation at a meeting to be called and held in accordance with the applicable Law and its articles of incorporation and bylaws. The board of directors of SBI hereby recommends to its stockholders the approval, adoption, ratification, and confirmation of the Agreement and the Merger
      Agreement.


             e.    SBI shall, and shall cause the Bank, to
      use its Best Efforts with Fourth in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all of the Required Approvals, and do any and all acts and things reasonably deemed by Fourth or the Corporations to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided herein and in the Merger Agreement as promptly as practicable.


             f.    On or prior to the Effective Time, as
      appropriate for the transactions contemplated hereby, SBI shall execute and deliver the Merger
      Agreement and the other closing documents provided for in this Agreement, shall take all such other actions required or desirable in order to effect the Merger, and shall utilize its Best Efforts to cause all of the conditions described in Section 5.1 of this Agreement to occur and be continuing, and to consummate all of the other transactions contemplated hereby.


             g. SBI shall obtain current title evidence or insurance, environmental assessment reports, and surveys on such of the Corporations' real estate as Fourth may reasonably request.

             h.    From the date hereof through the Effective
      Time, SBI shall cause the Bank to give Robert W.
      Peterson, Vice President, BANK IV Kansas, National
      Association (or such other person as may be designated by Fourth in writing) at least one business day advance oral notice of all proposed securities purchases or sales involving an aggregate price of $50,000 or more.


             i.    SBI and Stockholders acknowledge that
      Fourth may acquire one or more financial institutions located in Missouri in addition to the Bank and that Fourth intends to merge all of its Missouri financial institutions together into a national banking association called "BANK IV
      Missouri, National Association."  Accordingly,
      Stockholders and SBI agree to take, and to cause the Bank to take, all such action as Fourth may reasonably request in order for (1) such a merger to occur contemporaneous with or immediately following the Closing and/or (2) the Bank to be converted into a national banking association named "BANK IV
      Missouri, National Association" contemporaneously or immediately following the Closing.


             j.    Prior to the Effective Time, SBI shall
      acquire all of the shares of Bank Stock held as directors' qualifying shares pursuant to the existing repurchase agreements between the Bank and the Bank directors.


             k.    Chris J. Murphy and Charles M. Harper
      agree that Mr. Murphy will not acquire any shares of SBI Stock from Mr. Harper pursuant to their existing agreement prior to the Effective Time. Mr. Murphy agrees that if he acquires any of the Fourth Stock issued to Mr. Harper in the Merger, he will be bound by the terms and conditions of this Agreement at such time as though he had been an SBI stockholder on the date hereof. Fourth shall not be required to register the transfer of any shares of Fourth Stock from Mr. Harper to Mr. Murphy until Mr. Murphy has executed and delivered to Fourth an Affiliate's
      Agreement.


      2.4    The Merger.

             a.    At the Effective Time, the Merger shall
      occur pursuant to the Merger Agreement.  The Merger
      Agreement shall be substantially in the form of Exhibit "A" to this Agreement, with such immaterial changes thereto as may be required or desirable in order to obtain the required governmental approvals and with all blanks properly completed.


             b. As the result of the Merger, the separate existence of SBI shall cease, and Fourth, as the surviving corporation, shall continue its corporate existence under the laws of the State of Kansas; the articles of incorporation and the bylaws of Fourth in effect at the Effective Time shall be the articles of incorporation and bylaws of the surviving corporation until further amended as provided by Law; the directors and officers of Fourth immediately preceding the Merger shall be the directors and officers of the surviving corporation; Fourth shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature of SBI; all property, real, personal, and mixed, belonging to SBI shall be vested in and belong to Fourth; and all rights of creditors of SBI shall continue unimpaired against Fourth.


             c. From time to time as and when requested by Fourth, its respective successors or assigns, the officers and directors of SBI last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such other actions as shall be necessary or desirable to vest or perfect in or to confirm of record or otherwise Fourth's title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of SBI and otherwise to carry out the purposes of this Agreement; provided, that no such officer or director shall thereby incur any expense or liability.


      2.5    Conversion and Exchange of Shares.
             a.    Merger.  The manner of converting or
      exchanging the shares of capital stock of SBI outstanding at the Effective Time shall be as follows:


                   (1)    The Merger shall effect no change in
             any of the then issued and outstanding shares of Fourth Stock and none of Fourth's then issued and outstanding shares of Fourth Stock shall be converted or exchanged as the result of the Merger.


                   (2)    At the Effective Time, upon
             consummation of the Merger, each issued and outstanding share of SBI Class A Common Stock, SBI Class B Common Stock, and SBI Preferred Stock shall cease to be an issued and existing share, and each share (and all rights to receive accrued preferred stock dividends) shall automatically be converted into and exchanged solely for that number of shares of Fourth Stock equal to the appropriate Exchange Ratio for such class of stock. If the Closing occurs on or before February 15, 1995, a maximum of 315,000 shares of Fourth Stock will be issued in connection with the Merger, with 126,354 shares of Fourth Stock being allocated for the conversion and exchange of SBI Class A Common Stock, 168,471 shares of Fourth Stock being allocated for the conversion and exchange of SBI Class B Common Stock, and 20,175 shares of Fourth Stock being allocated for conversion and exchange of SBI Preferred Stock. If the Closing occurs after February 15, 1995, a maximum of 317,730 shares of Fourth Stock will be issued in connection with the Merger, with 127,449 shares of Fourth Stock being allocated for the conversion and exchange of SBI Class A Common Stock, 169,932 shares of Fourth Stock being allocated for the conversion and exchange of SBI Class B Common Stock, and 20,349 shares of Fourth Stock being allocated for the conversion and exchange of SBI Preferred Stock. No holder of SBI Preferred Stock shall have any right to receive any dividend on any of the SBI Preferred Stock.

             b.    Adjustment for Changes in Fourth's
      Capitalization. If, between the date of this Agreement and the Effective Time, Fourth shall take any action to subdivide its outstanding shares of common stock into a greater number of shares, or to combine its outstanding shares of common stock into a smaller number of shares, or to declare a stock dividend on its outstanding common stock, or to effect a reclassification of its common stock, then the number and kind of shares of Fourth Stock which the stockholders of SBI shall be entitled to receive in the Merger shall be adjusted equitably to prevent dilution or enlargement of the proportionate common stock interests in Fourth to be received by them.


             c.    Stock Certificates.  After the Effective
      Time and until surrendered for exchange, each outstanding stock certificate which prior to the Effective Time represented SBI Stock shall be deemed for all corporate purposes to represent the right to receive the number of shares of Fourth Stock into which the shares of stock have been so converted;
      provided, that in any matters relating to the shares represented by such stock certificates, Fourth may rely exclusively upon the record of stockholders maintained by SBI containing the names and addresses of all stockholders of record at the Effective Time.
      Unless and until such outstanding stock certificates formerly representing such shares are so surrendered, no dividend payable to holders of Fourth Stock, as of any date on or subsequent to the Effective Time, shall be paid to the holder of such outstanding certificates in respect thereof. Upon surrender of such outstanding certificates (or, in case of lost certificates, upon receipt of a surety bond or other form of indemnification which is satisfactory to Fourth), however, the former SBI stockholder shall receive a certificate evidencing the shares of Fourth Stock to which such stockholder is entitled plus the accrued dividends on such stock from the Effective Time, without interest.


             d. Fractional Shares. No fractional shares of Fourth Stock will be issued. Instead, upon surrender of SBI stock certificates (or in the case of lost certificates, a surety bond or other form of indemnification which is satisfactory to Fourth), Fourth will pay, or cause to be paid, to the holder thereof the cash value of the fractional interest to which the holder thereof would otherwise be entitled, based upon the Closing Price.


             e.    Exchange Procedure.  Promptly after the
      Effective Time, Fourth will send a notice and transmittal form to each record holder of outstanding certificates that immediately prior to the Effective Time evidenced shares of SBI Stock, advising such stockholder of the effectiveness of the Merger and the procedures for surrendering to Fourth such certificates in exchange for certificates representing the number of shares of Fourth Stock into which the shares of such capital stock represented by such certificates shall have been converted.

      2.6 Advance Preparations for Merger. The parties acknowledge that Fourth anticipates it will be desirable to take various actions immediately following the Effective Time to maximize the future profitability of the Bank, and that, as future stockholders of Fourth, the stockholders of SBI will all benefit from such action to the extent they are successful. Accordingly, SBI will, and will cause the Bank to, cooperate with Fourth in making advance plans and preparations for post-closing operations, including, without limitation, cooperation with employees of Fourth in planning for post-closing operations.


                       ARTICLE III


              REPRESENTATIONS AND WARRANTIES


      3.1 Representations and Warranties of SBI and the Stockholders. Except as expressly disclosed in the Disclosure Statement, SBI and the Stockholders jointly and severally represent and warrant to Fourth as follows:


             a.    Organization, Good Standing, and
      Authority. SBI is a bank holding company duly registered pursuant to the Bank Holding Company Act.
      Each of the Corporations is a corporation or bank duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and with all appropriate governmental agencies, and each has all requisite corporate power and authority to conduct its business as it is now conducted, to own its properties and assets, and to lease properties used in its business. The only subsidiary of SBI is the Bank. The Bank has no Subsidiaries. None of the Corporations is in violation of its charter documents or bylaws, or of any applicable Law in any material respect. The deposits of the Bank are insured by the FDIC to the maximum extent for each depositor provided by the Federal Deposit Insurance Act and the Bank has paid all assessments and filed all reports required to be filed under the Federal Deposit Insurance Act.


             b.    Binding Obligations; Due Authorization.
      This Agreement constitutes, and the Merger Agreement will upon execution and delivery constitute, subject only to the approval and adoption thereof by the stockholders of SBI, valid and binding obligations of SBI and each Stockholder, enforceable against each of such parties in accordance with the respective terms of such documents, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting the enforcement of creditors' rights generally, and subject as to the enforcement of remedies to general principles of equity. The execution, delivery, and performance of this Agreement, the Merger Agreement, and the transactions contemplated by all such agreements have been duly authorized by the board of directors of SBI.


             c. Absence of Default. None of the execution or the delivery of this Agreement and the Merger Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will (1) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under the charter documents or bylaws of any of the Corporations or under any material agreement or instrument under which any of the Corporations is obligated, other than the Credit Agreement dated December 12, 1991, between SBI and First Bank, N.A., or (2) violate any Law to which any of the Corporations is subject.


             d.    Capitalization.  SBI is authorized to
      issue (i) 6,000 shares of SBI Preferred Stock, par value $100 per share, of which 5,850 shares are validly issued and outstanding; (ii) 500,000 shares of SBI Class A Common Stock, par value $1.00 per share, of which 2,340 shares are validly issued and outstanding; and (iii) 500,000 shares of SBI Class B
      Common Stock, par value $1.00 per share, of which 3,120 shares are validly issued and outstanding.
      The Bank is authorized to issue 26,000 shares of Bank Stock, par value $100 per share, of which 26,000 shares are validly issued and outstanding, all of which are owned by SBI, except for: (i) ten shares held as directors' qualifying shares, all of which are subject to valid repurchase agreements, true and correct copies of which are included in the Disclosure Statement as Exhibits "D-1" to "D-10";
      and (ii) the pledge of such shares to secure the loan from First Bank, N.A. referred to above, are free and clear of all encumbrances, liens, security interests, and claims whatsoever.


             e.    Charter Documents.  True and correct
      copies of the charter documents and bylaws of each of the Corporations, with all amendments thereto, are included in the Disclosure Statement as Exhibits
      "E-1" to "E-4."


             f.    Options, Warrants, and Other Rights.
      Neither of the Corporations has outstanding any options, warrants, or rights of any kind requiring it to sell or issue to anyone any capital stock of any class and neither of the Corporations has agreed to issue, sell, or purchase any additional shares of any class of its capital stock.


             g.    Financial Statements.  Included in the
      Disclosure Statement as Exhibits "G-1" through "G-6" are true and complete copies of the following financial statements, all of which have been prepared in accordance with GAAP and all applicable regulatory accounting principles consistently followed throughout the periods indicated and fairly present in all material respects the financial condition of the Corporations as of the dates and for the periods indicated, subject in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (which if presented would not differ materially from those included in the most recent year-end financial statements):


                   (1)    Audited Consolidated Financial
             Statements of SBI as of December 31, 1993, and
             1992 and for the fiscal years then ended, with auditors' report thereon and notes thereto, which have been examined by Deloitte & Touche, LLP, independent certified public accountants;


                   (2)    Audited Financial Statements of the
             Bank as of December 31, 1993, and 1992 and for the fiscal years then ended, with auditors' report thereon and notes thereto, which have been examined by Deloitte & Touche LLP, independent certified public accountants; and


                   (3)    Consolidated Reports of Condition and
             Income as of September 30, 1993, December 31,
             1993, March 31, 1994, and June 30, 1994.


             As soon as practicable between the date hereof and the Effective Time, the Corporations will deliver to Fourth copies of monthly operating statements and monthly securities inventory reports of the Bank and SBI and of all reports filed by either of them with any regulatory agencies. The books of account of each of the Corporations and each of the Financial Statements fairly and correctly reflect and, when delivered, will reflect in all material respects in accordance with GAAP or otherwise applicable rules and regulations of regulatory agencies applied on a consistent basis, the respective incomes, expenses, assets, and liabilities, absolute or contingent, of each of the Corporations (except for the absence in the monthly operating statements of the Bank and in the quarterly regulatory reports of certain information, adjustments, and footnotes normally included in financial statements prepared in accordance with GAAP which in the aggregate would not be materially adverse). There have been no material adverse changes in the financial condition of any of the Corporations from December 31, 1993, other than changes made in the usual and ordinary conduct of the businesses of the Corporations, none of which has been or will be materially adverse and all of which have been or will be recorded in the books of account of the Corporations; and except as specifically permitted by this Agreement, there have been no material adverse changes in the respective businesses, assets, properties, or liabilities, absolute or contingent, of any of the Corporations, or in their respective condition, financial or otherwise, from the date of the most recent of the Financial Statements that has been delivered to Fourth on the date hereof other than (i) changes occurring in the usual and ordinary conduct of the business of the Corporations, none of which has been or will be materially adverse and all of which have been or will be recorded in the respective books of account of the Corporations, and (ii) resulting from action required or permitted by this Agreement to be taken by any of the Corporations. Neither of the Corporations has any contingent liabilities, other than letters of credit and similar obligations of the Bank incurred in the ordinary course of business, that are not described in or reserved against in the Financial Statements listed above.
      No claims based on "undisclosed liabilities and obligations" as defined in the Purchase and Assumption Agreement, dated December 1, 1990 among
      W. Grant Gregory, Standard State Bank and Trust, and
      Independence Financial Corporation have been asserted against either of the Corporations pursuant to such Purchase and Assumption Agreement.


             h. Properties. SBI does not own or lease any real property. Exhibit "H" to the Disclosure
      Statement is a complete list of all real estate owned or leased by the Bank. The Bank has good and marketable title in fee simple to all of the real property shown on its books as being owned by it, free and clear of all liens, encumbrances, and charges, except for those exceptions described on Exhibit "H" to the Disclosure Statement and
      Permitted Encumbrances. All leases of real property to which the Bank is a party as lessee, a true and complete copy of each of which with all amendments thereto is included in Exhibit "H" to the Disclosure Statement, are valid and enforceable in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally, and there has been no material default by any party thereto. No zoning ordinance prohibits, interferes with, or materially impairs the usefulness of the Occupied Properties; and all the premises on the Occupied Properties or leased by the Bank are in good operating condition and repair, normal wear and tear excepted.


             i.    Personal Property.  SBI does not own or
      lease any material tangible personal property.  The
      Bank has good and merchantable title to all of the machinery, equipment, materials, supplies, and other property of every kind, tangible or intangible, contained in its offices and other facilities or shown as assets in its records and books of account, free and clear of all liens, encumbrances, and charges except for leasehold improvements to leased premises and for personal property held under the leases described on Exhibit "I" to the Disclosure
      Statement. All leases of personal property to which the Bank is a party as lessee, true and complete copies of each which with all amendments thereto are included in Exhibit "I" to the Disclosure Statement, are valid and enforceable in accordance with their terms, and there has been no material default by any party thereto. All of such personal property owned or leased by the Bank is in good operating condition, normal wear and tear excepted.


             j. Taxes. Except for an amended 1993 federal tax return providing for the payment of additional income tax in the amount of approximately $30,000 to be filed by the Corporations prior to the Effective Time, the Corporations have all filed all tax returns and reports required to be filed with the United States Government and with all states and political subdivisions thereof where any such returns or reports are required to be filed and where the failure to file such return or report would subject any of the Corporations to any material liability or penalty. All taxes imposed by the United States, or by any foreign country, or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due and payable by any of the Corporations have been paid in full or adequately provided for by reserves shown in the records and books of account of the Corporations and in the Financial Statements.
      No extension of time for the assessment of deficiencies for any years is in effect. None of the Corporations has any knowledge of any unassessed tax deficiency proposed or threatened against any of them.


             k. Contracts. Other than Permitted Contracts and agreements with customers of the Bank and with financial institutions entered into by the Bank in the ordinary course of banking business, attached to the Disclosure Statement as Exhibit "K" is a list of all material contracts and other agreements and arrangements, both written and oral, to which either of the Corporations is a party, which affect or pertain to the operation of their respective businesses, and which involve future payments by any of the Corporations of $10,000 or more (the
      "Scheduled Agreements"). All parties to the Scheduled Agreements have in all material respects performed, and are in good standing with respect to, all the material obligations required to be performed under all such contracts and other agreements and arrangements, and no obligation with respect thereto is overdue. All of the agreements of the Corporations, including without limitation the agreements disclosed in writing pursuant to this clause k, are valid, binding, and enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally. Except as otherwise noted in Exhibit "K" to the Disclosure Statement, no contract, lease, or other agreement or arrangement to which any of the Corporations is a party or as to which any of any of their assets is subject requires the consent of any third party in connection with this Agreement or the Merger. The Corporations are not in default under any of the Scheduled Agreements; the Corporations are not aware of any default by any other party to any of the Scheduled Agreements or any claim by any other party that the Corporations are in default under any of the Scheduled Agreements. Except for Permitted Contracts and except as set forth in Exhibit "K" to the Disclosure Statement, neither of the Corporations is a party to:

                   (1)    Any contract for the purchase or sale
             of any materials, services, or supplies which contains any escalator, renegotiation, or redetermination clause or which commits it for a fixed term;


                   (2)    Any contract of employment with any
             officer or employee not terminable at will without liability on account of such termination;


                   (3)    Any management or consultation
             agreement not terminable at will without liability on account of such termination;


                   (4)   Any license, royalty, or union
             agreement, or loan agreement in which a
             Corporation is the borrower;


                   (5)    Any contract, accepted order, or
             commitment for the purchase or sale of
             materials, services, or supplies having a total remaining contract price in excess of $10,000;


                   (6)    Any contract containing any
             restrictions on any party thereto competing with either Corporation or any other person;


                   (7)    Any other agreement which materially
             affects the business, properties, or assets of either of the Corporations, or which was entered into other than in the ordinary and usual course of business; or


                   (8)    Any letter of credit or commitment to
             make any loan or group of loans to related parties in an amount in excess of $100,000.


             None of the Corporations' agreements described in this clause k other than loans made in the ordinary course is reasonably anticipated by either of the Corporations or any Stockholder to result in a material loss to either of the Corporations.


             1.    Labor Relations; Employees; ERISA.
      Neither of the Corporations is a party to or affected by any collective bargaining agreement or employment agreement, nor is any Corporation a party to any pending or, to the knowledge of either of the Corporations, any threatened labor dispute, organizational efforts, or labor negotiations. Each of the Corporations has complied with all applicable
      Laws relating to the employment of labor, including, but not limited to, the provisions thereof relating to wages, hours, collective bargaining, payment of social security taxes, and equal employment opportunity, the violation of which would have a materially adverse impact on their respective businesses. Neither of the Corporations is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.
      True and complete copies of the Bank's 401(K) Plan, the Bank's Annual Officer Bonus Plan, and the Bank's long-term incentive plan, together with all amendments thereto, are attached as Exhibits L-1 through L-3, respectively, to the Disclosure
      Statement. Except for the three plans described in the preceding sentence, neither of the Corporations has any written or oral retirement, pension, profit sharing, stock option, bonus, or other employee benefit plan or practice other than group health, life, and accident insurance. Each such plan is in material compliance with ERISA and the Code and the 401(K) Plan is a "qualified plan" within the meaning of Section 401(a) of the Code and is the subject of a currently effective written determination of the Internal Revenue Service to such effect and to the further effect that the trust thereunder is a trust exempt from tax under Section 501 of the Code. The
      Corporations and Stockholders know of no facts or circumstances that could adversely affect the status of such plan as such a plan or such trust as such a trust. All accrued contributions and other payments to be made by the Bank under the three plans have been made or reserves adequate for such purposes have been set aside therefor. Neither of the Corporations has violated any of the provisions of ERISA, and neither of them has engaged in any "prohibited transactions" as such term is defined in
      Section 406 of ERISA. Each of the Corporations has complied with all applicable notice requirements and has provided group health care continuation coverage under Section 4980B of the Code and/or any other applicable Laws. There is no employee of either of the Corporations whose employment is not terminable at will without severance pay or other penalty or compensation.


             m.    Government Authorizations.  Each of the
      Corporations has all permits, charters, licenses, orders, and approvals of every federal, state, local, or foreign governmental or regulatory body required in order to permit it to carry on its business substantially as presently conducted except where the failure to do so would not have a material adverse effect on the businesses, results of operations or general business affairs of SBI and the Bank taken as a whole. All such licenses, permits, charters, orders, and approvals are in full force and effect, and neither of the Corporations knows of any threatened suspension or cancellation of any of them or of any fact or circumstance that will interfere with or adversely affect the renewal of any of such licenses, permits, charters, orders, or approvals; and none of such permits, charters, licenses, orders, and approvals will be affected by the consummation of the transactions contemplated by this Agreement.


             n.    Insurance.  Exhibit "N" to the Disclosure
      Statement is a complete list of all insurance policies presently in effect and in effect during the past three years. All the insurance policies and bonds currently maintained by either of the Corporations are in full force and effect.


             o. Litigation. Exhibit "O" to the Disclosure Statement contains a true and complete list and brief description of all pending or, to the knowledge of either of the Corporations or any of the Stockholders, threatened Litigation to which either of the Corporations is or would be a party or to which any of their assets is or would be subject. Except as described on Exhibit "O" to the Disclosure Statement, neither of the Corporations is a party to any Litigation other than routine litigation commenced by the Bank to enforce obligations of borrowers in which no counterclaims for any material amounts of money have been asserted or, to the knowledge of either of the Corporations or any of the Stockholders, threatened. To the knowledge of the Corporations or any of the Stockholders, there are no threatened proceedings against or investigations of any of the Corporations by either regulatory agency.


             p.    Brokers or Finders.  No broker, agent,
      finder, consultant, or other party (other than legal, accounting, and financial advisors) has been retained by either of the Corporations or any Stockholder or is entitled to be paid based upon any agreements, arrangements, or understandings made by either of the Corporations or any Stockholder in connection with any of the transactions contemplated by this Agreement or the Merger Agreement.


             q.    SEC Filings To Be Accurate.  The
      information pertaining to the Corporations which has been or will be furnished to Fourth by or on behalf of any of the Corporations or Stockholders for inclusion in the Registration Statement or the Proxy
      Statement, and the information pertaining to either of the Corporations which will appear in the Registration Statement or the Proxy Statement, in the form filed with the SEC, will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Corporations and Stockholders shall promptly advise Fourth in writing if prior to the Effective Time any of them shall obtain knowledge of any fact that would make it necessary to amend the Registration Statement or the Proxy Statement, or to supplement the prospectus contained in the Registration Statement, in order to make the statements therein not misleading or to comply with applicable Law.


             r. Stockholder Matters. Exhibit "R-1" to the Disclosure Statement accurately sets forth after the name of each Stockholder, the number of shares of each class of SBI Stock beneficially owned by such Stockholder, in each case free and clear of all liens, encumbrances, claims, and equities which would impair the right of the record owner to vote such shares in favor of the Merger, and the number of shares of Fourth Stock to be received in the Merger; provided, however, that no Stockholder makes any warranty as to the shares owned by any other Stockholder. Neither of the Corporations is a party and none of the Stockholders is a party to any agreement (except for an agreement dated April 17, 1991, by and between Charles M. Harper and Chris J. Murphy) which in any way restricts the right of any Stockholder to vote on this Agreement or the Merger Agreement or consummate the transactions contemplated therein. There is no plan or intention by any of the Stockholders to sell, exchange, or otherwise dispose of a number of shares of Fourth
      Stock received in the Merger that would reduce the SBI stockholders' ownership of Fourth Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the SBI Stock outstanding immediately prior to the Effective Time. Solely for purposes of the preceding sentence, an amount of Fourth Stock equal to (i) the value of SBI Stock surrendered for cash in lieu of fractional shares of Fourth Stock, and
      (ii) the value of shares of Fourth Stock held by SBI stockholders prior to the Merger and otherwise sold, exchanged, or disposed of prior or subsequent to the Effective Time, shall be deemed received by SBI stockholders in the Merger and sold, exchanged, or disposed of immediately thereafter.

             s.    Environmental Compliance.  The
      Corporations are in material compliance with all relevant Environmental, Health, and Safety Laws and neither of the Corporations has any material
      Environmental, Health, and Safety Liabilities.
      Except as described in Exhibit "S" to the Disclosure
      Statement, none of the Occupied Properties and, to the knowledge of SBI and any of the Stockholders, no real or personal property owned or leased by the Bank at any time is now being used or has at any time in the past ever been used for the storage
      (whether permanent or temporary), disposal, or handling of any Hazardous Materials, nor are any Hazardous Materials located in, on, under, or at any real or personal property owned, leased, or used by the Bank. Neither of the Corporations has received any notice of a material violation of any Environmental, Health, and Safety Law, or any notice of any material potential Environmental, Health, and Safety Liabilities with respect to any properties or assets in which either of the Corporations has or has had any interest.


             t.    Employment of Aliens.  The Bank is in
      material compliance with the Immigration and Control
      Act of 1986.


             u.    Notes and Leases.  All promissory notes
      and leases owned by the Bank at the Effective Time will represent bona fide indebtedness or obligations to the Bank and are and will be fully enforceable in accordance with their terms without valid set-offs or counterclaims, except as shown on the books and records of the Bank and except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally; provided, however, no representation or warranty is made in this Agreement as to the collectibility of any such note or lease.


             v.    No Misrepresentations.  Neither this
      Agreement, the Financial Statements, nor any other letter, certificate, statement, or document furnished or to be furnished to Fourth by or on behalf of SBI, the Stockholders, or any of them, pursuant to or in connection with this Agreement and the transactions contemplated hereby, when considered in conjunction with all other information and documents furnished to Fourth hereunder, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


             w.    Updating of Representations and
      Warranties. Between the date hereof and the Effective Time, SBI and the Stockholders will promptly disclose to Fourth in writing any information of which any of them has actual knowledge (1) concerning any event that would render any of their representations or warranties contained in this Agreement untrue if made as of the date of such event, (2) which renders any information set forth in this Agreement or the Disclosure Statement no longer correct in all material respects, or (3) which arises after the date hereof and which would have been required to be included in this Agreement or the Disclosure Statement if such information had existed on the date hereof.


      3.2    Representations and Warranties of Fourth.
Fourth represents and warrants to SBI and the Stockholders, and each of them, as follows:


             a.    Organization, Good Standing, and
      Authority. Fourth is a bank holding company duly registered pursuant to the Bank Holding Company Act.
      Fourth and each of its banking Subsidiaries is a corporation or bank duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and with all appropriate governmental agencies, and each has all requisite corporate power and authority to conduct its business as it is now conducted, to own its properties and assets, and to lease properties used in its business. None of Fourth or any of its banking Subsidiaries is in violation of its charter documents or bylaws, or of any applicable Law in any material respect, or in default in any material respect under any material agreement, indenture, lease, or other document to which it is a party or by which it is bound. All of Fourth's issued and outstanding equity securities are duly registered under the Federal Securities Exchange Act of 1934, as amended. Shares of Fourth Stock are listed on the National Market System of NASDAQ.


             b.    Binding Obligations: Due Authorization.
      This Agreement constitutes, and the Merger Agreement will upon execution and delivery constitute, valid and binding obligations of Fourth, enforceable against it in accordance with the terms of such documents, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws and equitable principles affecting creditors' rights generally. The execution, delivery, and performance of this Agreement and the Merger Agreement, and the transactions contemplated by all such agreements have been duly authorized by the board of directors of Fourth. No approval of the holders of outstanding Fourth Stock or other voting securities of Fourth is necessary to consummate the Merger.


             c. Absence of Default. None of the execution or the delivery of this Agreement and the Merger Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will (1) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under the charter documents or bylaws of Fourth or any of its banking Subsidiaries or under any agreement or instrument under which Fourth or any of its banking Subsidiaries is obligated, or (2) violate any Law to which any of them is subject.


             d.    SEC Documents.  Fourth has previously
      delivered to SBI its Annual Report on Form 10-K for the year ended December 31, 1993, and its Quarterly
      Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994, in each case with exhibits thereto, as filed with the SEC, and a copy of the definitive proxy statement used by Fourth in connection with its 1994 annual stockholders' meeting. All of the financial statements contained in such documents have been prepared in accordance with GAAP applied on a consistent basis. The books of account of Fourth and each of its banking
      Subsidiaries fairly and correctly reflect, in accordance with GAAP applied on a consistent basis, the respective incomes, expenses, assets, and liabilities, absolute and contingent, of Fourth and each of its banking Subsidiaries. There have been no material adverse changes in the consolidated financial condition of Fourth from December 31, 1993.


             e.    Brokers or Finders.  No broker, agent,
      finder, consultant, or other party (other than legal and accounting advisors) has been retained by Fourth or is entitled to be paid based upon any agreements, arrangements, or understandings made by Fourth in connection with any of the transactions contemplated by this Agreement or the Merger Agreement.


             f.    SEC Filings to be Accurate.  The
      information pertaining to Fourth which has been or will be furnished by or on behalf of Fourth and its banking Subsidiaries or its management for inclusion in the Registration Statement or the Proxy
      Statement, and the information pertaining to Fourth which will appear in the Registration Statement or the Proxy Statement, in the form filed with the SEC, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. Fourth shall promptly advise SBI in writing if prior to the Effective Time it shall obtain knowledge of any fact that would make it necessary to amend the Registration Statement or the Proxy Statement, or to supplement the prospectus contained in the Registration Statement, in order to make the statements therein not misleading or to comply with applicable Law.

             g.    No Misrepresentations.  Neither this
      Agreement, the disclosure documents described in clause "d" of this Section 3.2, nor any other letter, certificate, statement, or document furnished or to be furnished to SBI or the Stockholders, by or on behalf of Fourth pursuant to or in connection with this Agreement and the transactions contemplated hereby contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


             h. Capitalization. Fourth is authorized to issue (i) 50,000,000 shares of common stock, par value $5 per share, of which 27,201,925 shares were issued and 26,845,241 shares were outstanding on June 30, 1994, (ii) 250,000 shares of Class A 7%
      Cumulative Convertible Preferred Stock, par value
      $100 per share, all of which are issued and outstanding, and (iii) 5,000,000 shares of Class B
      Preferred Stock, without par value, none of which have been issued. The shares of Fourth Stock to be issued in the Merger will be duly and validly issued, fully paid, and nonassessable, and not issued in violation of any preemptive rights or any Laws applicable thereto.


             i.    Updating of Representations and
      Warranties. Between the date hereof and the Effective Time, Fourth will promptly disclose to SBI and the Stockholders in writing any information of which it has actual knowledge (1) concerning any event that would render any representation or warranty of Fourth untrue if made as of the date of such event, (2) which renders any information set forth in this Agreement no longer correct in all material respects, or (3) which arises after the date hereof and which would have been required to be included in the Agreement if such information had existed on the date hereof.



                         ARTICLE IV


                  SECURITIES LAWS MATTERS


      4.1    Registration Statement and Proxy Statement.
Fourth shall as soon as practicable prepare and file the Registration Statement under and pursuant to the Securities Act for the purpose of registering the shares of Fourth Stock to be issued in the Merger. SBI shall, and shall cause the Bank to provide promptly to Fourth such information concerning their respective businesses, financial condition, and affairs as may be required or appropriate for inclusion in the Registration Statement or the Proxy Statement and each shall cause its counsel and independent public accountants to cooperate with the other's counsel and independent public accountants in the preparation and filing of the Registration Statement and the Proxy Statement. Fourth and SBI shall use their Best
Efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter SBI shall distribute the Proxy
Statement to its stockholders in accordance with applicable Laws not fewer than 20 business days prior to the date on which the Merger Agreement is to be submitted to the stockholders for voting thereon. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement to stockholders, SBI shall mail or otherwise furnish to its stockholders such amendments to the Proxy Statement or supplements to the Proxy Statement as may, in the opinion of Fourth or SBI, be necessary so that the Proxy Statement, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable Law. Fourth shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale of Fourth Stock by any person.


      4.2 State Securities Laws. Fourth shall prepare and file and the parties hereto shall cooperate in making any filings required under the securities laws of any State in order either to qualify or register the Fourth
Stock so it may be offered and sold lawfully in such State in connection with the Merger or to obtain an exemption from such qualification or registration.


      4.3 Affiliates. Certificates representing shares of Fourth Stock issued to Affiliates of SBI pursuant to the Fourth Merger Agreement may be subjected to stop transfer orders and may bear a restrictive legend in substantially the following form:


             The shares of common stock represented by this certificate have been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. Such shares may not be sold, pledged, transferred, or assigned, and the issuer shall not be required to give effect to any attempted sale, pledge, transfer, or assignment, except
             (i) pursuant to a then current effective registration under the Act, (ii) in a transaction permitted by Rule 145 as to which the issuer has, in the reasonable opinion of its counsel, received reasonably satisfactory evidence of compliance with Rule 145, or (iii) in a transaction which, in the opinion of counsel satisfactory to the issuer or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, is not required to be registered under the Act. Transfer of the shares represented by this certificate is further restricted by an Affiliate's Agreement dated as of ____________, 1994, between the issuer and the registered holder to which reference is hereby made.


      4.4 Affiliates' Agreements. Each Stockholder shall, and SBI shall use its Best Efforts to cause each director, executive officer, and other person who is an Affiliate of SBI to, deliver to Fourth, at the Effective
Time, a written agreement, in substantially the form of Exhibit "D" hereto, providing that such person will not sell, pledge, transfer, or otherwise dispose of any shares of Fourth Stock received by such Affiliate in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder, or sell or otherwise dispose of any shares of Fourth Stock received by such Affiliate in the Merger or in any other way reduce his risk relative to such shares (within the meaning of Accounting Series
Release No. 130) until such time as financial results covering at least 30 days following the Merger have been published.

                       ARTICLE V


                  CLOSING CONDITIONS


      5.1 Conditions to Obligations of Fourth. The obligations of Fourth to effect the Merger and to issue any Fourth Stock shall be subject to the following conditions which may, to the extent permitted by Law, be waived by Fourth at its option:


             a.    Stockholder Approvals.  The approval,
      ratification, and confirmation of this Agreement and the Merger Agreement by the stockholders of SBI shall have been duly obtained as required by Law.


             b.    Absence of Litigation.  No order,
      judgment, or decree shall be outstanding restraining or enjoining consummation of the Merger; and no Litigation shall be pending or threatened in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement.


             c.    Securities Laws.  The Registration
      Statement shall have become effective under the Securities Act and Fourth shall have received all state securities laws permits or other authorizations or confirmation of the availability of exemption from registration requirements necessary to issue the Fourth Stock in the Merger.
      Neither the Registration Statement nor any such permit, authorization, or confirmation shall be subject to a stop-order or threatened stop-order or similar proceeding or order by the SEC or any state securities authority.


             d.    Regulatory  Approvals.  All appropriate
      regulatory agencies concerned with the transaction shall have approved the transaction, and no such approval shall have involved the imposition of any conditions which are materially burdensome to Fourth or otherwise materially inconsistent with any application as filed.


             e.    Minimum Net Worth of the Bank.  Fourth
      shall have been reasonably satisfied that the aggregate net worth of the Bank calculated as of the end of the month immediately preceding the Effective
      Time, determined in accordance with GAAP was at least $6,500,000, excluding any adjustments required by F.A.S. No. 115 to reflect changes in the Bank's securities portfolio to adjust to market value.


             f.    Opinion of Counsel.  Fourth shall have
      received the opinion of Knudsen, Berkheimer, Richardson & Endacott, counsel to the Corporation, substantially in the form of Exhibit "B" hereto.


             g. Representations and Warranties; Covenants. The representations and warranties of SBI and the Stockholders contained in Section 3.1 of this Agreement shall have been true and correct in all material respects on the date made and shall be true and correct in all material respects at the Effective Time as though made at such time, excepting: (i) any changes occurring in the ordinary course of business, none of which shall have been materially adverse, and (ii) any changes contemplated or permitted by this Agreement. SBI and the Stockholders shall each have performed in all material respects all of their obligations under this Agreement.


             h.    Certificates.  SBI and the Stockholders
      shall have delivered to Fourth a certificate, in form and substance satisfactory to Fourth, dated the Effective Time and signed by each of the Corporations' chief executive officer and chief financial officer certifying in such detail as Fourth may reasonably request the fulfillment of conditions a, b, e, and g above and j and n below.


             i.    Affiliates' Agreements.  Prior to the
      Effective Time, Fourth shall have received from SBI a list, reviewed by SBI's counsel, identifying all of its stockholders who are, in its opinion, Affiliates of SBI. Fourth shall not be obligated to deliver any shares of Fourth Stock to any person who is named as an Affiliate on such list prior to receipt from such person of an agreement substantially in the form of Exhibit "D" hereto.


             j. Material Adverse Changes. Since the date of this Agreement there shall not have occurred any material adverse change in the condition (financial or otherwise) business, liabilities (contingent or otherwise), properties, or assets of any of the Corporations.


             k.    Satisfactory Environmental Reports.
      Fourth shall have received environmental assessment reports covering all of the Corporations' real estate, in form and substance reasonably satisfactory to Fourth, which do not cause Fourth reasonably to conclude that there are any material
      Environmental, Health, and Safety Liabilities associated with any of such real estate.


             l. Pooling of interests. Fourth shall have received a letter from its independent public accountants, dated the Effective Time, to the effect that the Merger can properly be treated for accounting purposes as a "pooling of interests" under GAAP. Fourth's accountants have reviewed the agreement, dated April 17, 1991, between Charles M.
      Harper and Chris J. Murphy and have advised Fourth that the provisions of such agreement will not prevent the transaction from qualifying for treatment as a "pooling of interests."


             m. Resignations. SBI shall have delivered to Fourth the written resignations, effective at the Effective Time, of those officers and directors of the Bank as Fourth shall have requested at least two business days prior to the Effective Time.


             n. Directors' Qualifying Shares. SBI shall have acquired all of the ten shares of Bank Stock held as directors' qualifying shares in accordance with currently existing agreements.

      5.2 Conditions to Obligations of SBI and the Stockholders. The obligations of SBI and the Stockholders to effect the Merger and to consummate the transactions contemplated hereby shall be subject to the following conditions which may, to the extent permitted by Law, be waived by them at their option:


             a. General. Each of the conditions specified in clauses a, b, c, and d of Section 5.1 of this Agreement shall have occurred and be continuing.


             b. Representations and Warranties; Covenants. The representations and warranties of Fourth contained in Section 3.2 of this Agreement shall have been true and correct in all material respects on the date made and shall be true and correct in all material respects at the Effective Time as though made at such time, excepting any changes occurring in the ordinary course of business, none of which shall have been materially adverse, and excepting any changes contemplated or permitted by this Agreement. Fourth shall have duly performed in all material respects all of its obligations under this Agreement.


             c. Certificate. Fourth shall have delivered to SBI a certificate, in form and substance satisfactory to SBI, dated the Effective Time and signed by its chief executive officer and chief financial officer on behalf of Fourth, certifying in such detail as SBI may reasonably request as to the fulfillment of the foregoing conditions except for the conditions set forth in clauses a and e of
      Section 5.1 of this Agreement.


             d.    Opinion of Counsel.  SBI and the
      Stockholders shall have received the opinion of Foulston & Siefkin, counsel to Fourth, addressed to SBI and the Stockholders, satisfactory in form and substance to SBI, substantially in the form of Exhibit "C" hereto.

             e. Material Adverse Change. Since the date of this Agreement there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties, liabilities
      (contingent or otherwise), or assets of Fourth.


                                ARTICLE VI


                              EFFECTIVE TIME


      The consummation of the Merger and the delivery of the certificates and other documents called for by this Agreement, and the consummation of all other transactions contemplated by this Agreement shall take place at such time and place in Wichita, Kansas, as the parties may mutually agree which, unless otherwise agreed, shall be not later than the last day of the month in which the final regulatory approval required to effect the Merger is received and the latest required waiting period expires. The parties agree that they shall exert their reasonable Best Efforts to cause the Effective Time to be on or before December 31, 1994.


                          ARTICLE VII

                    TERMINATION OF AGREEMENT


      7.1    Mutual Consent; Absence of Stockholder
Approval; Termination Date.  This Agreement and the
Merger Agreement shall terminate at any time when the parties hereto mutually agree in writing. This Agreement and the Merger Agreement may also be terminated at the election of either SBI or Fourth, as the case may be, upon written notice from the party electing to terminate this Agreement and the Merger Agreement to the other party if, without fault on the part of the party electing to terminate this Agreement and the Merger Agreement, the Merger Agreement is not ratified and approved by the stockholders of SBI by the requisite vote or if there has been a denial of a Required Approval or the granting of a Required Approval only upon compliance with terms reasonably deemed onerous by Fourth. Unless extended by written agreement of the parties, this Agreement and the Merger Agreement shall terminate if all conditions to the obligations of the parties hereto and the Closing have not occurred on or before February 28, 1995.


      7.2 Election by Fourth. This Agreement shall terminate at Fourth's election, upon written notice from Fourth to SBI, if any one or more of the following events shall occur and shall not have been remedied to the satisfaction of Fourth within 30 days after written notice is delivered to SBI: (a) there shall have been any material breach of any of the material obligations, covenants, or warranties of SBI or the Stockholders; or
(b) there shall have been any written representation or statement furnished by SBI which at the time furnished is false or misleading in any material respect in relation to the size and scope of the transactions contemplated by this Agreement.


      7.3 Election by SBI. Notwithstanding the approval of the Merger Agreement by the Stockholders of SBI, this Agreement and the Merger Agreement shall terminate at the election of SBI, upon written notice from SBI to Fourth, if any one or more of the following events shall occur and shall not have been remedied to SBI's satisfaction within 30 days after written notice is delivered to
Fourth: (a) there shall have been any material breach of any of the material obligations, covenants, or warranties of Fourth hereunder; or (b) there shall have been any written representation or statement furnished by Fourth hereunder which at the time furnished is false or misleading in any material respect in relation to the size and scope of the transactions contemplated by this Agreement.


      7.4    Effect of Termination.  In the event of
termination of this Agreement by either SBI or Fourth as provided in this Article VII, this Agreement and the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Stockholders, SBI, Fourth, or their respective officers, directors, or employees except (i) with respect to the parties' obligations under Section 9.1, (ii) all obligations relating to the confidential information contained in this Agreement and in existing confidentiality agreements, and (iii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                               ARTICLE VIII


                              INDEMNIFICATION


      8.1 Effect of Closing. Except as provided in this Section, closing of the transactions contemplated by this Agreement shall not prejudice any claim for damages which any of the parties hereto may have hereunder in law or in equity, due to a material default in observance or the due and timely performance of any of the covenants and agreements herein contained or for the material breach of any warranty or representation hereunder, unless such observance, performance, warranty, or representation is specifically waived in writing by the party making such claim. In the event any warranty or representation contained herein is or becomes untrue or breached (other than by reason of any fraudulent misrepresentation or fraudulent breach of warranty or any willful breach of a covenant) and such breach or misrepresentation is promptly communicated by SBI to Fourth in writing prior to the Effective Time, Fourth shall have the right, at its sole option, either to waive such misrepresentation or breach in writing or to terminate this Agreement, but in either such event, neither SBI nor any of the Stockholders shall be liable to Fourth for any such damages, costs, expenses, or otherwise by reason of such breach or misrepresentation. In the event Fourth elects to close the transactions contemplated by this Agreement notwithstanding the written communication of such breach or misrepresentation to Fourth by SBI, Fourth shall be deemed to have waived such breach or misrepresentation in writing.

      8.2 General Indemnification. Subject to the limitations on the liability of Stockholders contained in this Article VIII, Stockholders shall be liable for, and shall defend, save, indemnify, and hold harmless Fourth, and its respective officers, directors, employees, and agents, and each of them (hereinafter individually referred to as an "Indemnitee" and collectively as "Indemnitees") against and with respect to any losses, liabilities, claims, diminution in value, litigation, demands, damages, costs, charges, legal fees, suits, actions, proceedings, judgements, expenses, or any other losses (including without limitation any income tax consequences of the receipt of any indemnification payment) (herein collectively referred to as "Indemnifying Losses") that may be sustained, suffered or incurred by, or obtained against, any Indemnitee arising from or by reason of the breach or nonfulfillment of any of the warranties, agreements, or representations made by the Stockholders, or any of them, in this Agreement;
provided, however that the liability of Stockholders to defend, save, indemnify, and hold harmless any of the Indemnitees for any liabilities, claims, or demands indemnified under this Agreement, shall be limited to the amount by which all such Indemnifying Losses exceed
$100,000 in the aggregate, net of income tax effect and after taking into account all available insurance proceeds, net recoveries on other real estate owned and other non-ledger assets, in each case to the extent such amounts exceed the amounts such assets were carried on the books of the Bank at July 31, 1994. It is agreed that the indemnification obligations of the Stockholders shall be solely for the benefit of the Indemnitees and may not be enforced by any insurer under any subrogation or similar agreement or arrangement or by any governmental agency except as a receiver for any Indemnitee.


      8.3 Procedure. If any claim or demand shall be made or liability asserted against any Indemnitee, or if any litigation, suit, action, or administrative or legal proceedings shall be instituted or commenced in which any Indemnitee is involved or shall be named as a defendant either individually or with others, and if such Litigation, claim, demand, liability, suit, action, or proceeding, if successfully maintained, will result in any Indemnifying Losses as defined in Section 8.2, Fourth shall give Stockholders written notice thereof within 20 days after it acquires knowledge thereof. If, within 20 days after the giving of such notice, Fourth receives written notice from Stockholders (acting jointly) stating that Stockholders dispute or intend to defend against such claim, demand, liability, suit, action, or proceeding, then Stockholders shall have the right to select counsel of their choice and to dispute or defend against or settle such claim at their expense, and the Indemnitees shall fully cooperate with Stockholders in such dispute or defense or settlement so long as Stockholders are conducting such dispute or defense diligently and in good faith. If no such notice of intent to dispute or defend is received by Fourth within aforesaid 20-day period, or if such diligent and good faith defense is not being, or ceases to be, conducted, Fourth shall have the right, directly or through one or more of the Indemnitees, to dispute and defend against the claim, demand, or other liability at the cost and expense of Stockholders, to settle such claim, demand, or other liability, together with interest or late charges thereon, and in either event to be indemnified as provided in this Agreement so long as Fourth conducts such defense diligently and in good faith; provided, notice of any proposed settlement shall be given to Stockholders as far in advance as practicable under the circumstances and, if Stockholders shall timely object to the terms of such proposed settlement, they may assume the defense in accordance with the terms of this Section
8.3.  If any event shall occur that would entitle
Indemnitees to a right of indemnification hereunder, any loss, damage, or expense subject to indemnification shall be subject to the limitations otherwise set forth in this
Article VIII.


      8.4    Survival of Representations and Warranties.
Notwithstanding any rule of law or provision of this Agreement to the contrary, the representations and warranties of Stockholders contained in this Agreement shall survive the Merger and the closing of the transactions described in this Agreement; provided, however, that no claim by an Indemnitee for indemnification or breach of warranty under this Agreement shall be valid unless an Indemnitee shall have given written notice of its assertion or claim to Stockholders on or prior to the earlier date on which Fourth files or is required to file with the SEC its:
(a) Annual Report on Form 10-K for the year ended
December 31, 1994 if the Effective Time is in 1994, or
(b) Quarterly Report on Form 10-Q for the quarter ending
March 31, 1995 if the Effective Time is after December
31, 1994.


      8.5    Several Liability of Stockholders.  The
liability of the Stockholders under this Agreement shall not be joint, but rather shall be several in proportion to the aggregate amount of Fourth Stock each such Stockholder receives for the stock being exchanged pursuant to this Agreement and the Merger Agreement as compared to the total amount of Fourth Stock being received by all SBI stockholders. The liability of each Stockholder under this Agreement shall be limited to the sum of the value of Fourth Stock and cash for fractional shares, if any, received by such Stockholder under this Agreement and the Merger Agreement. For the purposes of this Section 8.5, the Fourth Stock received by Stockholders shall be deemed to have the same value as the reported closing price thereof in the NASDAQ quotation system on the date in which the Effective Time occurs.


      8.6 Indemnification Payments. All indemnification obligations of the Stockholders under this Article VIII shall be satisfied by payment in Fourth Stock which will be deemed to have the same value as the reported closing price thereof in the NASDAQ quotation system on the date in which the Effective Time occurs.


                           ARTICLE IX


                         MISCELLANEOUS


      9.1    Expenses.  Whether or not the Merger is
effected, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.



      9.2 Notices. All notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered or if sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows: (a) if to Fourth, addressed to Darrell G. Knudson, Chairman of the Board,
Post Office Box 4, Wichita, Kansas 67201; and (b) if to
SBI and the Stockholders, addressed to W. Grant Gregory,
375 Park Avenue, Suite 307, New York, N.Y. 10152, or to such other address as shall have been furnished in writing in the manner provided herein for giving notice.


      9.3 Stockholders' Agreements. Each Stockholder agrees not to sell, pledge, encumber, or otherwise hypothecate or transfer any shares of capital stock of any class of either of the Corporations prior to the Effective Time. Each Stockholder also agrees to vote all shares of SBI Stock owned by him or it in favor of approval of this Agreement and the Merger Agreement.


      9.4    Time.  Time is of the essence of this
Agreement.


      9.5 Law Governing. This Agreement shall, except to the extent federal law is applicable, be construed in accordance with and governed by the laws of the State of Kansas, without regard to the principles of conflicts of laws thereof.


      9.6 Entire Agreement; Amendment. This Agreement contains and incorporates the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, letters of intent, and understandings. This Agreement may only be amended by an instrument in writing duly executed by all corporate parties hereto and the Stockholders (by the Agents acting for all Stockholders jointly), and all attempted oral waivers, modifications, and amendments shall be ineffective.


      9.7    Successors and Assigns.  The rights and
obligations of the parties hereto shall inure to the benefit of and shall be binding upon the successors and permitted assigns of each of them; provided, however, that this Agreement, the Merger Agreement, or any of the rights, interests, or obligations hereunder or thereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.


      9.8 Cover, Table of Contents, and Headings. The cover, table of contents, and the headings of the sections and subsections of this Agreement and the Merger
Agreement are for convenience of reference only and shall not be deemed to be a part hereof or thereof or taken into account in construing this Agreement or the Merger
Agreement.

      9.9    Counterparts. This Agreement and the Merger
Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute but one agreement.



          IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed.


FOURTH FINANCIAL CORPORATION                 STANDARD
BANCORPORATION, INC.


By/s/ Darrell G. Knudson                     By/s/ W. Grant Gregory
- ------------------------                     ----------------------
   Darrell G. Knudson                           W. Grant Gregory
   Chairman of the Board                        Chairman of the
Board

     "Fourth"                                       "SBI"




                               STOCKHOLDERS

I.  Class A Common Stock                                            No.of Shares
- ------------------------                                            ------------

Date:        ___________, 1994         /s/W. Grant Gregory            780 shares
                                       -------------------
                                       W. Grant Gregory


Date:        ___________, 1994         /s/Charles M. Harper           780 shares
                                       --------------------
                                       Charles M. Harper


Date:        ___________, 1994         /s/Chris J. Murphy              -  shares
                                       ------------------
                                       Chris J. Murphy

                                       THE STUART KANSAS CITY
                                       LIMITED PARTNERSHIP

Date:        ___________, 1994         By/s/James Stuart, III         780 shares
                                       ----------------------
                                          James Stuart, III
                                          General Partner







                                [continued]

II.  Class B Non-Voting Common Stock
- ------------------------------------


Date:        ___________, 1994         /s/Charles M. Harper         1,040 shares
                                       --------------------
                                       Charles M. Harper

Date:        ___________, 1994         /s/Chris J.Murphy              -   shares
                                       -----------------
                                       Chris J. Murphy


                                       THE STUART KANSAS CITY
                                       LIMITED PARTNERSHIP

Date:        ___________, 1994         By/s/James Stuart, III       1,040 shares
                                       ----------------------
                                         James Stuart, III
                                         General Partner


                                       SOUTHWEST COMPANY

Date:        ___________, 1994         By/s/James Gregory           1,040 shares
                                       ------------------
                                         James Gregory
                                         President



III.  9% Cumulative, Non-Participating, Non-Voting Preferred Stock
- ------------------------------------------------------------------

Date:        ___________, 1994         /s/Charles M. Harper         1,950 shares
                                       --------------------
                                       Charles M. Harper


Date:        ___________, 1994         /s/James Stuart              1,950 shares
                                       ---------------
                                       James Stuart


Date:        ___________, 1994         /s/Chris J.Murphy              -   shares
                                       -----------------
                                       Chris J. Murphy


                                       SOUTHWEST COMPANY

Date:        ___________, 1994         By/s/James Gregory           1,950 shares
                                       ------------------
                                         James Gregory
                                         President

                                  Exhibit "A"


                      AGREEMENT AND ARTICLES OF MERGER




                   THIS AGREEMENT AND ARTICLES OF MERGER is made as of the_____ day of______________1994, between
FOURTH FINANCIAL CORPORATION, a Kansas corporation
("Fourth") and STANDARD BANCORPORATION, INC., a Nebraska corporation ("SBI"). Fourth and SBI are hereinafter sometimes referred to as the "Constituent Corporations;"
SBI is hereinafter sometimes referred to as the "Merging
Corporation"; and Fourth is hereinafter sometimes called the "Surviving Corporation."


Recitals

                   A.     The respective Boards of Directors of
each of the two Constituent Corporations have duly adopted resolutions approving an Agreement and Plan of Reorganization, dated as of September 2, 1994, between Fourth and SBI (the "Agreement and Plan of
Reorganization") and this Agreement and Articles of Merger, subject, among other things, to the approval and adoption of the Agreement and Plan of Reorganization and this Agreement and Articles of Merger by the holders of at least two-thirds of the issued and outstanding capital stock of each class of SBI, authorizing the proposed merger of the SBI into Fourth upon the terms and conditions herein set forth.


                   B.     No approval of the stockholders of
Fourth of this Agreement is required by reason of K.S.A.
17-6702(e) and
17-6701(f).


                   NOW, THEREFORE, Fourth and SBI hereby
agree that Fourth and SBI shall merge on the terms and conditions hereinafter provided and in accordance with the following articles and plan:




Articles and Plan of Merger


                   1.     SBI shall merge with and into Fourth
which shall continue as the Surviving Corporation and shall be governed by the laws of the State of Kansas (the "Merger"). At the Effective Time (as defined in Paragraph
6), the separate existence of SBI shall cease. The corporate identity, existence, purposes, franchises, powers, rights, and immunities of Fourth shall continue unaffected and unimpaired by the Merger, and the corporate identity, existence, purposes, franchises, powers, rights, and immunities of SBI shall be merged into Fourth which shall be fully vested therewith. It is the intention of the parties that the transaction contemplated by this Agreement of Merger shall qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.


                   2.     The Restated Articles of
Incorporation and Bylaws of Fourth, as in effect on the Effective Time, shall be and remain the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by law.


                   3.     At the Effective Time:

                          (a)      Fourth shall, without other
                   transfer, succeed to and possess all the rights, privileges, powers, and franchises both of a public and private nature and shall be subject to all the restrictions, disabilities, debts, liabilities, and duties of each of the Constituent Corporations.


                          (b)      The rights, privileges,
                   powers, and franchises of each of the
                   Constituent Corporations and all property, real, personal and mixed, of and all debts due or belonging to any of the Constituent Corporations shall be vested in Fourth; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of Fourth as they were of any of the Constituent Corporations.


                          (c)      Title to any real estate and
                   to any other property vested by deed or
                   otherwise in any of the Constituent
                   Corporations shall not revert or be in any way impaired by reason of the Merger or the statutes providing therefor; provided, however, that all rights of creditors and all liens upon the property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of all of the Constituent Corporations shall thenceforth attach to Fourth and may be enforced against it to the same extent as if they had been incurred or contracted by Fourth. After the Effective Time, the Constituent Corporations shall each execute or cause to be executed such further assignments, assurances, or other documents as may be necessary or desirable to confirm title to their respective properties, assets, and rights in Fourth or to otherwise carry out the purposes of this Agreement of Merger, and their respective officers and directors shall do all such acts and things to accomplish those purposes which Fourth may reasonably request.


                   4.     At the Effective Time:

                          (a)      Each issued and outstanding
                   share of each class of capital stock of
                   SBI shall cease to be an issued and
                   existing share.

                          (b)      Each share of capital stock of
                   SBI (together with all rights to receive unpaid preferred stock dividends), shall automatically be converted into and exchanged for shares of common stock of Fourth, par value $5.00 per share ("Fourth Stock"), as follows:

                                                No. of Shares
                                                  of Fourth
                                                 Stock to Be
Class of SBI Capital Stock                         Received
- --------------------------                      -------------

Class A Common Stock, par value $1 p/share        53.9974
Class B Common Stock, par value $1 p/share        53.9971
9% Cumulative Non-Voting Preferred
    Stock, $100 p/share                            3.4487

          [If the Closing occurs after February 15,
          1995, these exchange ratios will be
          changed to conform to the applicable
          exchange ratios set forth in the
          Agreement and Plan of Reorganization.]


                          (c)       Until surrendered for
                   exchange, each outstanding stock
                   certificate which prior to the Effective
                   Time represented capital stock of SBI
                   shall be deemed for all corporate purposes to represent the right to receive the number of shares of Fourth Stock into which the shares have been so converted; provided, that in any matters relating to the shares represented by such certificates, Fourth may rely conclusively upon the record of stockholders maintained by SBI containing the names and addresses of the holders of record of such stock at the Effective Time. Unless and until such outstanding stock certificates formerly representing shares of capital stock of SBI are so surrendered, no dividend payable to the holders of record of Fourth Stock, as of any date subsequent to the Effective Time, shall be paid to the holder of such outstanding certificates in respect thereof. Upon surrender of such outstanding certificates (or, in the case of lost certificates, upon receipt of a surety bond or other form of indemnification satisfactory to Fourth), however, the former SBI stockholders shall receive certificates evidencing the shares of Fourth Stock to which they are entitled plus the accrued dividends on such stock, without interest.

                          (d)      No fractional shares of Fourth
                   Stock will be issued.  Instead, upon
                   surrender of SBI common or preferred stock certificates (or, in the case of lost certificates, upon receipt of a surety bond or other form of indemnification which is satisfactory to Fourth) Fourth will pay, or cause to be paid, to the holder thereof the cash value of the fractional interest to which the holder thereof would otherwise be entitled, based upon the closing price of Fourth Stock on the last trading day two trading days prior to the Effective Time as reported in the Southwest Edition of The Wall Street Journal.

                          (e)      The Merger shall effect no
                   change in the rights of the  holders of
                   Fourth Stock that is outstanding
                   immediately before the Effective Time.

                          (f)      No holder or former holder of
                   SBI preferred stock shall have any right to receive any additional payment or other consideration with respect to unpaid dividends on such preferred stock, the rights to the receipt of which dividends shall be extinguished at the Effective
                   Time.

                   5.     The officers and directors of Fourth
at the Effective Time shall continue to be the officers and directors of the Surviving Corporation until their successors are duly elected and qualified or their earlier death, resignation, or removal.


                   6.     The Merger shall be effected by and
be given effect upon the filing of this Agreement of Merger in the offices of the Secretary of State of Kansas and the Secretary of State of Nebraska. Such date and time of filing is referred to in this Agreement of Merger as the "Effective Time." This Agreement of Merger shall also be recorded in accordance with the provisions of the Kansas General Corporation Code and the Nebraska Business Corporation Act, but such recording shall not be a condition precedent to its becoming effective.


                   7.     This Agreement and Articles of Merger
may be terminated and abandoned by mutual consent of the Boards of Directors of Fourth and SBI at any time prior to the Effective Time, or by the Board of Directors of either Fourth Financial or SBI (acting jointly) if the Agreement and Plan of Reorganization shall have been terminated as therein provided.


                   8.     This Agreement and Articles of Merger
may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.


                   IN WITNESS WHEREOF, pursuant to authority duly given by its Board of Directors, each of the Constituent Corporations has caused this Agreement and Articles of Merger to be executed by its Chairman of the Board, President, or Vice President and attested by its Secretary or an Assistant Secretary as of the date and year first above written.

                                   FOURTH FINANCIAL CORPORATION


                                   By______________________
                                   Darrell G. Knudson
                                   Chairman of the Board
ATTEST:

By ____________________________
   William J. Rainey, Secretary



                                   STANDARD BANCORPORATION, INC.



                                   By______________________
                                     Chris J. Murphy
                                     President
ATTEST:

By_____________________________
  E. Dean Gall, Secretary


                     [ACKNOWLEDGEMENTS, CERTIFICATES,
                           AND CONSENT OMITTED]

                               EXHIBIT "D"


                         AFFILIATE'S AGREEMENT





             THIS AGREEMENT, made and entered into as of the __day of____________1994, by and between
____________________________, (hereinafter referred to as
"Affiliate") and FOURTH FINANCIAL CORPORATION, a Kansas corporation (hereinafter referred to as "Fourth").


             W I T N E S S E T H:  That;


             WHEREAS, Fourth, Affiliate and Standard
Bancorporation, Inc. ("SBI") are parties to an Agreement and Plan of Reorganization, dated as of September 2, 1994
(the "Agreement"), which provides for, subject to various terms and conditions, the merger of SBI into Fourth (the
"Merger"); and


             WHEREAS, Section 5.1.i of the Agreement
provides that a condition to Fourth's obligation to effect the Merger is the execution and delivery by each "affiliate" of SBI, as such term is defined in the Agreement (an "Affiliate"), of an agreement concerning the shares of common stock, par value $5 per share, of Fourth ("Fourth Stock") to be received by such Affiliate in the Merger; and


             WHEREAS, the parties desire to effect the Merger and it is in the best interests of the undersigned that the Merger be effected;


             NOW, THEREFORE, in consideration of the
premises and the issuance of Fourth Stock to the undersigned in the Merger, and in order to induce SBI and Fourth to effect the Merger, the undersigned hereby agree as follows:





             1.    Securities Act Restriction on Transfer and
Sale. Affiliate hereby agrees not to sell, pledge, offer to sell, transfer, assign, or otherwise dispose of any of the shares of Fourth Stock issued to Affiliate in the Merger in violation of the Securities Act of 1933, as amended.


             2.    Pooling of Interests Restriction on
Transfer and Sale. Affiliate hereby agrees not to sell, pledge, offer to sell, transfer, assign, or otherwise dispose of any shares of Fourth Stock to be received by Affiliate in the Merger or in any other way reduce
Affiliate's risk relative to such shares (within the meaning of Accounting Series Release No. 130) until financial results covering at least 30 days following the Merger have been published.


             3.    Restrictive Legend.  Affiliate hereby
acknowledges and agrees that all certificates evidencing
Fourth Stock to be issued to Affiliate pursuant to the Merger shall be subject to stop transfer orders and shall bear a restrictive legend substantially in the following form:

             THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED OR TRANSFERRED TO THE REGISTERED HOLDER AS THE RESULT OF A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), APPLIES. SUCH SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, OR ASSIGNED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, PLEDGE, TRANSFER, OR ASSIGNMENT, EXCEPT
             (i) PURSUANT TO A THEN CURRENT EFFECTIVE
             REGISTRATION UNDER THE ACT, (ii) IN A
             TRANSACTION PERMITTED BY RULE 145 AS TO WHICH THE ISSUER HAS, IN THE REASONABLE OPINION OF ITS COUNSEL, RECEIVED REASONABLY SATISFACTORY EVIDENCE OF COMPLIANCE UNDER RULE 145, OR (iii) IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OR AS DESCRIBED IN A "NO-ACTION" OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION, IS NOT REQUIRED TO BE REGISTERED UNDER THE ACT.


             TRANSFER OF THE SHARES REPRESENTED BY THIS
             CERTIFICATE IS FURTHER RESTRICTED BY AN
             AFFILIATE'S AGREEMENT DATED AS OF
             ______________, 1994, BETWEEN THE ISSUER AND
             THE REGISTERED HOLDERS TO WHICH REFERENCE IS
             HEREBY MADE.


             4. Miscellaneous. This Affiliate's Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and may not be amended or modified except by written instrument duly executed by the parties hereto. This Affiliate's
Agreement shall be governed by the laws of the State of Kansas and shall be construed in accordance therewith.
This Affiliate's Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, devisees, successors, trustees, and assigns of the parties hereto.


             IN WITNESS WHEREOF, the parties hereto have executed this Affiliate's Agreement as of the date first above written.



                          FOURTH FINANCIAL CORPORATION



                          By ______________________________
                             Darrell G. Knudson
                             Chairman of the Board

                                   "Fourth"








                                    "Affiliate"
















                       ANNEX II


Form 10-K of Fourth Financial Corporation for the year ended
December 31, 1993, which was previously filed with the Securities and Exchange Commission, is omitted.



                       ANNEX III


Form 10-Q of Fourth Financial Corporation for the quarter ended
September 30, 1994, which was previously filed with the Securities and Exchange Commission, is omitted.













TABLE OF CONTENTS

- --------------------------------------------------------------------------------------------------
                                                                                              Page
- --------------------------------------------------------------------------------------------------
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
The Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
The Agreement and Proposed Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Pro Forma Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
Information Concerning Fourth Financial. . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
Information Concerning SBI and the Bank. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
Price Range of and Dividends on Fourth Stock and SBI Stock . . . . . . . . . . . . . . . . . . .34
Equity Securities and Principal Holders Thereof. . . . . . . . . . . . . . . . . . . . . . . . .35
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
Information Incorporated by Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
Solicitation of Proxies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
Deadline for Submission of Fourth Financial Stockholders'
  Proposals for the 1995 Annual Meetings of Stockholders . . . . . . . . . . . . . . . . . . . .38
Index to Financial Statements and Related Information. . . . . . . . . . . . . . . . . . . . . F-1

Annex I    - Agreement and Plan of Reorganization, dated as of September 2, 1994, as amended as of December 7, 1994, with
             Exhibits "A" and "D" only

Annex II   - Form 10-K of Fourth Financial Corporation for the year ended December 31, 1993

Annex III  - Form 10-Q of Fourth Financial Corporation for the quarter ended September 30, 1994













                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

        Item 20.  Indemnification of Directors and Officers.
                  -----------------------------------------
        Section 8.01 of Registrant's Bylaws provides as follows:

                 The Corporation shall (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, or employee of the Corporation or of a subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, and (b) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, or employee of the Corporation or of a subsidiary of the Corporation or is or was serving at the request of the Corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust, or other enterprise, against expenses
        (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding. Indemnification shall be afforded to the fullest extent permissible under the Kansas General Corporation Code or the indemnification provisions of any successor statute, and not further, and shall be subject to any applicable procedural requirements and standards of conduct on the part of the persons to be indemnified prescribed by that statute. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of such a person. The Corporation may, but shall not be required to, purchase liability insurance indemnifying the directors, officers, and employees of the Corporation and its subsidiaries.

        Kansas Statutes Annotated Section 17-6305 provides as follows:

                 (a) A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.


                 (b) A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                 (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
        (b), or in defense of any claim, issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

                 (d) Any indemnification under subsections (a) and (b), unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                 (e) Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                 (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in a person's official capacity and as to action in another capacity while holding such office.

                 (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this section.

                 (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

                 (i) For purposes of this section, references to "other enterprises" shall include employee benefits plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                 (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Pursuant to a policy of directors' and officers' liability insurance having limits of $15,000,000, the directors and officers of the Registrant are insured, subject to the limits, retention, exceptions, and other terms and conditions of the policy, against liability for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their capacities as directors or officers of the Registrant.


         Item 21.  Exhibits and Financial Statement Schedules.
                   ------------------------------------------
         (a)  Exhibits:

                 2.1 Agreement and Plan of Reorganization, dated as of September 2, 1994, between Fourth Financial Corporation and Standard Bancorporation, Inc. (Exhibit 10.2 to Form S-4 Registration Statement, Reg. No. 33-55797).*

                 2.2 Letter agreement, dated as of December 7, 1994, amending Agreement and Plan of Reorganization.

                 4.1 Restated Articles of Incorporation of Fourth Financial Corporation, dated August 10, 1992 (Exhibit 3.01 to Form 10-Q for quarter ended June 30, 1992).*

                 4.2 Bylaws (Exhibit 3.05 to Form 10-K for the year ended December 31, 1993).*

                 5.1 Opinion of Foulston & Siefkin (to be filed by amendment to the Registration Statement).

                 8.1     Tax opinion of Knudsen, Berkheimer,
                         Richardson & Endacott.


                 10.1 Stock Purchase and Merger Agreement, dated as of June 23, 1994 among Fourth Financial Corporation and BANK IV Oklahoma, National Association as Purchasers, Security Bank and Trust Company and the Stockholders of Blackwell Security Bancshares, Inc., as Sellers (Exhibit 2.01 to Form 10-Q for the quarter ended June 30, 1994).*

                 10.2 Agreement and Plan of Reorganization, dated as of July 21, 1994, between Fourth
                         Financial Corporation and Oklahoma Savings,
                         Inc. (Exhibit 2.02 to Form 10-Q for the
                         quarter ended June 30, 1994).*

                 10.3 Letter amendment dated November 8, 1994, to Agreement and Plan of Reorganization
                         (Exhibit 2.2 to Amendment No. 1 to Form S-4
                         Registration Statement, Reg. No. 33-55797).*

                 13.1    Annual Report of Fourth Financial
                         Corporation on Form 10-K for fiscal year ended December 31, 1993.*

                 13.2    Quarterly Report of Fourth Financial
                         Corporation on Form 10-Q for the quarter ended March 31, 1994.*

                 13.3    Quarterly Report of Fourth Financial
                         Corporation on Form 10-Q for the quarter ended June 30, 1994.*

                 13.4    Quarterly Report of Fourth Financial
                         Corporation on Form 10-Q for the quarter ended September 30, 1994.*

                 23.1 See page II-9 of the Registration Statement for the consent of Ernst & Young LLP.

                 23.2 See page II-10 of the Registration Statement for the consent of Arthur Andersen LLP.

                 23.3.   See page II-11 of the Registration
                         Statement for the consent of Sartain
                         Fischbein & Co.

                 23.4 See page II-12 of the Registration Statement for the consent of GRA, Thompson, White & Co., P.A.

                 23.5 See page II-13 of the Registration Statement for the consent of Grant Thornton.

                 23.6 See page II-14 of the Registration Statement for the consent of Deloitte & Touche LLP regarding KNB Bancshares, Inc.

                 23.7 See page II-15 of the Registration Statement for the consent of Deloitte & Touche LLP regarding Standard Bancorporation, Inc. and Subsidiary.

                 23.8 The consent of Foulston & Siefkin will be included in their opinion filed as Exhibit
                         5.1 in an amendment to the Registration
                         Statement.

                 23.9    The consent of Knudsen, Berkheimer,
                         Richardson & Endacott is included in their opinion filed as Exhibit 8.1 to the Registration Statement.

                 24.1 Power of Attorney (included on signature page of the Registration Statement).

                 99.1    Form of Proxy to be used at the Special
                         Meeting.


                 99.2 Form of Affiliate's Agreement (Exhibit "D" to Agreement and Plan of Reorganization, dated as of September 2, 1994 between Fourth Financial Corporation and Standard Bancorporation, Inc. (Exhibit "D" to Exhibit
                         10.2 to Form S-4 Registration Statement,
                         Reg. No. 33-55797).*
__________________________

*        Previously filed with Securities and Exchange
         Commission and incorporated herein by reference.

         (b)  Financial Statement Schedules:
                 NONE


         Item 22.  Undertakings.
                   ------------
    1. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    6. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    7.      The registrant undertakes that every prospectus:
(i) that is filed pursuant to paragraph 6 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    8.      The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from this registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.




                                            SIGNATURES



    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on December 9, 1994.



                                               Fourth Financial Corporation



                                               By  /s/ Darrell G. Knudson
                                                   ---------------------
                                                  Darrell G. Knudson
                                                  Chairman of the Board






                                         POWER OF ATTORNEY



    Each person whose signature appears below hereby constitutes and appoints Darrell G. Knudson, William J.
Rainey, and Michael J. Shonka, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


- --------------------------------------------------------------------------------------------------------------------------
 Signature                                                  Title                                       Date
- --------------------------------------------------------------------------------------------------------------------------





/s/ Darrell G. Knudson                                      Chairman of the Board
- ----------------------------------                          (Principal Executive Officer
Darrell G. Knudson                                           of the Issuer)                              December 9, 1994




/s/ Michael J. Shonka                                       Senior Vice President
- ----------------------------------                          (Principal Financial Officer)                December 9, 1994
Michael J. Shonka



/s/ Barbara M. Noyes                                        Vice President and Controller
- ----------------------------------                          (Principal Accounting Officer)               December 9, 1994
Barbara M. Noyes



/s/ Lionel D. Alford                                        Director                                     December 9, 1994
- ----------------------------------
Lionel D. Alford



/s/ Thomas R. Clevenger                                     Director                                     December 9, 1994
- ----------------------------------
Thomas R. Clevenger



/s/ Jordan L. Haines                                        Director                                     December 9, 1994
- ----------------------------------
Jordan L. Haines



                                                            Director                                     December 9, 1994
- ----------------------------------
Lawrence M. Jones



                                                            Director                                     December 9, 1994
- ----------------------------------
Joseph M. Klein



/s/ Darrell G. Knudson                                      Director                                     December 9, 1994
- ----------------------------------
Darrell G. Knudson



                                                   Director                                     December 9, 1994
- ----------------------------------
Fred L. Merrill, Sr.



/s/ Russell W. Meyer, Jr.                          Director                                     December 9, 1994
- ----------------------------------
Russell W. Meyer, Jr.



                                                   Director                                     December 9, 1994
- ----------------------------------
Laird G. Noller



/s/ Patrick E. O'Shaughnessy                       Director                                     December 9, 1994
- ----------------------------------
Patrick E. O'Shaughnessy



/s/ Robert F. Vickers                              Director                                     December 9, 1994
- ----------------------------------
Robert F. Vickers



/s/ Ken Wagnon                                     Director                                     December 9, 1994
- ----------------------------------
Ken Wagnon








                                  CONSENT OF INDEPENDENT AUDITORS



        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Fourth Financial Corporation for the registration of 317,730 shares of its common stock and to the incorporation by reference therein of our report dated January 20, 1994, with respect to the consolidated financial statements of Fourth Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.



                                   /s/ ERNST & YOUNG LLP

                                       ERNST & YOUNG LLP



Wichita, Kansas

December 7, 1994










CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm), included in or made a part of the Registration Statement (Form S-4) and related Prospectus of Fourth Financial Corporation for the registration of 317,730 shares of its common stock.






                                    /s/ Arthur Andersen LLP

                                    ARTHUR ANDERSEN LLP







Tulsa, Oklahoma
December 7, 1994




                     CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Fourth Financial Corporation for the registration of 317,730 shares of its common stock and to the incorporation by reference therein of our report dated February 19, 1993, with respect to the consolidated financial statements of Fourth Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.






                                    /s/ Sartain Fischbein & Co.

                                    SARTAIN FISCHBEIN & CO.

Tulsa, Oklahoma
December 9, 1994



                     CONSENT OF INDEPENDENT AUDITORS




We consent to the reference of our firm under the heading "Experts" in the Registration Statement (Form S-4) and related Prospectus of Fourth Financial Corporation for the registration of up to 317,730 shares of its common stock. We also consent to the incorporation by reference of our report dated September 16, 1993, with respect to the consolidated financial statements of Ponca Bancshares, Inc. and Subsidiary included in Fourth Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1993.





/s/ GRA, Thompson, White & Co., P.A.

GRA, THOMPSON, WHITE & CO., P.A.


Merriam, Kansas
December 9, 1994




CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





We have issued our report dated January 23, 1992, with respect to the consolidated financial statements, not appearing therein, of United Bank of Kansas, Inc. and Subsidiary included in Fourth Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 which is incorporated by reference in this Registration Statement (Form S-4) and related Prospectus. We consent to the incorporation by reference in the Registration Statement and related Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts".



                                                /s/ Grant Thornton

                                                GRANT THORNTON


Wichita, Kansas
December 9, 1994




                      INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration
Statement of Fourth Financial Corporation on Form S-4 (relating to the registration of 317,730 shares of common stock) of the report of Deloitte
& Touche on the financial statements of KNB Bancshares, Inc. and Subsidiaries for the year ended December 31, 1991, dated February 7, 1992, appearing in the Annual Report on Form 10-K of Fourth Financial Corporation for the year ended December 31, 1993 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Proxy Statement-Prospectus, which is part of this Registration Statement.





/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Kansas City, Missouri
December 9, 1994




INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement
(relating to the registration of 317,730 shares of common stock of Fourth Financial Corporation) of Fourth Financial
Corporation on Form S-4 of our report dated March 16, 1994 on the consolidated financial statements of Standard
Bancorporation, Inc. and subsidiary for the years ended
December 31, 1993 and 1992 appearing in the Proxy
Statement-Prospectus which is a part of such Registration
Statement.

We also consent to the reference to us under the heading
"Experts".



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP



Lincoln, Nebraska
December 9, 1994




Exhibit                                                          Page
No.                    Description                               No.
- -------                -----------                               ----
2.1 Agreement and Plan of Reorganization, dated as of September 2, 1994, between Fourth Financial Corporation and Standard Bancorporation, Inc. (Exhibit 10.2 to Form
        S-4 Registration Statement, Reg. No. 33-55797).*

2.2 Letter agreement, dated as of December 7, 1994, amending Agreement and Plan of Reorganization.

4.1     Restated Articles of Incorporation of Fourth Financial
        Corporation, dated August 10, 1992 (Exhibit 3.01 to
        Form 10-Q for quarter ended June 30, 1992).*

4.2     Bylaws (Exhibit 3.05 to Form 10-K for the year ended
        December 31, 1993).*

5.1 Opinion of Foulston & Siefkin (to be filed by amendment to the Registration Statement) .

8.1     Tax opinion of Knudsen, Berkheimer, Richardson &
        Endacott.

10.1 Stock Purchase and Merger Agreement, dated as of June 23, 1994 among Fourth Financial Corporation and BANK IV Oklahoma, National Association as Purchasers, Security Bank and Trust Company and the Stockholders of Blackwell Security Bancshares, Inc., as Sellers (Exhibit 2.01 to Form 10-Q for the quarter ended June 30, 1994).*

10.2    Agreement and Plan of Reorganization, dated as of July
        21, 1994, between Fourth Financial Corporation and
        Oklahoma Savings, Inc. (Exhibit 2.02 to Form 10-Q for the quarter ended June 30, 1994).*

10.3 Letter amendment dated November 8, 1994, to Agreement and Plan of Reorganization (Exhibit 2.2 to Amendment
        No. 1 to Form S-4 Registration Statement, Reg. No. 33-
        55797).*

13.1    Annual Report of Fourth Financial Corporation on Form
        10-K for fiscal year ended December 31, 1993.*

13.2    Quarterly Report of Fourth Financial Corporation on
        Form 10-Q for the quarter ended March 31, 1994.*

13.3    Quarterly Report of Fourth Financial Corporation on
        Form 10-Q for the quarter ended June 30, 1994.*

13.4    Quarterly Report of Fourth Financial Corporation on
        Form 10-Q for the quarter ended September 30, 1994.*

23.1 See page II-9 of the Registration Statement for the consent of Ernst & Young LLP.

23.2 See page II-10 of the Registration Statement for the consent of Arthur Andersen LLP.

23.3 See page II-11 of the Registration Statement for the consent of Sartain Fischbein & Co.

23.4 See page II-12 of the Registration Statement for the consent of GRA, Thompson, White & Co., P.A.

23.5 See page II-13 of the Registration Statement for the consent of Grant Thornton.

23.6 See page II-14 of the Registration Statement for the consent of Deloitte & Touche LLP regarding KNB
        Bancshares, Inc.

23.7 See page II-15 of the Registration Statement for the consent of Deloitte & Touche LLP regarding Standard
        Bancorporation, Inc. and Subsidiary.

23.8 The consent of Foulston & Siefkin will be included in their opinion filed as Exhibit 5.1 in an amendment to the Registration Statement.

23.9    The consent of Knudsen, Berkheimer, Richardson &
        Endacott is included in their opinion filed as Exhibit
        8.1 to the Registration Statement.

24.1 Power of Attorney (included on signature page of the Registration Statement).

99.1    Form of Proxy to be used at the Special Meeting.

99.2 Form of Affiliate's Agreement (Exhibit "D" to Agreement and Plan of Reorganization, dated as of September 2, 1994 between Fourth Financial Corporation and Standard Bancorporation, Inc.) (Exhibit "D" to Exhibit 10.2 to Form S-4 Registration Statement, Reg. No. 33-55797).*
__________________________

*       Previously filed with Securities and Exchange
        Commission and incorporated herein by reference.